As filed with the Securities and Exchange Commission on August 26, 1997

                                            Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               ___________________

                            WPS Resources Corporation
             (Exact name of registrant as specified in its charter)

          Wisconsin                    4911                  39-1775292
       (State or other           (Primary Standard        (I.R.S. Employer
       jurisdiction of       Industrial Classification   Identification No.)
       incorporation or            Code Number)
        organization)

                           WPS Resources Corporation
                             700 North Adams Street
                           Green Bay, Wisconsin 54307
                                 (920) 433-1050
               (Name, address, including zip code, and telephone
                                    number,
                 including area code, of registrant's principal
                               executive offices)
                            _______________________

                                Larry L. Weyers
                     President and Chief Executive Officer
                           WPS Resources Corporation
                             700 North Adams Street
                           Green Bay, Wisconsin 54307
                                 (920) 433-1466
                                ________________
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                         ______________________________
                                   Copies to:

      Michael S. Nolan, Esq.                         Richard S. Green, Esq.
      Marc J. Marotta, Esq.                         Sean S. Macpherson, Esq.
         Foley & Lardner                               Reid & Priest LLP
    777 East Wisconsin Avenue                         40 West 57th Street
       Milwaukee, Wisconsin                           New York, New York
            53202-5367                                     10019-4097
                         ______________________________

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and satisfaction or waiver of all other conditions to the merger (the "Merger") of Upper Peninsula Energy Corporation ("UPEN") with and into WPS Resources Corporation ("WPS") as described in the Agreement and Plan of Merger, dated as of July 10, 1997 (the "Merger Agreement") attached as Appendix A to the Proxy Statement/Prospectus forming part of this Registration Statement.
                         ______________________________

      If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                         ______________________________

                         CALCULATION OF REGISTRATION FEE

                                       Proposed      Proposed
     Title of Each                     Maximum       Maximum
        Class of                       Offering     Aggregate     Amount of
     Securities to    Amount to be      Price        Offering   Registration
     be Registered    Registered(1)  Per Unit(2)     Price(2)      Fee(3)

    Common Stock,       2,655,001        $28       $74,340,028   $22,527.28
    $1.00 par value

    Common Stock        2,655,001        (4)           (4)           (4)
    Purchase Rights

   (1) The amount of common stock, $1.00 par value, of WPS (including the associated common stock purchase rights, the "WPS Common Stock") to be registered hereunder has been determined on the basis of the exchange ratio for such shares in the Merger (i.e., 0.9 of a share of WPS Common Stock for each outstanding share of common stock, without par value, of UPEN (the "UPEN Common Stock")).

   (2) Estimated pursuant to Rules 457(f)(1) and 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the market value of the shares of WPS Common Stock to be received by the holders of UPEN Common Stock in the Merger ($28 per share, i.e., the average of the high and low sales prices per share of the WPS Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions reporting system on August 25, 1997).

   (3) The registration fee for the WPS Common Stock registered hereby, $22,527.28, has been calculated pursuant to Section 6(b) of, and Rule 457(c) under, the Securities Act, as follows: 1/33rd of 1% of the product of: (x) $28, the average of the high and low sale prices per share of WPS Common Stock as reported in the NYSE Composite Transactions on August 25, 1997, and (y) 2,655,001, the maximum number of shares of WPS Common Stock to be received by UPEN shareholders in the Merger.

   (4) The common stock purchase rights (the "Rights") of WPS are attached to and trade with the shares of WPS Common Stock being registered hereby. The value attributable to such Rights, if any, is reflected in the market price of the WPS Common Stock.
                         ______________________________

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   [UPPER PENINSULA ENERGY CORPORATION LETTERHEAD]

                                                       ________________, 1997
   Dear Shareholder:

             On behalf of the Board of Directors, it is my pleasure to invite you to a Special Meeting of Shareholders of Upper Peninsula Energy Corporation ("UPEN"), which is being held in connection with the proposed merger (the "Merger") of UPEN with WPS Resources Corporation ("WPS").
   This meeting will provide you with the opportunity to participate in shaping the future direction of your company and the future course of your investment. The meeting will be held on [day and date of meeting] at [location of meeting], at __:__ __.m., Eastern Time.

             At this important meeting, you will be asked to approve the Agreement and Plan of Merger between WPS and UPEN (the "Merger Agreement") pursuant to which UPEN will be merged into WPS, and each issued and outstanding share of Common Stock, without par value, of UPEN ("UPEN Common Stock") will be converted into 0.9 of a share of Common Stock, par value $1.00 per share, of WPS ("WPS Common Stock"). The shares of WPS Common Stock to be issued to holders of UPEN Common Stock in the proposed merger would represent approximately 10% of the shares of WPS Common Stock anticipated to be outstanding immediately after the effective time of the Merger.

             As I have indicated to you on a number of occasions, change in the electric utility industry continues to accelerate, and will continue to become increasingly competitive. The Merger will combine UPEN's electric utility subsidiary, Upper Peninsula Power Company ("UPPCO"), with a strong, well-managed company, which we have come to know well and respect, and should enable UPPCO to serve its customers more effectively over the coming years than it could on a stand alone basis.

             Your Board of Directors has carefully considered the terms and conditions included in the Merger Agreement and the effects of the Merger on the business and prospects of UPEN and UPPCO, and is in full agreement that entering into the Merger Agreement was the right decision, and will be beneficial to UPEN and UPPCO and the value of your investment in UPEN Common Stock. In addition, the Board of Directors has received the opinion of its financial advisor, Wasserstein Perella & Co., Inc., to the effect that the ratio for conversion of UPEN Common Stock into shares of WPS Common Stock is fair, from a financial point of view to the holders of UPEN Common Stock. Accordingly, the Board of Directors has adopted the Merger Agreement and the transactions contemplated thereby.

             A copy of the Merger Agreement and more detailed information concerning the Merger and the transactions contemplated thereby, together with financial and other information concerning the businesses of WPS and UPEN, are included in the Proxy Statement/Prospectus that accompanies this letter. I urge you to review this material carefully.

             Your Board of Directors has unanimously adopted the Merger Agreement and recommends that holders of UPEN Common Stock vote FOR approval of the Merger Agreement at the Special Meeting.

             The affirmative vote of the holders of a majority of the shares of UPEN Common Stock outstanding and entitled to vote is required to approve the Merger. Failure to vote has the same effect as a vote against the Merger. I urge you to sign, date and mail the enclosed proxy card at your earliest convenience, even if you plan to attend the Special Meeting in person. Your vote is important, no matter how many shares you own.
   You retain the option to revoke your proxy at any time, or to vote your shares personally if you attend the Special Meeting in person.

             Assuming the optimal schedule to obtain regulatory approvals, we do not anticipate that the proposed Merger will be consummated until some time in 1998. Please do not send in your stock certificates at this time.

             This is a major step in the history of UPEN and UPPCO, but one that your Board of Directors believes is critical to assure the best possible future for all who share a stake in UPEN and UPPCO.

             Thank you for your continued support.

                                      Sincerely,


                                      Clarence R. Fisher
                                      Chairman of the Board,
                                      President and Chief
                                      Executive Officer

                       UPPER PENINSULA ENERGY CORPORATION
                               600 Lakeshore Drive
                            Houghton, Michigan 49931
                               __________________

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD [date of meeting], 1997


        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Upper Peninsula Energy Corporation ("UPEN") will be held at [place of meeting], Houghton, Michigan 49931, at [time of meeting], Eastern Time, on [date of meeting], 1997 for the following purposes:

             1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, by and between WPS Resources Corporation ("WPS") and UPEN, dated as of July 10, 1997 (the "Merger Agreement") and the transactions contemplated thereby, pursuant to which UPEN will be merged with and into WPS, with WPS to be the surviving corporation, and whereby each issued and outstanding share of common stock, without par value, of UPEN will be converted into the right to receive nine-tenths (0.9) of a share of duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in the Wisconsin Business Corporation Law) common stock, par value $1.00 per share, of WPS (the "WPS Common Stock"), including, if applicable, associated rights to purchase shares of WPS Common Stock pursuant to the terms of that certain Rights Agreement between WPS and Firstar Trust Company, as Rights Agent thereunder, dated as of December 12, 1996. The Merger Agreement and the transactions contemplated thereby are described in the accompanying Proxy Statement/Prospectus.

             2. To act upon any matters incidental to the conduct of the Special Meeting which may properly arise.

        The Board of Directors has fixed the close of business on [record date], 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

        All shareholders are cordially invited to attend the Special Meeting in person. Shareholders who cannot be present at the Special Meeting are urged to sign, date and mail the enclosed form of proxy to UPEN in the enclosed postage paid envelope as promptly as practicable. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

        If you have any questions related to the proposed merger, please call [information number].

                                           By Order of the Board of Directors

                                           BURTON C. AROLA, Secretary

   Houghton, Michigan
   [Proxy Statement Date]

                                 PROXY STATEMENT
                                       OF
                       UPPER PENINSULA ENERGY CORPORATION
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON ________________, 1997

                                 _______________

                                   PROSPECTUS
                                       OF
                            WPS RESOURCES CORPORATION
                                 _______________

             This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Upper Peninsula Energy Corporation, a Michigan corporation ("UPEN"), with and into WPS Resources Corporation, a Wisconsin corporation ("WPS"), and is being furnished to the shareholders of UPEN in connection with the solicitation of proxies by the UPEN Board of Directors (the "UPEN Board") for use at the special meeting of UPEN shareholders (the "Special Meeting") to be held on _____________________________ at
   ____________ _.m., Eastern Time, at the
   ________________________________________, and at any adjournment or postponement thereof. This Proxy Statement/Prospectus is first being mailed to shareholders of UPEN on or about ________________.

             This Proxy Statement/Prospectus constitutes a prospectus of WPS with respect to up to 2,655,001 shares of the Common Stock, $1.00 par value per share, of WPS ("WPS Common Stock"), including, if applicable, associated rights ("Rights") to purchase shares of WPS Common Stock pursuant to that certain Rights Agreement between WPS and Firstar Trust Company, as Rights Agent thereunder, dated as of December 12, 1996 (the "WPS Rights Agreement"), to be issued pursuant to an Agreement and Plan of Merger, dated as of July 10, 1997, by and between WPS and UPEN, including the related Plan of Merger between WPS and UPEN (together, the "Merger Agreement"). Until the Distribution Date, as defined in the Rights Agreement, any references in this Proxy Statement/Prospectus to WPS Common Stock shall be deemed to include the associated Rights. WPS has filed a Registration Statement on Form S-4 (such Registration Statement and all exhibits relating thereto and any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of WPS Common Stock to be issued in connection with the Merger.

             WPS Common Stock is traded on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange (the "CSE") under the symbol "WPS." On _______________, 1997, the closing sales price for WPS Common Stock as reported on the NYSE Composite Transactions reporting system was $______ per share.

             This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of UPEN on or about _____, 1997. A shareholder who has given a proxy may revoke it at any time prior to its exercise. See "THE UPEN SPECIAL MEETING-Record Date; Vote Required; Proxies."
                                 _______________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 _______________

             This Proxy Statement/Prospectus does not cover any resale of the securities to be received by shareholders of UPEN upon consummation of the proposed transaction, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

             The date of this Proxy Statement/Prospectus is __________, 1997.

             NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WPS, UPEN OR IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                           FORWARD LOOKING STATEMENTS

             This Proxy Statement/Prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and
   Section 21E of the Exchange Act. Although each of WPS and UPEN believes that its expectations are based on reasonable assumptions, no assurance can be given that actual results may not differ materially from those in the forward-looking statements herein for reasons that include: the speed and degree to which competition enters the electric and natural gas industries; state and federal legislative and regulatory initiatives that increase competition, affect cost and investment recovery and have an impact on rate structures; the economic climate and industrial, commercial and residential growth in the service territories of WPS and UPEN; the weather and other natural phenomena; the timing and extent of changes in commodity prices and interest rates; conditions of the capital markets and equity markets; growth in opportunities for subsidiaries of WPS and UPEN; and the ability of WPS and UPEN to achieve the goals described in "THE MERGER--Reasons for the Merger," in each case during the periods covered by the forward-looking statements.

                              AVAILABLE INFORMATION

             WPS and UPEN are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, each files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following regional offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including WPS and UPEN. The address of the Commission's web site is http://www.sec.gov. In addition, material filed by WPS can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York, 10005, and the CSE, 440 South LaSalle Street, Chicago, Illinois 60605, on which the shares of WPS Common Stock are listed. Material filed by UPEN can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

             This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, of which this Proxy Statement/Prospectus is a part, which WPS has filed with the Commission under the Securities Act. Reference is made to such Registration Statement for further information with respect to WPS and the securities of WPS offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an appendix hereto.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The following documents filed by UPEN with the Commission (File No. 0-17427) pursuant to the Exchange Act hereby are incorporated by reference into this Proxy Statement/Prospectus.

             1.   UPEN's current report on Form 8-K dated July 18, 1997.

             2. UPEN's quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 1997, respectively.

             3. UPEN's Annual Report on Form 10-K for the year ended December 31, 1996 (the "UPEN 1996 10-K").

             4. The portions of UPEN's Proxy Statement filed in connection with UPEN's Annual Meeting of Shareholders held on April 22, 1997 that have been incorporated by reference into the UPEN 1996 10-K.

             The following documents filed by WPS with the Commission (File No. 1-11337) pursuant to the Exchange Act hereby are incorporated by reference into this Proxy Statement/Prospectus.

             1. WPS' current reports on Form 8-K dated March 10, 1997 and June 7, 1997.

             2. WPS' quarterly reports on Form 10-Q for the quarter ended March 31, 1997 and June 30, 1997, respectively;

             3. WPS' Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

             4. WPS' Proxy Statement filed in connection with WPS' Annual Meeting of Shareholders held on May 1, 1997;

             5. The description of WPS Common Stock contained in WPS' Registration Statement on Form 8-B filed on June 1, 1994; and

             6. The description of WPS' Rights contained in WPS' Registration Statement on Form 8-A filed on December 13, 1996.

             All reports and other documents filed by WPS or UPEN pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the consummation of the Merger shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

             All information contained in this Proxy Statement/Prospectus with respect to WPS has been provided by WPS. All information contained in this Proxy Statement/Prospectus with respect to UPEN has been provided by UPEN.

             THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO UPEN, UPPER PENINSULA ENERGY CORPORATION, 600 LAKESHORE DRIVE, HOUGHTON, MICHIGAN 49931-0130,
   ATTENTION: BURTON C. AROLA (TELEPHONE NO. 906/487-5000), OR, IN THE CASE OF DOCUMENTS RELATING TO WPS, WPS RESOURCES CORPORATION, P. O. Box 19001, 700 NORTH ADAMS STREET, GREEN BAY, WISCONSIN 54307, ATTENTION: FRANCIS J. KICSAR (TELEPHONE NO. 920/433-1466). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ______________, 1997.

                                TABLE OF CONTENTS


   FORWARD LOOKING STATEMENTS  . . . . . . . . . . . . . . . . . . . . .    2

   AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .    2

   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . .    3

   SUMMARY OF PROXY STATEMENT/PROSPECTUS . . . . . . . . . . . . . . . .    8

        THE PARTIES TO THE MERGER  . . . . . . . . . . . . . . . . . . .    8
             WPS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
             UPEN  . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

        THE UPEN SPECIAL MEETING . . . . . . . . . . . . . . . . . . . .    8
             PLACE, TIME AND DATE  . . . . . . . . . . . . . . . . . . .    8
             RECORD DATE . . . . . . . . . . . . . . . . . . . . . . . .    9
             MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING . . . . . .    9
             VOTE REQUIRED . . . . . . . . . . . . . . . . . . . . . . .    9
             NO DISSENTER'S RIGHTS . . . . . . . . . . . . . . . . . . .    9

        THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
             GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . .    9
             EFFECTIVE TIME  . . . . . . . . . . . . . . . . . . . . . .    9
             CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF
             CERTIFICATES  . . . . . . . . . . . . . . . . . . . . . . .    9
             BACKGROUND OF THE MERGER  . . . . . . . . . . . . . . . . .   10
             RECOMMENDATION OF THE UPEN BOARD; UPEN REASONS FOR THE
             MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . .   10
             WPS REASONS FOR THE MERGER  . . . . . . . . . . . . . . . .   11
             OPINION OF UPEN'S FINANCIAL ADVISOR . . . . . . . . . . . .   11
             INTERESTS OF CERTAIN UPEN DIRECTORS . . . . . . . . . . . .   11
             CERTAIN FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . .   11
             ACCOUNTING TREATMENT  . . . . . . . . . . . . . . . . . . .   12
             REQUIRED REGULATORY APPROVALS AND OTHER REGULATORY MATTERS    12
             FEDERAL SECURITIES LAW CONSEQUENCES . . . . . . . . . . . .   13
             CERTAIN OTHER AGREEMENTS  . . . . . . . . . . . . . . . . .   13
             TERMINATION; FEES AND EXPENSES  . . . . . . . . . . . . . .   14

        COMPARISON OF SHAREHOLDER RIGHTS . . . . . . . . . . . . . . . .   14

   MARKET PRICE AND DIVIDEND INFORMATION . . . . . . . . . . . . . . . .   15

   SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED CONDENSED
        FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . .   16
        SELECTED HISTORICAL FINANCIAL DATA . . . . . . . . . . . . . . .   16
        WPS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
        UPEN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
        SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA .   19

   COMPARATIVE PER SHARE DATA  . . . . . . . . . . . . . . . . . . . . .   20

   THE UPEN SPECIAL MEETING  . . . . . . . . . . . . . . . . . . . . . .   21
        PLACE, TIME AND DATE . . . . . . . . . . . . . . . . . . . . . .   21
        RECORD DATE  . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING  . . . . . . . .   21
        VOTE REQUIRED  . . . . . . . . . . . . . . . . . . . . . . . . .   21
        NO DISSENTER'S RIGHTS  . . . . . . . . . . . . . . . . . . . . .   21
        PROXIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

   THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        EFFECTIVE TIME; CONDITIONS TO THE MERGER . . . . . . . . . . . .   22
        CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . . .   22
        BACKGROUND OF THE MERGER . . . . . . . . . . . . . . . . . . . .   22
        RECOMMENDATIONS OF THE UPEN BOARD; UPEN REASONS FOR THE MERGER .   26
        OPINION OF UPEN'S FINANCIAL ADVISOR  . . . . . . . . . . . . . .   27
        WPS REASONS FOR THE MERGER . . . . . . . . . . . . . . . . . . .   31
        INTERESTS OF CERTAIN UPEN DIRECTORS  . . . . . . . . . . . . . .   31
        OPERATIONS OF UPPCO AFTER THE MERGER . . . . . . . . . . . . . .   32
        CERTAIN FEDERAL INCOME TAX CONSEQUENCES  . . . . . . . . . . . .   32
        ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . . . . .   32
        REQUIRED REGULATORY APPROVALS AND OTHER REGULATORY MATTERS . . .   33
        FEDERAL SECURITIES LAW CONSEQUENCES  . . . . . . . . . . . . . .   36
        NO DISSENTERS' RIGHTS  . . . . . . . . . . . . . . . . . . . . .   37
        CERTAIN OTHER AGREEMENTS . . . . . . . . . . . . . . . . . . . .   37
        TRANSACTIONS BETWEEN UPPCO AND SUBSIDIARIES OF WPS . . . . . . .   37

   THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . .   38
        THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
        EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . .   38
        TERMS OF THE MERGER  . . . . . . . . . . . . . . . . . . . . . .   38
        FRACTIONAL SHARES  . . . . . . . . . . . . . . . . . . . . . . .   39
        CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES  .   39
        CONDITIONS TO CONSUMMATION OF THE MERGER . . . . . . . . . . . .   40
        REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . .   41
        CONDUCT OF BUSINESS PENDING THE MERGER . . . . . . . . . . . . .   41
        NO SOLICITATION OF TRANSACTIONS  . . . . . . . . . . . . . . . .   42
        EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . .   43
        "POOLING OF INTERESTS" ACCOUNTING TREATMENT  . . . . . . . . . .   43
        INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . .   43
        CERTAIN OTHER COVENANTS  . . . . . . . . . . . . . . . . . . . .   44
        TERMINATION; FEES AND EXPENSES . . . . . . . . . . . . . . . . .   44
        AMENDMENT; WAIVER  . . . . . . . . . . . . . . . . . . . . . . .   46
        ADVISORY BOARD . . . . . . . . . . . . . . . . . . . . . . . . .   46
        FISHER EMPLOYMENT CONTRACT . . . . . . . . . . . . . . . . . . .   46
        OPERATIONS OF UPPCO AFTER THE MERGER . . . . . . . . . . . . . .   46
        WORK FORCE MATTERS . . . . . . . . . . . . . . . . . . . . . . .   47

   PARTIES TO THE MERGER . . . . . . . . . . . . . . . . . . . . . . . .   47
        WPS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
        UPEN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF UPEN'S FINANCIAL CONDITION
        AND RESULTS OF OPERATIONS  . . . . . . . . . . . . . . . . . . .   47
        RESULTS OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . .   47
        FUTURE OUTLOOK . . . . . . . . . . . . . . . . . . . . . . . . .   49
        LIQUIDITY AND CAPITAL RESOURCES  . . . . . . . . . . . . . . . .   50

   DESCRIPTION OF WPS CAPITAL STOCK  . . . . . . . . . . . . . . . . . .   51
        AUTHORIZED CAPITAL STOCK . . . . . . . . . . . . . . . . . . . .   51
        WPS COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . .   51
        CERTAIN STATUTORY AND OTHER PROVISIONS . . . . . . . . . . . . .   52
        COMMON STOCK PURCHASE RIGHTS . . . . . . . . . . . . . . . . . .   53
        RESTRICTION ON DIVIDENDS PAYABLE BY WPSC TO WPS;
        LIMITATIONS ON CAPITAL STRUCTURE . . . . . . . . . . . . . . . .   53

   COMPARISON OF RIGHTS OF SHAREHOLDERS OF WPS AND UPEN  . . . . . . . .   53
        GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
        AUTHORIZED CAPITAL STOCK . . . . . . . . . . . . . . . . . . . .   54
        VOTING RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . .   54
        SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION
        BY WRITTEN CONSENT . . . . . . . . . . . . . . . . . . . . . . .   54
        BOARD OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . .   55
        REMOVAL OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . .   55
        VACANCIES ON THE BOARD OF DIRECTORS  . . . . . . . . . . . . . .   55
        LIMITATION OF LIABILITY; INDEMNIFICATION . . . . . . . . . . . .   56
        AMENDMENTS TO ARTICLES OF INCORPORATION  . . . . . . . . . . . .   57
        AMENDMENTS TO BYLAWS . . . . . . . . . . . . . . . . . . . . . .   57
        TAKEOVER STATUTES AND RELATED PROVISIONS . . . . . . . . . . . .   58
        CERTAIN OTHER SUPERMAJORITY VOTING PROVISIONS  . . . . . . . . .   60
        RIGHTS PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . .   60
        INSPECTION OF BOOKS, RECORDS AND STOCKHOLDERS LIST . . . . . . .   63
        LIABILITY OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . .   63

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  . . .   63
        CERTAIN SHAREHOLDERS OF UPEN . . . . . . . . . . . . . . . . . .   63
        CERTAIN SHAREHOLDERS OF WPS  . . . . . . . . . . . . . . . . . .   64

   MANAGEMENT OF THE SURVIVING CORPORATION AND EXECUTIVE COMPENSATION  .   64

   LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64

   ACCOUNTANTS REPRESENTATIVES . . . . . . . . . . . . . . . . . . . . .   65

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65

   OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65

   INDEX TO UPEN FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . .  F-1

   UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION  . . . . . . . . . F-21

   APPENDIX A - AGREEMENT AND PLAN OF MERGER . . . . . . . . . . . . . .  A-1

   APPENDIX B - WASSERSTEIN PERELLA & CO., INC. OPINION  . . . . . . . .  B-1

   PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS  . . . . . . . . . . II-1

   SIGNATURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-5

   EXHIBIT INDEX . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-6

                      SUMMARY OF PROXY STATEMENT/PROSPECTUS

             The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary does not contain a complete statement of all material information relating to the Merger Agreement and the Merger and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Proxy Statement/Prospectus. UPEN shareholders should read carefully this Proxy Statement/Prospectus in its entirety. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus.

                            THE PARTIES TO THE MERGER

             WPS

             WPS is a holding company whose principal subsidiary is Wisconsin Public Service Corporation ("WPSC"), a regulated electric and gas utility. At June 30, 1997, WPSC served 370,000 electric retail customers and 214,000 gas retail customers in an 11,000 square mile service territory in Northeastern Wisconsin and Upper Michigan. Additionally, WPSC provides wholesale (full or partial requirements) electric service, either directly or indirectly, to 12 municipal utilities, three Rural Electrification Administration financed electric cooperatives, and a privately-held utility. WPS also owns two non-utility subsidiaries, WPS Energy Services, Inc. ("ESI") and WPS Power Development, Inc. ("PDI"). For fiscal year 1996, WPSC, ESI and PDI represented approximately 82%, 18% and 0.2%, respectively, of WPS' consolidated revenues and 95%, 4% and 1%, respectively, of WPS' consolidated assets. The mailing address and telephone number of the principal executive offices of WPS are 700 North Adams Street, Green Bay, Wisconsin 54307, (920) 433-1466. See "PARTIES TO THE MERGER-WPS."

             UPEN

             UPEN is a holding company incorporated under the laws of the State of Michigan. UPEN's principal subsidiary, Upper Peninsula Power Company ("UPPCO"), is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in the Upper Peninsula of Michigan. UPPCO serves approximately 48,000 customers in two-thirds of Michigan's Upper Peninsula. UPPCO's service area covers approximately 4,460 square miles of primarily rural countryside. UPPCO furnishes energy to 99 communities and adjacent areas and provides energy for resale to two other investor-owned electric utilities, two cooperatives and four municipalities. The main industries in UPPCO's service area are forest products, iron mining and processing, tourism and small manufacturing.

             UPEN has two other subsidiaries, Upper Peninsula Building Development Company, which owns the corporate headquarters building and leases it to UPPCO, and PENVEST, Incorporated, which explores investment opportunities in telecommunications, engineering services, and other non-regulated businesses. The mailing addresses and telephone number of the principal executive offices of UPEN are 600 Lakeshore Drive, Houghton, Michigan 49931-0130, (906) 487-5000. See "PARTIES TO THE MERGER-UPEN."

                            THE UPEN SPECIAL MEETING

             PLACE, TIME AND DATE

             The UPEN Special Meeting will be held on [meeting date], 1997 at [meeting location], Houghton, Michigan commencing at [meeting time], Eastern Time, and at any such time as may be specified upon any adjournments or postponements thereof. See "THE UPEN SPECIAL MEETING."

             RECORD DATE

             The holders of record of shares of UPEN Common Stock at the close of business on [record date], 1997 (the "Record Date") are entitled to notice of, and to vote at, the UPEN Special Meeting. See "THE UPEN SPECIAL MEETING."

             MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

             At the UPEN Special Meeting, holders of shares of UPEN Common Stock will vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby. Holders of shares of UPEN Common Stock will also consider and vote upon any matters incidental to the conduct of the UPEN Special Meeting which may properly arise. See "THE UPEN SPECIAL MEETING."

             VOTE REQUIRED

             The affirmative vote of the holders of at least a majority of the outstanding shares of UPEN Common Stock is required to approve the Merger. Approval of the Merger by the holders of shares of UPEN Common Stock is a condition to, and required for, the consummation of the Merger. The directors, executive officers and affiliates of UPEN hold in the aggregate less than 1% of the issued and outstanding shares of UPEN Common Stock entitled to vote at the Special Meeting. See "THE UPEN SPECIAL MEETING."

             NO DISSENTER'S RIGHTS

             Under Michigan law, holders of UPEN Common Stock will not be entitled to dissenter's rights in connection with the Merger.

                                   THE MERGER

             GENERAL

             The Merger Agreement contemplates that at the Effective Time (as hereinafter defined), UPEN will be merged with and into WPS, the separate corporate existence of UPEN will cease and WPS will be the surviving corporation. See "THE MERGER AGREEMENT-Terms of the Merger."

             EFFECTIVE TIME

             The Merger will become effective upon the filing of Articles of Merger ("Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin and a Certificate of Merger ("Merger Certificate") with the Department of Consumer and Industry Services of the State of Michigan or such later time as WPS and UPEN may agree upon and set forth in the Articles of Merger and Merger Certificate (the "Effective Time"). The Effective Time is currently expected to occur on or shortly after the satisfaction or waiver of the conditions precedent to the Merger set forth in the Merger Agreement. See "THE MERGER-Effective Time."

             CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

             At the Effective Time, each share of UPEN Common Stock outstanding immediately prior to the Effective Time (other than UPEN Common Stock owned by UPEN or WPS or any of their respective subsidiaries, all of which will be cancelled and cease to exist) will, upon consummation of the Merger, be converted into the right to receive 0.9 of a share of WPS Common Stock (the "Merger Consideration"). The ratio for converting UPEN Common Stock into WPS Common Stock is referred to herein as the "Exchange Ratio." Based on 2,950,001 shares of UPEN Common Stock outstanding on July 10, 1997, WPS would issue up to 2,655,001 shares of WPS Common Stock in the Merger. See "THE MERGER AGREEMENT-Conversion of Shares; Procedures for Exchange of Certificates."

             No fractional shares of WPS Common Stock will be issued upon the surrender of certificates representing UPEN Common Stock pursuant to the Merger. Instead, the Merger Agreement provides that holders of certificates representing shares of UPEN Common Stock who otherwise would be entitled to fractional shares of WPS Common Stock will receive cash as set forth in the Merger Agreement. See "THE MERGER AGREEMENT-Fractional Shares."

             As soon as practicable after the Effective Time, the Firstar Trust Company, a third-party exchange agent selected by WPS (the "Exchange Agent"), will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of UPEN Common Stock that were converted into the right to receive shares of WPS Common Stock (a) a letter of transmittal (which letter will specify that delivery shall be effected, and risk of loss and title to such certificates will pass, only upon actual delivery of the certificates to the Exchange Agent) and (b) instructions for use in effecting the surrender of the certificates in exchange for certificates representing WPS Common Stock.

             Until surrendered, each certificate of UPEN Common Stock eligible for conversion shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing WPS Common Stock and cash in lieu of any fractional shares of WPS Common Stock.

             No dividends or other distributions that are declared or made on WPS Common Stock will be paid to any person entitled to receive certificates representing WPS Common Stock until such person surrenders his or her certificates representing UPEN Common Stock. See "THE MERGER AGREEMENT-Surrender and Payment."

             BACKGROUND OF THE MERGER

             For a description of the background of the Merger, see "THE MERGER--Background of the Merger."

             RECOMMENDATION OF THE UPEN BOARD; UPEN REASONS FOR THE MERGER

             The Board of Directors of UPEN (the "UPEN Board") believes that the Merger is in the best interests of UPEN, and that the terms of the Merger are fair to, and in the best interests of, the holders of UPEN Common Stock and offer the holders of UPEN Common Stock better financial prospects for the future than would be available to UPEN on a stand-alone basis.

             The UPEN Board has unanimously adopted the Merger Agreement and the transactions contemplated thereby, and recommends that holders of UPEN Common Stock vote to approve the Merger Agreement and the transactions contemplated thereby. The UPEN Board adopted the Merger Agreement based upon a number of factors, which are described under "THE MERGER-Recommendation of the UPEN Board; UPEN Reasons for the Merger." In considering the recommendation of the UPEN Board, holders of UPEN Common Stock should be aware that certain members of the UPEN Board (including, without limitation, Clarence R. Fisher, the Chairman of the Board, President and Chief Executive Officer of UPEN) have certain interests in the Merger that are in addition to the interests of holders of UPEN Common Stock generally. The UPEN Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger. See "THE MERGER-Interest of Certain UPEN Directors" and THE MERGER-Certain Other Agreements."

             WPS REASONS FOR THE MERGER

             For the reasons WPS has determined to engaged in the Merger, see "THE MERGER-WPS Reasons for the Merger."

             OPINION OF UPEN'S FINANCIAL ADVISOR

             On July 10, 1997, Wasserstein Perella & Co., Inc. ("Wasserstein Perella") delivered to the UPEN Board its written opinion to the effect that, as of the date of such opinion and based upon the procedure and subject to the assumptions made, matters considered and the limitations discussed therein, the Exchange Ratio is fair, from a financial point of view, to the holders of UPEN Common Stock. A copy of the opinion of Wasserstein Perella is attached to this Proxy Statement/Prospectus as Appendix B and should be read in its entirety. See "THE MERGER-Opinion of UPEN's Financial Advisor."

             INTERESTS OF CERTAIN UPEN DIRECTORS

             Clarence R. Fisher, Chairman of the Board of Directors, President and Chief Executive Officer of UPEN and UPPCO, has entered into an employment contract with UPPCO which will become effective at the Effective Time. This employment contract was negotiated between Mr. Fisher and WPS concurrently with the discussions regarding the Merger. This contract is designed to provide for an orderly integration of management of UPPCO following the Effective Time. See "THE MERGER AGREEMENT-Operation of UPPCO After the Merger" and "THE MERGER AGREEMENT-Fisher Employment Contract." Mr. Fisher also entered into an agreement with UPPCO pursuant to which he received additional cash compensation in an amount equal to 63.4% of his base salary in consideration for his employment and cooperation with respect to facilitation of the Merger.
   See "THE MERGER AGREEMENT-Certain Other Agreements." Rodger T. Ederer, a director of UPEN, provides legal services to UPEN and its subsidiaries, and will be delivering an opinion concerning certain Michigan state regulatory matters in connection with the Merger. During 1996, Mr. Ederer received a total of $99,181 in fees from UPEN for legal services provided.

   All six directors of UPEN were advised of the interests of Messrs. Fisher and Ederer in the transaction at the time the Board considered the Merger Agreement and the UPEN Board voted unanimously for the adoption of the Merger Agreement and the Merger. The Merger Agreement provides for the creation of an advisory board (the "Advisory Board") to assist the Board of Directors of UPPCO in connection with the transition in the management of UPPCO's operations. Five persons serving as outside directors of UPEN prior to the Effective Time will be offered the opportunity to serve on the Advisory Board for two-year terms at a fee of $10,000 per year. See "THE MERGER AGREEMENT-Advisory Board."

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES

             The Merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), so that no gain or loss would be recognized by WPS, UPEN or the shareholders of UPEN or WPS, except for gain or loss attributable to cash received in lieu of fractional shares of WPS Common Stock. At the closing of the Merger pursuant to the Merger Agreement (the "Closing"), Reid & Priest LLP, counsel to UPEN, will have delivered to UPEN its opinion and Foley & Lardner, counsel to WPS, will have delivered to WPS its opinion, both opinions dated as of the Effective Time, that, among other things, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. See "THE MERGER-Certain Federal Income Tax Consequences."

             ACCOUNTING TREATMENT

             The Merger will be treated by WPS as a "pooling of interests" for accounting and financial reporting purposes. The receipt of an opinion from Arthur Andersen LLP, the independent public accountants of WPS, confirming that the Merger will be accounted for as a "pooling of interests" transaction pursuant to generally accepted accounting principles ("GAAP") and applicable Commission regulations is a condition to the consummation of the Merger. See "THE MERGER-Accounting Treatment" and "THE MERGER AGREEMENT-Conditions to Consummation of the Merger."

             REQUIRED REGULATORY APPROVALS AND OTHER REGULATORY MATTERS

             The approval of the Federal Energy Regulatory Commission ("FERC") under the Federal Power Act and the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 ("PUHCA"), as well as the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") are required in order to consummate the Merger.

             Although the parties believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance as to the timing of such approvals or the ability of the parties to obtain such approvals on satisfactory terms or otherwise. Assuming each such regulatory approval is obtained in the optimal time for such action, the Merger is not expected to be consummated until at least the second or third quarter of 1998.

             It is a condition to the consummation of the Merger that such approvals be obtained pursuant to final orders and on terms and conditions which do not have, in the aggregate, or insofar as reasonably can be foreseen, would not have, a material adverse effect on the business, assets, financial condition or results of operations of WPS or UPEN.
   There can be no assurance that any such approvals will not contain terms or conditions which cause such approvals to fail to satisfy such condition to the consummation of the Merger. See "THE MERGER AGREEMENT-Required Regulatory Approvals and Other Regulatory Matters" and "THE MERGER AGREEMENT-Conditions to Consummation of the Merger" with respect to the approvals noted above and other filings and actions which also constitute conditions to the consummation of the Merger.

             Because the Merger as structured does not involve the merger of either UPPCO, a Michigan utility corporation, or WPSC, a Wisconsin utility corporation, and because no new Wisconsin utility holding company will be created, WPS and UPEN do not believe that any Public Service Commission of Wisconsin (the "Wisconsin Commission") or Michigan Public Service Commission (the "Michigan Commission") approvals are required with respect to the Merger in its proposed format. However, in light of developments in pending proceedings before the Wisconsin Commission relating to other Wisconsin utility business combination transactions, WPS and UPEN may seek confirmation of that conclusion from the Wisconsin Commission and the Michigan Commission. If such confirmation is not received, the Merger Agreement provides that WPS and UPEN will use their respective best efforts to adopt an alternative transaction structure that preserves the material benefits of the Merger but enables WPS and UPEN to obtain all necessary approvals, including state regulatory approvals.

             The State of Wisconsin will continue to have jurisdiction to review and regulate all costs projected to be incurred by WPSC for potential recovery in rates in Wisconsin, and will regulate all affiliate dealings between WPSC and all of its affiliates, including UPPCO. The Michigan Commission will continue to have jurisdiction to consider and regulate the reasonableness of all costs allowed to be reflected in UPPCO's retail rates in Michigan.

             WPS is currently exempt from the registration and other requirements of PUHCA, other than from Section 9(a)(2) thereof. WPS will request the Commission to reaffirm, taking into account the Merger, WPS' status as an exempt holding company pursuant to Section 3(a)(1) of PUHCA. See "THE MERGER-Required Regulatory Approvals and Other Regulatory Matters - Public Utility Holding Company Act of 1935." WPS is and will remain a public utility holding company under the Wisconsin Holding Company Act and as such will remain subject for certain purposes to the jurisdiction of the Wisconsin Commission. See "THE MERGER-Required Regulatory Approvals and Other Regulatory Matters - State Regulatory Matters."

             FEDERAL SECURITIES LAW CONSEQUENCES

             All WPS Common Stock issued in connection with the Merger will be freely transferable, except that any WPS Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of WPS or UPEN will be subject to certain limitations on transfer. See "THE MERGER-Federal Securities Law Consequences."

             CERTAIN OTHER AGREEMENTS

             The Merger Agreement requires UPEN to identify in writing to WPS prior to the date of closing of the Merger (the "Closing Date") any persons who are, or are deemed to be, affiliates of UPEN, and to use reasonable efforts to have such persons execute and deliver, prior to the Closing Date, affiliates' letters in which they will make certain representations about their intentions to hold the shares of UPEN Common Stock for a period beginning on the date 30 days prior to consummation of the Merger as well as shares of WPS Common Stock to be received in the Merger until such time as WPS shall have published an earnings report covering at least 30 days of post-Merger combined operations and agreed to certain other restrictions on resale of such shares of WPS Common Stock. The representations and restrictions on resale are intended to preserve the characterization of the Merger for federal income tax purposes as a reorganization, to comply with the requirements for "pooling of interests" accounting treatment and to comply with restrictions on resale of securities imposed by federal securities laws.

             Immediately prior to the execution and delivery of the Merger Agreement, each of UPEN's five outside directors surrendered the 100 shares of UPEN Common Stock issued to each of them as compensation for services as directors of UPEN, and the ten officers and employees of UPPCO (the "Incentive Plan Participants") who received an aggregate of 18,714 shares of restricted stock and options to acquire an aggregate of 9,311 shares of UPEN Common Stock under UPEN's 1995 Long Term Stock Incentive Plan surrendered such restricted stock and options.

             Immediately prior to the execution and delivery of the Merger Agreement, UPPCO also entered into agreements with each of the Incentive Plan Participants pursuant to which UPPCO agreed to make a one-time payment to the Incentive Plan Participants (including Mr. Fisher) in amounts ranging from 46.5% to 63.4% of their respective base salaries (an aggregate of $533,208) on or before August 10, 1997, in consideration for the continued employment and cooperation of such Incentive Plan Participants with respect to facilitation of the Merger and the smooth transition of operations after the Effective Time. Such agreements provide that if the employment of an Incentive Plan Participant is terminated under other than specified conditions, such Incentive Plan Participant will be required to repay to UPPCO a pro rata portion of such additional cash compensation based upon the percentage of the period between July 10, 1997 and July 31, 1998 during which such Incentive Plan Participant no longer continued to be employed by UPPCO. See "THE MERGER-Certain Other Agreements."

             See "THE MERGER-Transactions between UPPCO and Subsidiaries of WPS" for a discussion of certain agreements entered into in the ordinary course of business by UPPCO with WPSC and with ESI.

             TERMINATION; FEES AND EXPENSES

             The Merger Agreement may be terminated in certain circumstances, whether before or after approval and adoption of the Merger Agreement by the shareholders of UPEN, including: by mutual written consent of WPS and UPEN; by either party, in certain circumstances, if the Merger is not consummated by December 31, 1998 (which date may under certain circumstances be extended to June 30, 1999); by either party if the requisite UPEN shareholder approval is not obtained; by either party if any law or regulation is adopted which prohibits the Merger or if any court of competent jurisdiction in the United States issues a final order prohibiting the Merger; by a non-breaching party if there occurs a material breach of the Merger Agreement which is not cured within 20 days; by UPEN, upon two days written notice, under certain circumstances, as a result of the acceptance of a third party tender offer or business combination proposal. The Merger Agreement requires that termination fees be paid in certain circumstances, including if, in certain circumstances, a business combination proposal with a third party is not rejected or withdrawn. See "THE MERGER AGREEMENT-Termination; Fees and Expenses."

             The Merger Agreement provides that except under the circumstances in which a termination fee is payable by one of the parties, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

                        COMPARISON OF SHAREHOLDER RIGHTS

             The rights of the shareholders of UPEN currently are governed by the Michigan Business Corporation Act (the "MBCA"), the Articles of Incorporation of UPEN, as amended (the "UPEN Articles") and the Bylaws of UPEN, as amended ("the UPEN Bylaws"). Upon consummation of the Merger, the shareholders of UPEN will become shareholders of WPS, and their rights as shareholders of WPS will be governed by the Wisconsin Business Corporation Law (the "WBCL"), the Restated Articles of Incorporation of WPS, as amended (the "WPS Articles"), the Bylaws of WPS, as amended (the "WPS Bylaws") and the WPS Rights Agreement. For a discussion of the various differences between the rights of shareholders of UPEN and the rights of shareholders of WPS, see "COMPARISON OF SHAREHOLDER RIGHTS."

                      MARKET PRICE AND DIVIDEND INFORMATION

             The WPS Common Stock is listed on NYSE and the CSE. The UPEN Common Stock is listed on the Nasdaq National Market System ("NASDAQ"). The following table sets forth, for the periods indicated, the high and low sales prices of WPS Common Stock and UPEN Common Stock as reported by the exchanges on which they are respectively listed and dividends declared on each.


                                                                                                WPS Price Per Equivalent
                                                 WPS                            UPEN                   Share of UPEN*

                                   High         Low     Dividends     High      Low   Dividends        High       Low
   1994
      First Quarter  . . .        33-5/8          28       $.445    20-1/4   16-3/4     $.2925       30.26      25.20
      Second Quarter . . .        30-3/4      27-3/8        .445    18-1/2   16-1/4      .2925       27.68      24.64
      Third Quarter  . . .        30-3/8          27        .455    19-1/8   16-1/2      .3000       27.34      24.30
      Fourth Quarter . . .        28-3/8      26-1/4        .455        17       15      .3000       25.54      23.63
   1995
      First Quarter  . . .        29-3/4      26-3/4        .455        17       16      .3000       26.78      24.08
      Second Quarter . . .        29-7/8      27-7/8        .455    17-3/4       16      .3000       26.89      25.09
      Third Quarter  . . .        30-3/4      28-1/8        .465    18-1/4   17-1/4      .3125       27.68      25.31
      Fourth Quarter . . .        34-1/4      30-1/4        .465    19-1/2       18      .3125       30.83      27.23
   1996
      First Quarter  . . .        34-3/8      31-7/8        .465    20-3/4   17-1/2      .3125       30.94      28.69
      Second Quarter . . .        33-1/2      30-1/8        .465    19-3/4       17      .3125       30.15      27.11
      Third Quarter  . . .        32-1/8      30-3/8        .475        20   17-1/2      .3125       28.91      27.34
      Fourth Quarter . . .        30-5/8      28-1/4        .475    19-1/4       16      .3200       27.56      25.43

   1997
      First Quarter  . . .        28-3/4          26        .475        20   16-1/2      .3200       25.88      23.40
      Second Quarter . . .        27-7/8      23-3/8        .475    20-1/2       17      .3200       25.09      21.04
      Third Quarter                                                                      .3200
   (through  __ 1997)  . .
   ______________________________

   * Calculated by multiplying the WPS Common Stock price per share by the Exchange Ratio of 0.9 shares of WPS Common Stock for each share of UPEN Common Stock.


             On July 10, 1997, the last full trading day before the public announcement of the execution and delivery of the Merger Agreement, the high, low and closing sales prices per share of (i) WPS Common Stock on the NYSE Composite Tape were 27-7/16, 27-1/4 and 27-3/8, respectively, and
   (ii) UPEN Common Stock on NASDAQ were 18-1/4, 18-1/4, and 18-1/4, respectively.

             On _________________, 1997, the most recent date for which it was practicable to obtain market price data prior to printing this Proxy Statement/Prospectus, the high, low and closing sales prices per share of WPS Common Stock on the NYSE Composite Tape were _____, _____, and _____, respectively, and the high, low and closing sales prices per share of UPEN Common Stock on NASDAQ were _____, _____, and _____, respectively. If the Merger had been consummated on that date, the market value of the number of shares of WPS Common Stock into which each share of UPEN Common Stock would have been converted, based on the Exchange Ratio of 0.9, would have been _____.

             The market prices of WPS Common Stock and UPEN Common Stock are subject to fluctuation. WPS shareholders and UPEN shareholders are urged to obtain current market quotations for WPS Common Stock and UPEN Common Stock.

                   SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                        COMBINED CONDENSED FINANCIAL DATA

        SELECTED HISTORICAL FINANCIAL DATA

             The summary below sets forth selected historical financial data for WPS and UPEN. The WPS financial data should be read in conjunction with the consolidated financial statements and notes thereto contained in the WPS documents incorporated by reference herein. The UPEN financial data should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Proxy Statement/Prospectus and in the UPEN documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO UPEN FINANCIAL STATEMENTS."

             WPS

             The selected historical consolidated year-end financial data of WPS set forth below have been derived from the consolidated financial statements of WPS for each of the five fiscal years in the period ended December 31, 1996. The selected historical consolidated six-month-end financial data of WPS set forth below have been derived from the consolidated financial statements of WPS for the six-month period ended June 30, 1997. The consolidated financial statements for each of the five years in the period ended December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants. The consolidated financial statements for the six-month period ended June 30, 1997 are unaudited. In the opinion of WPS management, such unaudited data include all adjustments, consisting only of normal recurring accruals, necessary for fair presentation.


                           WPS Summary Financial Data
                (Dollars in thousands, except per share amounts)


                                              6 Months Ended                     Years Ended December 31,
                                                June 30,
                                                  1997         1996         1995        1994          1993        1992
                                               (unaudited)
   Income Statement Data:
   Operating revenues                            $454,373    $858,254     $719,848     $673,795      $680,632     $634,802

   Preferred stock dividend of
    subsidiary                                      1,556       3,111        3,111        3,111         3,311        3,237

   Net income                                      27,806      47,755       55,343       52,691        58,889       54,765

   Earnings per average share of
    common stock outstanding                        $1.16       $2.00        $2.32        $2.21         $2.47        $2.35

   Cash dividends                                   $0.95       $1.88        $1.84        $1.80         $1.76        $1.72

   Balance Sheet Data:

   Total assets                                $1,277,575  $1,330,664   $1,266,743   $1,217,275    $1,198,841   $1,145,550

   Short-term borrowings                           20,500      57,950       26,500       22,500        21,000       20,000

   Long-term debt of subsidiary                   304,955     305,788      306,590      309,945       314,225      321,498

   Preferred stock of subsidiary
    with no mandatory redemption                   51,200      51,200       51,200       51,200        51,200       51,200

   Common stock equity                            474,047     467,524      463,441      446,540       433,724      413,226

   Book value per share                            $19.86      $19.56       $19.39       $18.69        $18.18       $17.33

   Market Data - Common Stock:

   Closing market price
   per share                                      $26-3/4     $28-1/2          $34      $26-3/4       $33-5/8      $31-3/4


             UPEN

             The selected historical year-end financial data of UPEN set forth below have been derived from the financial statements of UPEN for each of the five fiscal years in the period ended December 31, 1996. The selected historical six month financial data of UPEN set forth below have been derived from the financial statements of UPEN for the six-month period ended June 30, 1997. The financial statements for each of the five years in the period ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors. The financial statements for the six-month period ended June 30, 1997 are unaudited. In the opinion of UPEN management, such unaudited data include all adjustments, consisting of only normal recurring accruals, necessary for fair presentation.


                           UPEN Summary Financial Data
                (Dollars in thousands, except per share amounts)

                                       6 Months Ended                      Years Ended December 31,
                                           June 30,
                                            1997         1996           1995         1994         1993         1992
                                        (unaudited)
   Income Statement Data:

   Operating revenues                     $30,099     $58,302         $61,105      $62,530      $61,471      $61,452

   Preferred stock
    dividend of subsidiary                     11          23              25           29           33           36

   Net income                               2,590       5,130           5,291        5,431        6,811        3,668

   Earnings per average
    share of common stock                   $0.87       $1.73           $1.78        $1.82        $2.24        $1.21

   Cash dividends                           $0.64       $1.26           $1.23        $1.19        $1.17        $1.16

   Balance Sheet Data:

   Total Assets                          $136,087    $133,678        $128,384     $123,181     $124,440     $118,956

   Short-term borrowings                    7,853       5,242             925          208          214        4,715

   Long-term debt of subsidiaries          43,083      43,266          43,508       43,734       43,942       39,057

   Preferred stock of subsidiary with no
    mandatory redemption                      451         456             503          576          649          726

   Common stock equity                     43,778      43,118          41,737       40,142       38,697       36,473

   Book value per share                    $14.75      $14.52          $14.06       $13.52       $12.92       $11.97

   Market Data - Common Stock:

   Closing market                         $19-3/4     $17-1/4         $18-1/2      $15-1/2      $19-1/4          $18
   price per share



             SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

             The following selected unaudited pro forma combined condensed financial data combines the historical consolidated balance sheets and statements of income of WPS and UPEN, including their respective subsidiaries, after giving effect to the Merger, assuming the Merger had been effective for all periods presented. These statements are prepared on the basis of accounting for the Merger as a "pooling of interests" and are based on the assumptions set forth in the notes thereto. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the dates as of which, or at the beginning of the periods for which, the Merger is being given effect, nor is it necessarily indicative of future operating results or financial position. See "UNAUDITED PRO FORMA COMBINED FINANCIAL DATA."

                            Pro Forma Financial Data
                (Dollars in thousands, except per share amounts)
                                                          6 Months Ended               Years Ended December 31,
                                                               June 30,
                                                                  1997             1996              1995              1994
    Income Statement Data:
      Operating revenues                                      $484,472           $916,556         $780,953         $736,325
      Preferred dividend requirements of                         1,567              3,134            3,136            3,140
        subsidiaries
      Net income                                                30,396             52,885           60,634           58,122
      Earnings per common share(a)(c)                             1.14               1.99             2.28             2.19
      Cash dividends declared per common                         0.927               1.83             1.79             1.75
        share(c)

    Equivalent UPEN Pro Forma per Share Data:(d)
      Earnings per common share(a)                               $1.03              $1.79            $2.05            $1.97
      Cash dividends declared per common                         0.834               1.65             1.61             1.58
    share(e)

    Balance Sheet Data:
      Total assets                                          $1,412,699         $1,463,115       $1,393,908       $1,338,971
      Long-term debt                                           348,038            349,054          350,098          353,679
      Short-term debt(b)                                        28,353             63,192           27,425           22,708
      Preferred stock - Not subject to mandatory
      redemption                                                51,651             51,656           51,703           51,776
      Common stock equity                                      515,925            508,242          502,778          484,282
      Book value per common share(f)                             19.44              19.14            18.92            18.23

    Equivalent UPEN Pro Forma per Share Data:(d)
      Book value per common share(f)                             17.50              17.23            17.03            16.41

   Notes to Pro Forma Financial Data

   (a) Per share amounts for net income were computed based on the weighted average shares outstanding during the period.
   (b) Includes bank and other notes payable, commercial paper borrowings and current portion of long-term debt.
   (c) Pro forma per common share amounts give effect to the conversion of each share of UPEN Common Stock outstanding into 0.9 shares of WPS
        Common Stock. See "THE MERGER." Pro forma earnings per common share amounts do not, however, give effect to the potential cost savings of the transaction or the costs to achieve such savings. Pro forma book value per share data has been reduced for the estimated transaction costs. For a description of the potential cost savings, see "THE
        MERGER-Recommendations of the UPEN Board; UPEN Reasons for the
        Merger."
   (d) Represents the pro forma equivalent of one share of UPEN Common Stock calculated by multiplying the pro forma information by the conversion ratio of 0.9 shares of WPS Common Stock for each share of UPEN Common
        Stock.
   (e) Pursuant to Commission requirements, calculated based on historical dividends paid by WPS and UPEN combined. Assumes that WPS will retain its common share dividend payment level currently in effect.
   (f) Per share amounts for book value were computed based on the number of shares outstanding as of the end of the period presented.


                           COMPARATIVE PER SHARE DATA

             Set forth below are certain data per common share of WPS and UPEN on an historical basis, an unaudited pro forma combined basis for WPS, and an equivalent unaudited pro forma basis for UPEN. The unaudited WPS pro forma combined basis was derived by giving effect to the Merger under the "pooling of interests" method of accounting for business combinations. The equivalent unaudited pro forma data for UPEN was calculated by multiplying the unaudited WPS pro forma combined per common share data by the Exchange Ratio of 0.9 share of WPS Common Stock for each share of UPEN Common Stock.

             This information should be read in conjunction with the historical financial statements of WPS incorporated by reference in this Proxy Statement/Prospectus and the historical financial statements of UPEN included and incorporated by reference in this Proxy Statement/Prospectus.



                                 Six Months                                     Year Ended
                                Ended June 30,                                  December 31,

                                    1997                     1996                  1995                   1994
                                 (unaudited)
    WPS
    Historical per common
    share data:
      Net income(a)                $ 1.16                    $ 2.00                $ 2.32                  $ 2.21
      Book value(b)                 19.86                     19.56                 19.39                   18.69
      Cash dividends                 0.95                      1.88                  1.84                    1.80

    UPEN
    Historical per common
    share data:
      Net income(a)                $ 0.87                    $ 1.73                $ 1.78                  $ 1.82
      Book value(b)                 14.75                     14.52                 14.06                   13.52
      Cash dividends                 0.64                      1.26                  1.23                    1.19


    WPS
    Unaudited pro forma
    combined per common
    share data:
      Net income(a)                $ 1.14                    $ 1.99                $ 2.28                  $ 2.19
      Book value(b)                 19.44                     19.14                 18.92                   18.23
      Cash dividends(c)             0.927                      1.83                  1.79                    1.75

    UPEN
    Equivalent, unaudited
    pro forma per common
    share data:
      Net income(a)                $ 1.03                    $ 1.79                $ 2.05                  $ 1.97
      Book value(b)                 17.50                     17.23                 17.03                   16.41
      Cash dividends(c)             0.834                      1.65                  1.61                    1.58
   ____________________
   (a)  Per share amounts for net income were computed based on the weighted average shares outstanding during the period.  Net income per share amounts for the six months ended June 30, 1996 are:  $1.41 (WPS),
        $0.91 (UPEN), $1.37 (WPS pro forma combined) and $1.23 (UPEN equivalent pro forma).

   (b) Per share amounts for book value were computed based on the number of shares outstanding as of the end of the period presented.

   (c) Pursuant to Commission requirements based on historical dividends paid by WPS and UPEN combined.



                            THE UPEN SPECIAL MEETING

             PLACE, TIME AND DATE

             The UPEN Special Meeting will be held on [meeting date], 1997 at [meeting location], Houghton, Michigan commencing at [meeting time], Eastern Time, and at any such time as may be specified upon any adjournments or postponements thereof. This Proxy Statement/Prospectus is being sent to holders of UPEN Common Stock, accompanied by a form of proxy, which is being solicited by the UPEN Board for use at the UPEN Special Meeting and at any and all adjournments or postponements thereof.

             RECORD DATE

             The UPEN Board has fixed the close of business on [record date] (the "Record Date") as the date for determining holders of UPEN Common Stock who will be entitled to notice of, and to vote at, the Special Meeting. Only holders of record of UPEN Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were a total of 2,950,001 shares of UPEN Common Stock outstanding and entitled to vote at the Special Meeting.

             MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

                  At the UPEN Special Meeting, holders of shares of UPEN Common Stock will vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby. Holders of shares of UPEN Common Stock will also consider and vote upon any matters incidental to the conduct of the UPEN Special Meeting which may properly arise. The UPEN Board knows of no business that will be presented for consideration at the UPEN Special Meeting other than the matters described in this Proxy Statement/Prospectus.

             VOTE REQUIRED

             Approval of the Merger by the holders of UPEN Common Stock is a condition to, and required for consummation of, the Merger.

             The affirmative vote of the holders of at least a majority of the outstanding shares of UPEN Common Stock is required to approve the Merger. For this purpose, holders of shares of UPEN Common Stock will be entitled to one vote per share. Votes may be cast in person or by properly executed proxy. The directors, executive officers and affiliates of UPEN hold in the aggregate less than 1% of the issued and outstanding shares of UPEN Common Stock entitled to vote at the UPEN Special Meeting.

             In the tabulation of votes, abstentions and "non-votes" (i.e., shares held by brokers, fiduciaries or other nominees which are not permitted to vote due to the absence of instructions from beneficial owners) will have the same effect as negative votes.

             NO DISSENTER'S RIGHTS

             Under Michigan law, holders of UPEN Common Stock will not be entitled to dissenter's rights in connection with the Merger.

             PROXIES

             Shares of UPEN Common Stock represented by properly executed proxies received prior to or at the UPEN Special Meeting will, unless such proxies have been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the Merger and will also confer authority on UPEN management to so adjourn the UPEN Special Meeting. Failure to vote (either by returning the proxy or, in the alternative, by voting affirmatively in person at the UPEN Special Meeting) will have the effect of a vote against the Merger.

             Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted (i) by delivering to the Secretary of UPEN at 600 Lakeshore Drive, Houghton, Michigan 49931, on or before the taking of the vote at the UPEN Special Meeting, a written notice of revocation bearing a later date than the proxy relating to the same shares or (ii) by attending the UPEN Special Meeting and voting in person. Attendance at the UPEN Special Meeting will not in itself constitute the revocation of the proxy.

             If any other matters are properly presented at the UPEN Special Meeting for consideration, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

             The cost of soliciting proxies from holders of UPEN Common Stock will be borne by UPEN. In addition to soliciting proxies by mail, officers and employees of UPEN, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person.
   UPEN will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals. UPEN has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies and the fee paid to such firm is not expected to exceed $___________, plus reimbursement for reasonable out-of-pocket costs and expenses.

                                   THE MERGER

             GENERAL

             The Merger is to be effected pursuant to the Merger Agreement by and between WPS and UPEN. The Merger Agreement contemplates that, at the Effective Time, UPEN will be merged with and into WPS, the separate corporate existence of UPEN will cease and WPS will be the surviving corporation.

             EFFECTIVE TIME; CONDITIONS TO THE MERGER

             The Merger will be consummated on the second business day, or at such other time as WPS and UPEN shall agree upon, after the Merger Agreement receives the requisite approval of the shareholders of UPEN, as well as the requisite regulatory approvals, and all other conditions to the Merger have been met or waived. See "THE MERGER AGREEMENT-Conditions to the Consummation of the Merger." The Merger will become effective at the Effective Time as specified in the Articles of Merger and Merger Certificate filed pursuant to the WBCL and the MBCA, or, absent such specification, upon such filing.

             CONVERSION OF SHARES

             At the Effective Time, pursuant to the Merger Agreement, each issued and outstanding share of UPEN Common Stock (other than UPEN Common Stock owned by UPEN or WPS or any of their respective subsidiaries, all of which will be canceled and cease to exist) shall be converted into the right to receive 0.9 of a share of duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided under the WBCL) WPS Common Stock. See "THE MERGER AGREEMENT-Conversion of Shares; Procedures for Exchange of Certificates." Also see "COMPARISON OF SHAREHOLDER RIGHTS-WPS Common Stock."

             BACKGROUND OF THE MERGER

             At a meeting of the UPEN Board held on January 23, 1996, UPEN's management, as part of UPEN's regular practice of advising the Board on changes in the electric utility industry, reviewed with the UPEN Board the progress that UPEN had made in implementing its existing strategic plan, discussed UPEN's long term prospects in light of the prospects for electric utility industry in Michigan restructuring and industry developments nationwide. The Directors also considered possible combinations of UPEN with certain other utilities in the region. At the conclusion of the meeting, it was the consensus of the Board that consistent with advancing the prospects of UPEN and its utility subsidiary, Upper Peninsula Power Company ("UPPCO"), it would be appropriate for Mr. Clarence R. Fisher, the Chairman of the Board, President and Chief Executive Officer of UPEN and UPPCO, to inquire of other utilities concerning issues of common interest, including the potential for a negotiated business combination on favorable terms. The UPEN Board also authorized Mr. Fisher to explore retaining an investment banking firm to advise UPEN in this regard. Subsequently, UPEN engaged Wasserstein Perella to act as UPEN's exclusive financial advisor.

             On February 9, 1996, Mr. Fisher met with Mr. Daniel A. Bollom, then Chairman of the Board and Chief Executive Officer of WPS, and Mr. Patrick D. Schrickel, then Senior Vice President-Finance of WPS, to inquire whether WPS would have any interest in acquiring UPEN. Mr. Bollom suggested that the two companies exchange financial and operating information. On March 22, 1996, WPS and UPEN entered into a
   Confidentiality Agreement.

             During February 1996, Mr. Fisher also had separate meetings with Mr. William Gregory, the President of ESELCO Inc. ("ESELCO") and an executive officer of a gas utility company in the region (the "Gas Utility") to discuss the prospects of a business combination with UPEN.

             During the second quarter of 1996, Mr. Bollom indicated to Mr. Fisher that WPS desired to investigate UPEN. On July 17, 1996, Messrs. Bollom and Fisher met with Mr. William Gregory to discuss the prospects of a business combination involving multiple companies. Separately, Messrs. Fisher and Gregory again discussed the prospects of a combination of UPEN and ESELCO, but such a combination did not appear to be mutually attractive. No multiple party discussions occurred.

             On October 2, 1996, the UPEN Board met in Detroit, Michigan. At that meeting, Reid & Priest LLP, counsel for UPEN, reviewed the duties of directors in the business combination context, and representatives of Wasserstein Perella discussed generally the role of the financial advisor in connection with any business combination, and discussed generally methodologies that might be employed in assessing the fairness, from a financial point of view, of the terms of any potential transaction. At that meeting, management of UPEN also reviewed with the Board the long-term financial forecast for UPEN, noting that the deferral or absence of rate increases could have an adverse effect upon UPEN's earnings. At the conclusion of management's presentation, the UPEN Board authorized management to continue to pursue potential business combination opportunities.

             On December 20, 1996, shortly following meetings in which the chief executive officer of the Gas Utility expressed interest in exploring a business combination, UPEN and the Gas Utility entered into a Confidentiality Agreement.

             At meetings held on January 10 and 30, 1997, senior executive officers of UPEN and the Gas Utility generally reviewed their existing operations and strategic plans, as well as the exchange of information and the process of developing an acquisition structure, regulatory, and transition management issues, and a timetable for exchanging additional information and identifying potential acquisition savings. During February and March of 1997, UPEN and the Gas Utility analyzed the potential savings that might be achieved in a business combination between them.

             On February 10, 1997, Messrs. Fisher and Arola, accompanied by counsel, met in Detroit with Messrs. Larry L. Weyers and Patrick D. Schrickel, the President and Chief Operating Officer and Executive Vice President, respectively, of WPS, who were accompanied by Foley & Lardner, counsel for WPS. At this meeting, the parties discussed the respective businesses, operations, earnings, and prospects of WPS and UPEN (including the potential impact of industry restructuring), and identified certain preliminary personnel and transition issues that might arise in a business combination transaction. The UPEN representatives also identified certain aspects of the operations of WPS regarding which the UPEN Board would be likely to desire more detailed information.

             On February 28, 1997, the UPEN Board met in Detroit, and after a review by counsel of the legal duties of the Board, management presented general information concerning the business and operations of WPS and the Gas Utility, as well as management's preliminary assessment of how UPPCO would operate combined with WPS or the Gas Utility. Management also briefed the Board concerning developments in the electric utility industry generally, and advised the Board that on January 20, 1997, ESELCO had announced that it was engaged in discussions with one or more other parties concerning a business combination. Representatives of Wasserstein Perella also presented a financial overview of both WPS and the Gas Utility, including information concerning revenues, assets, types and number of customers, financial and market performance, and rate statistics. The Wasserstein Perella representatives also reviewed the general methodologies that Wasserstein Perella might employ in analyzing the terms of a combination of UPEN with WPS or the Gas Utility from a financial point of view.

             On March 23, 1997, ESELCO announced that it had entered into a letter of intent to be acquired by Wisconsin Energy Corporation ("WEC").

             On March 25, 1997, the WPS Board considered the possibility of a business combination of WPS and UPEN and authorized management of WPS to make an acquisition proposal to UPEN.

             On March 27, 1997, Messrs. Fisher and Arola met with Messrs. Weyers and Schrickel in Green Bay, Wisconsin. At that meeting, the WPS representatives delivered to the UPEN representatives a letter outlining the general terms (other than price) under which WPS would be interested in pursuing the acquisition of UPEN, and generally discussing the factors that would support the proposed acquisition. WPS representatives also delivered an initial draft of a Merger Agreement and certain related transaction documents, including a stock option agreement pursuant to which UPEN would grant to WPS an option to acquire a number of shares of UPEN Common Stock equal to approximately 19.9% of the outstanding shares at current market prices in effect at the time of the execution of a Merger Agreement with WPS. The representatives of WPS also generally indicated a potential range of exchange ratios that would provide to holders of UPEN Common Stock shares of WPS Common Stock valued at approximately $22 to $23 per share.

             On April 3, 1997, the UPEN Board met in Houghton, Michigan to discuss the WPS March 27 proposal. At the meeting, management noted the substantial premium over recent market prices of ESELCO common stock at which WEC was proposing to acquire ESELCO, and, in response to questions from directors, expressed uncertainty regarding the price at which WPS might offer to acquire UPEN. At the conclusion of the discussion, the Board authorized management to inquire whether WEC would have any interest in acquiring UPEN.

             After the April 3, 1997 meeting of the UPEN Board, Wasserstein Perella contacted Barr Devlin Associates, the financial advisors to WEC, to inquire whether WEC would be interested in exploring the acquisition of UPEN on an expedited basis. On April 10, 1997, Mr. Richard Abdoo, the Chief Executive Officer of WEC, called Wasserstein Perella to advise that WEC might be interested in acquiring UPEN so long as WEC received a fair opportunity to develop and present a proposal, and, after receiving assurances that such an opportunity would be available, requested that counsel for UPEN deliver a form of Confidentiality Agreement for execution by WEC, which was done.

             On April 24, 1997, at a meeting in Detroit, after presenting to UPEN a general outline of the structure of a proposed business combination with UPEN and certain regulatory and operating arrangements, the Gas Utility and its representatives preliminarily suggested that holders of UPEN Common Stock might receive shares of common stock of the Gas Utility in a merger between them valued at approximately $25 per share of UPEN Common Stock. UPEN and its financial advisors observed that the potential exchange ratio indicated by such preliminary valuation would not pre-empt other possible transactions and in particular expressed concern that the indicated dividends on the shares of common stock of the Gas Utility that would be received by the holders of UPEN Common Stock in a combination with the Gas Utility would be less than the dividends currently payable on shares of UPEN Common Stock. The parties agreed, however, that the discussions had the potential to continue.

             On April 25, 1997, Wasserstein Perella advised WEC that unless WEC executed and returned the Confidentiality Agreement with UPEN on or before April 29, 1997, UPEN's invitation to WEC to conduct discussions with UPEN would be withdrawn. On April 29, 1997, WEC's financial advisor advised Wasserstein Perella that WEC did not wish to enter into the Confidentiality Agreement with UPEN and would not pursue further the acquisition of UPEN.

             On May 5, 1997, at a meeting of the UPEN Board held by conference telephone, management advised the Board of WEC's lack of interest in acquiring UPEN, and reviewed the progress of discussions with WPS and the Gas Utility. After extensive discussion, the UPEN Board, expressing a desire to expedite the conclusion of business combination discussions, and in order to effectively identify one party with which to negotiate a possible definitive agreement, instructed Wasserstein Perella to solicit formal proposals from WPS and the Gas Utility by not later than May 20, 1997. Letters soliciting proposals were sent to WPS and the Gas Utility on May 8, 1997.

             On May 9, 1997, the Gas Utility notified UPEN by letter that it would not submit a proposal and was terminating its discussions with UPEN.

             On May 19 and 20, 1997, the WPS Board authorized WPS management to submit a written proposal on terms believed to be more favorable to UPEN.

             On May 20, 1997, WPS submitted a written proposal supplementing its March 27, 1997 letter, and proposed that UPEN be merged with WPS in a transaction in which each share of UPEN Common Stock would be converted into the right to receive 0.875 shares of WPS Common Stock, subject to adjustment such that the market value of the WPS Common Stock issued to holders of UPEN Common Stock in the merger would be at least $22.53 per share of UPEN Common Stock.

             At a meeting held on May 27, 1997, the UPEN Board discussed whether it would be appropriate for UPEN to seek to reopen the discussions with the Gas Utility, in light of the information then available. Management and counsel then reviewed the material terms of the WPS proposal.

             The financial advisors reviewed generally with the UPEN Board the potential increased dividends that would be received by holders of UPEN Common Stock in a merger with WPS, and the overall financial strength and performance of WPS. The financial advisors also questioned whether the terms included in the WPS proposal were necessarily the best that UPEN might be able to obtain.

             On June 9, 1997, Messrs. Fisher and Arola, accompanied by UPEN's counsel and financial advisors, met with Mr. Schrickel and WPS's financial advisors and counsel to discuss proposed modifications to the proposed financial terms, but were unable to reach agreement concerning a potential exchange ratio.

             On June 10, 1997, in the course of a meeting concerning other matters, Mr. Fisher inquired of Mr. John Noer, the President of Northern States Power Company's Wisconsin subsidiary whether NSP would have any interest in acquiring UPEN. Shortly thereafter, Mr. Noer advised Mr. Fisher that NSP would not be in a position to initiate discussions with UPEN at that time.

             On June 17, 1997, UPEN proposed to WPS a revised exchange ratio of 0.885 of a share of WPS Common Stock for each share of UPEN Common Stock, subject to an adjustment such that the market value of WPS Common Stock issued to holders of UPEN Common Stock in the Merger would be at least $24.00 per share of UPEN Common Stock. On June 19, 1997, WPS proposed a fixed exchange ratio of 0.9 of a share of WPS Common Stock for each share of UPEN Common Stock.

             On June 26, 1997, Messrs. Fisher and Arola, accompanied by counsel, met in Detroit with Mr. Schrickel and counsel for WPS to discuss various provisions of a potential Merger Agreement (other than the exchange ratio). In the course of that meeting, the parties also discussed the terms of a potential employment agreement with Mr. Fisher, as well as management and personnel issues.

             The UPEN Board met on July 2, 1997, to review the progress of the negotiations with WPS. At that meeting, management advised the directors concerning the revised exchange ratio now being proposed by WPS, as well as the progress of the discussions regarding other provisions of the proposed Merger Agreement. The financial advisors then made an oral presentation reviewing the proposed exchange ratio in the context of certain financial factors, including premium to current market, and in the context of the historical ranges of the market prices of UPEN Common Stock and WPS Common Stock, and the potential accretion in dividends and earnings per share indicated by the proposed exchange ratio. In response to questions from directors, management advised that it would be unlikely that UPEN, as currently operated, could achieve equivalent financial results on a stand alone basis. Counsel then presented an executive summary of the terms of the Merger Agreement as then being proposed. A revised draft of the Merger Agreement delivered on July 3, 1997, was circulated to the directors on July 7, 1997, and representatives of UPEN and WPS completed negotiations of the Merger Agreement and the proposed Employment Agreement with Mr. Fisher between July 3 and July 9, 1997.

             On July 10, 1997, the UPEN Board met in Green Bay, Wisconsin, to review and consider the proposed definitive Merger Agreement. At that meeting, the Board reviewed the terms and provisions of the Merger Agreement and the Employment Agreement with Mr. Fisher in detail. Wasserstein Perella presented its opinion to the effect that the exchange ratio of WPS Common Stock for UPEN Common Stock proposed in the Merger was fair, from a financial point of view to the holders of UPEN Common Stock, and the analysis underlying such opinion. Management then presented its recommendation that the UPEN Board approve the Merger Agreement and answered questions from directors. After meeting in executive session, the Board of Directors voted unanimously to adopt the Merger Agreement and recommend that holders of UPEN Common Stock vote in favor of approval of the Merger Agreement.

             The Board of Directors of WPS met on July 10, 1997, and after considering the proposed Merger Agreement, approved the execution of the Merger Agreement, and the Merger Agreement was executed by WPS and UPEN the same day.

             RECOMMENDATIONS OF THE UPEN BOARD; UPEN REASONS FOR THE MERGER

             The UPEN Board believes that the Merger is in the best interests of UPEN, and that the terms of the Merger are fair to, and in the best interests of, the holders of UPEN Common Stock and offer the holders of UPEN Common Stock better financial prospects for the future than would be available to UPEN on a stand-alone basis.

             In the course of the discussions between UPEN and WPS, representatives of WPS estimated that, if the Merger were consummated, WPS could achieve total cost savings of approximately $56 million, net of costs of achieving those savings but excluding transaction costs, in the 10 years following the consummation of the Merger. It is currently anticipated that such cost savings will result primarily from the consolidation of administrative, engineering and accounting functions, as well as in other support services areas. Although the managements of UPEN and WPS believe that the assumptions underlying the estimates of cost savings are reasonable, the achievement of such cost savings will depend upon numerous factors beyond the control of either WPS or UPEN. The allocation of the benefits and cost savings among shareholders and ratepayers will depend on the results of regulatory proceedings in the various jurisdictions in which WPSC and UPPCO operate their businesses.

             In its deliberations concerning the Merger, the UPEN Board considered the following factors: (i) UPEN's businesses, operations, assets, management, geographical location, size and prospects; (ii) current industry, market and regulatory conditions and trends, particularly in Michigan and the impact of such trends upon UPPCO's ability to operate effectively over the long term in a substantially deregulated environment; (iii) the ability of UPEN to provide a wider range of services to customers if it combined with a larger organization;
   (iv) the greater financial and operating resources and strength of WPS;
   (v) the past operating relationships between UPPCO and WPSC and the compatible corporate cultures and visions for the future of the energy business in the Upper Peninsula of Michigan; (vi) the due diligence investigation of WPS's operations, including its nuclear operations; (vii) the strategic alternatives available to UPEN (see "THE MERGER--Background of the Merger"); (viii) the current and historical market prices of and dividends on UPEN Common Stock and WPS Common Stock (see "SUMMARY-MARKET PRICE AND DIVIDEND INFORMATION"); (ix) the premium that holders of UPEN Common Stock would receive in the Merger over both the market price and book value of UPEN Common Stock at the time of the execution of the Merger Agreement; (x) the increased investment liquidity that would be afforded to holders of UPEN Common Stock by holding WPS Common Stock instead of holding UPEN Common Stock; (xi) the treatment of the Merger as a reorganization under Section 368(a) of the Code and the treatment of the Merger as a pooling of interests for accounting purposes; (xii) the prospects of consummating the Merger successfully, including, in particular, the ability to obtain required regulatory approvals on a timely basis; (xiii) the terms and conditions of the Merger Agreement (see "THE MERGER AGREEMENT") which were viewed as a fair and reasonable basis for pursuing the Merger; and (xiv) the opinion of Wasserstein Perella and the supporting analysis (see "OPINION OF UPEN'S FINANCIAL ADVISOR").

             In determining to adopt the Merger Agreement, the UPEN Board considered the information and analyses as a whole in light of their knowledge of UPEN, WPS, and their respective businesses and the Board's own business experience. The UPEN Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have ascribed differing weights to different factors. Throughout its deliberations, the UPEN Board received the advice of special counsel.

             THE UPEN BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF UPEN AND ITS SHAREHOLDERS AND RECOMMENDS THAT HOLDERS OF UPEN COMMON STOCK VOTE TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

             In considering the recommendation of the UPEN Board concerning the Merger Agreement, holders of UPEN Common Stock should be aware that certain members of the UPEN Board (including, without limitation, Clarence
   R. Fisher) have certain interests in the Merger that are in addition to those of the holders of UPEN Common Stock generally. The UPEN Board was aware of these interests and considered them, among other matters, in adopting the Merger Agreement and the transactions contemplated thereby, including the Merger. See "INTERESTS OF CERTAIN UPEN DIRECTORS," "CERTAIN OTHER AGREEMENTS" and "THE MERGER AGREEMENT-Operations of UPPCO After The Merger."

             OPINION OF UPEN'S FINANCIAL ADVISOR

             Wasserstein Perella has acted as financial advisor to UPEN in connection with the Merger and has assisted the UPEN Board in its examination of the fairness, from a financial point of view, of the ratio of 0.9 of a share of WPS Common Stock to be issued in the Merger for each share of UPEN Common Stock. As described herein, Wasserstein Perella's opinion dated July 10, 1997 (together with the related presentations) to the UPEN Board was only one of the many factors taken into consideration by the UPEN Board in determining to adopt and approve the Merger Agreement.

             The full text of Wasserstein Perella's written opinion dated July 10, 1997, which sets forth the assumptions made, matters considered and limitations on review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference. Wasserstein Perella's opinion is directed to the UPEN Board and addresses the fairness of the exchange ratio from a financial point of view to the holders of UPEN Common Stock. It does not address any other aspect of the Merger or any related transaction and does not constitute a recommendation to any holder as to how such holder should vote at the Special Meeting. The summary of the opinion of Wasserstein Perella set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

             In connection with its opinion, Wasserstein Perella reviewed the Merger Agreement, and also reviewed certain publicly available business and financial information relating to UPEN and WPS for recent years and interim periods through the date of the opinion. Wasserstein Perella also reviewed and analyzed certain internal financial and operating information, including financial forecasts, analyses and projections prepared by UPEN and WPS and provided to Wasserstein Perella for purposes of its analysis, and also met with the respective managements of UPEN and WPS to review and discuss such information and, among other matters, the respective businesses, operations, assets, financial condition and future prospects of UPEN and WPS. Wasserstein Perella also reviewed and considered certain financial and stock market data relating to UPEN and WPS, and compared that data with similar data for other publicly held companies that Wasserstein Perella believed may be relevant or comparable in certain respects to UPEN and WPS or one or more of their respective businesses or assets, and the financial terms of certain recent acquisitions and business combinations in the United States electric utility industry specifically, and in other industries generally, believed to be reasonably comparable to the Merger or otherwise relevant to its inquiry. Wasserstein Perella also performed such other studies, analyses, and investigations and reviewed such other information that Wasserstein Perella deemed relevant.

             In connection with its review, Wasserstein Perella did not assume any responsibility for independent verification of any of the information provided to or discussed with Wasserstein Perella and assumed and relied upon the accuracy and completeness of such information. With respect to the financial projections, forecasts, and analyses, Wasserstein Perella assumed that such forecasts were reasonably prepared in good faith and on bases reflecting the best currently available judgments of the managements of UPEN and WPS. In addition, Wasserstein Perella did not review any of the books and records of UPEN and WPS, and did not assume any responsibility for conducting a physical inspection of the properties or facilities of UPEN or WPS, or for making or obtaining an independent valuation of the assets or liabilities of UPEN or WPS.

             Wasserstein Perella also assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and will be recorded as a pooling of interests for accounting purposes. In addition, Wasserstein Perella also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without material waiver or modification. Wasserstein Perella's opinion was necessarily based upon market and economic conditions as they existed and could be evaluated by it on the date of its opinion, and Wasserstein Perella expressed no opinion as to the prices or trading ranges in which the securities of UPEN or WPS will actually trade at any time.

             In preparing its opinion for the UPEN Board of Directors, Wasserstein Perella preformed a variety of financial and comparative analyses, including those described below. The summary of analyses performed by Wasserstein Perella as set forth below does not purport to be a complete description of the analyses underlying Wasserstein Perella's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to partial or summary description. No company, business or transaction used in such analysis as a comparison is identical to UPEN, WPS or the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments, or transactions being analyzed. The estimates included in such analyses and the range of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

             In reaching its opinion, Wasserstein Perella made qualitative judgments regarding the significance and relevance of each analysis and factor considered by it. Accordingly, Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its opinion. In its analyses, Wasserstein Perella made numerous assumptions with respect to UPEN, WPS, industry performance and with respect to regulatory, general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of UPEN and WPS, and involve the application of complex methodologies and judgments.

             The following is a summary of certain financial and comparative analyses performed by Wasserstein Perella in arriving at its July 10, 1997 opinion and presented to the Board of Directors of UPEN. The Wasserstein Perella opinion is based upon Wasserstein Perella's consideration of the collective results of such analyses, together with the other factors referred to in its opinion letter.

             Analysis of Selected Publicly Traded Comparable Companies

             Wasserstein Perella identified certain smaller electric utility companies deemed comparable to UPEN. The companies were: Black Hills Corporation, Empire District Electric Company, Florida Public Utilities Company, Green Mountain Power Corporation, and St. Joseph Light & Power Company. Certain financial, operating and market valuation characteristics of these companies were analyzed and the multiples were applied to the analogous characteristics of UPEN to derive an implied equity valuation for UPEN and valuation per share of UPEN Common Stock. Based upon the last twelve months' operating data, the price to earnings ratio, market to book ratio, dividend yield, dividend payout ratio, ratio of firm value or enterprise value (defined as market value plus debt plus preferred stock less cash) to earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") ranged from 11.9x to 14.5x (median 13.5x), 1.07x to 2.12x (median 1.33x), 4.9% to 8.9% (median 6.1%), 66.7% to 109.4% (median
   80.5%), 5.8x to 7.8x (median 6.3x), and 9.2x to 11.4x (median 9.8x), respectively, for the comparable companies, as compared to 10.1x, 1.23x, 7.0%, 70.7%, 5.7x and 8.4x for UPEN. On a forward looking basis, the price to earnings multiples for the comparable companies for the years ended December 31, 1997, and December 31, 1998, ranged from 12.0x to 13.5x (median 12.4x) and 11.7x to 12.5x (median 12.1x), compared to 12.8x and 13.1x, respectively, for UPEN. Projected price to earnings multiples were based on IBES estimates. Estimates may not have been available for all companies used in this analysis. The application of this analysis suggested an implied per share valuation for UPEN ranging from a low of $15.89 to a high of $31.49 per share. Wasserstein Perella suggested a summary range of $19.50 to $24.00 per share (which excluded certain multiples which Wasserstein Perella believed to be outliers), in comparison to an implied valuation of $24.53 (based upon the closing price of WPS Common Stock on July 8, 1997 of $27.25 per share).

             Analysis of Selected Comparable Acquisitions

             Wasserstein Perella identified a group of recent merger and acquisition transactions in the electric utility industry and reviewed offer price to market price, offer price to book value, offer price to earnings per share, firm value to EBITDA, and firm value to EBIT for these transactions. The ratios resulting from this analysis ranged from 1.22x to 1.68x (median 1.40x), 1.64x to 3.48x (median 2.26x), 13.6x to 24.5x
   (median 17.6x), 6.5x to 13.2x (median 7.7x), and 9.7x to 21.1x (median 11.2x). The application of these analyses suggested an implied per share valuation for UPEN ranging from a low of $22.27 to a high of $70.12 per share. Wasserstein Perella suggested a summary range of $23.00 to $28.00 per share which excluded multiples in transactions which Wasserstein Perella believed to be outliers. Wasserstein Perella also considered the dividend accretion to be realized by shareholders of the acquired companies in conducting its analysis. The recent merger and acquisition transactions in the electric utility industry that were included in this analysis were Union Electric Co./CIPSCO Inc. (August 14, 1995), WPL Holdings Inc./Interstate Power Co. (November 11, 1995), Enron Corp./Portland General Corporation (July 22, 1996), Texas Utilities Corp./ ENSERCH Corp. (April 15, 1996), Houston Industries Inc./ NorAm Energy Corp. (August 12, 1996), TECO Energy/ Lykes Energy (January 22, 1996), and WEC/ESELCO (March 25, 1997). In making its final determination employing this analysis, Wasserstein Perella excluded WEC's proposed acquisition of ESELCO.

             Discounted Cash Flow Analysis

             Wasserstein Perella determined a range of implied equity values using a discounted cash flow ("DCF") analysis, using projections provided to Wasserstein Perella by management of UPEN.

             The DCF analysis was based upon the discount to present value, assuming discount rates ranging from 8.00% to 8.50% of the projected free cash flow of UPEN for the years 1997 through 2005, and its projected terminal value in 2005 based upon a range of multiples of EBIT ranging from 11.00x to 11.50x and multiples of EBITDA ranging from 6.75x to 7.25x, and utilizing a perpetuity growth rate of free cash flow ranging from 0.50% to 1.50%. Based upon these analyses, Wasserstein Perella determined a range of values for UPEN Common Stock of $15.98 to $20.46 per share.

             WPS Valuation Analysis

             Wasserstein Perella also derived an implied valuation for shares of WPS Common Stock in comparison to companies considered to be appropriate peers of WPS, namely WPL Holdings, Inc., Wisconsin Energy Corporation, Northern States Power Company and Madison Gas & Electric Company. This analysis was performed in a manner similar to the analysis of selected publicly traded comparable companies with respect to UPEN described above. Based upon the last twelve months' operating data, the price to earnings ratio, market to book ratio, dividend yield, dividend payout ratio, ratio of firm value to EBITDA and EBIT ranged from 13.3x to 14.0x (median 13.6x), 1.40x to 1.79x (median 1.56x), 5.3% to 7.2% (median
   6.2%), 73.0% to 97.1% (median 84.3%), 6.7x to 7.3x (median 7.0x), and
   11.1x to 11.4x (median 11.4x), respectively, for the comparable companies, as compared to 11.9x, 1.37x, 7.0%, 83.3%, 5.8x and 9.3x for WPS. On a forward looking basis, the price to earnings multiples for the comparable companies for the years ended December 31, 1997, and December 31, 1998, ranged from 12.2x to 13.8x (median 13.2x) and 11.5x to 13.0x (median 12.4x), compared to 12.1x and 11.4x, respectively, for WPS. Projected price to earnings multiples were based on IBES estimates. Estimates may not have been available for all companies used in this analysis. The application of this analysis suggested an implied per share valuation for WPS ranging from a low of $23.65 to a high of $38.37 per share.

             Pro Forma Combination and Contribution Analyses

             Wasserstein Perella analyzed certain pro forma effects which could result from the Merger, based upon financial forecasts provided by the managements of UPEN and WPS for each of the five years ended December 31, 2002, and based upon certain assumptions, including the assumption that the Merger will qualify for "pooling of interests" treatment for financial accounting purposes. The management of WPS also provided to Wasserstein Perella projections of certain synergies and savings expected to result from the Merger. This analysis indicated that the Merger would provide accretion of earnings per share for holders of UPEN Common Stock ranging from approximately 37% in 1998 to 78.8% in 2002, while producing estimated earnings accretion or dilution ranging from approximately 1.0% dilution to 1.3% accretion respectively to holders of WPS Common Stock. The analysis also indicated potential dividends per share accretion of approximately 34.0% to 35.3% for holders of UPEN Common Stock.

             Wasserstein Perella also calculated the contribution of each of WPS and UPEN to the current market value of the two companies combined without giving effect to the proposed Merger, the current market value of the two companies combined valuing UPEN at an implied price of $24.53 per share, to the pro forma net income of the two companies combined and to the pro forma book value of the two companies combined, using certain projections provided by the respective managements of UPEN and WPS, and giving effect to certain assumptions. Utilizing this contribution analysis, the contribution of UPEN to the combined companies ranged from 5.8% to 9.3%. The ratio of the market value of UPEN's equity valued at an implied offer value of $24.53 per share to the pro forma market value of the equity of the two companies combined was 10.1%.

             In addition, Wasserstein Perella calculated the contribution of each of WPS and UPEN to the current enterprise value of the two companies combined without giving effect to the proposed Merger, the current enterprise value of the two companies combined valuing UPEN at an implied price of $24.53 per share, to the pro forma EBITDA of the two companies combined and to the pro forma EBIT of the two companies combined, using certain projections provided by the respective managements of UPEN and WPS, and giving effect to certain assumptions. Utilizing this contribution analysis, the contribution of UPEN to the combined companies ranged from 6.5% to 11.6%. The ratio of the enterprise value of UPEN (valuing UPEN's equity at an implied offer value of $24.53 per share) to the pro forma enterprise value of the two companies combined was 10.5%.

             Wasserstein Perella is an internationally known investment banking firm and, as a regular part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The UPEN Board selected Wasserstein Perella because of its experience and expertise.

             Pursuant to the terms of its engagement, UPEN has agreed to pay Wasserstein Perella for its financial advisory services fees payable as follows: (i) a $100,000 retainer fee, payable upon the signing of the engagement letter with Wasserstein Perella and each subsequent anniversary of the engagement; (ii) a fee of $250,000 payable upon Wasserstein Perella's delivery of its fairness opinion; (iii) a transaction fee of $1,275,000 (against which the retainer fee described in clause (i) will be credited), of which (A) $358,333 was payable upon the execution of the Merger Agreement; (B) $358,333 will be payable upon the approval of the Merger Agreement by the holders of UPEN Common Stock; and (C) $358,333 will be payable upon the closing of the Merger. UPEN has also agreed to reimburse Wasserstein Perella for its out of pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by Wasserstein Perella, and to indemnify Wasserstein Perella against certain liabilities, including liabilities under the federal securities laws or to contribute to payments Wasserstein Perella may be required to make in respect thereof.

             In the ordinary course of business, Wasserstein Perella may actively trade in the debt and equity securities of UPEN and WPS for its own account and for the accounts of customers, and accordingly, may at any time hold a long or short position is such securities.

             WPS REASONS FOR THE MERGER

             The WPS Board believes the Merger is in the best interest of WPS and its shareholders because the consideration to be paid reflects the value that will result from the efficiencies and other opportunities to be realized in the Merger. WPSC has existing utility operations in the Upper Peninsula of Michigan, and much of the WPSC service territory is similar demographically and topographically to the UPEN service territory. WPS management believes that the Merger constitutes an attractive business opportunity for WPS which, although limited by the size of UPEN relative to that of WPS, will nevertheless result in economic and operational synergies between UPPCO and WPSC which will permit WPS to achieve higher earnings from the utility operations with lower aggregate rates than would be achievable by UPEN and WPS on a stand-alone basis. WPS believes that the Merger creates the potential for WPSC and UPEN to reduce their bundled energy costs on an aggregate basis. WPS already provides services to UPPCO. See the discussion at "Transactions Between UPPCO and Subsidiaries of WPS". WPS management believes the Merger will permit WPS to extend the reach of its "core" competencies to operate distribution and transmission systems and to spread its overhead over an increased volume of sales. WPS management also believes the Merger will position WPS to participate in potential transmission investments creating ties between the Upper Peninsula of Michigan and lower Michigan, Wisconsin and Canada.

             INTERESTS OF CERTAIN UPEN DIRECTORS

             Clarence R. Fisher, Chairman of the Board of Directors, President and Chief Executive Officer of UPEN and UPPCO, has entered into an employment contract with UPPCO which will become effective at the Effective Time. This employment contract was negotiated between Mr. Fisher and WPS concurrently with the discussions regarding Merger. This contract is designed to provide for an orderly integration of management of UPPCO following the consummation of the Merger. See "THE MERGER-Operations of UPPCO After the Merger" and "THE MERGER AGREEMENT--Fisher Employment Contract." Mr. Fisher also entered into an agreement with UPPCO pursuant to which he received additional cash compensation in an amount equal to 63.4% of his base salary in consideration for his continued employment and cooperation with respect to facilitation of the Merger. See "THE MERGER-Certain Other Agreements." Rodger T. Ederer, a director of UPEN, provides legal services to UPEN and its subsidiaries, and will be delivering an opinion concerning certain Michigan state regulatory matters in connection with the Merger. During 1996, Mr. Ederer received a total of $99,181 in fees from UPEN for legal services provided. All six directors of UPEN were advised of the interests of Messrs. Fisher and Ederer in the transaction at the time the Board considered the Merger Agreement and the Board voted unanimously for the adoption of the Merger Agreement and the Merger. Five persons serving as outside directors of UPEN immediately prior to the Effective Time will be offered the opportunity to serve on the Advisory Board for two-year terms at $10,000 per year. See "THE MERGER AGREEMENT-Advisory Board."

             OPERATIONS OF UPPCO AFTER THE MERGER

             For a discussion of operations of UPPCO following the Merger, see "THE MERGER AGREEMENT-Operations of UPPCO After the Merger."

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES

             The following is a discussion of the material federal income tax consequences of the Merger to UPEN, WPS and the holders of UPEN and WPS Common Stock. This discussion is based on the current provisions of the Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice. Changes in any of the foregoing could alter the conclusions reached herein, and such changes may have retroactive effect. The tax treatment of a shareholder may vary depending upon his or her particular situation, and certain shareholders (including individuals who hold restricted stock or stock options or who otherwise received compensation for services in the form of stock, options or other interests in UPEN, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and foreign persons or entities) may be subject to special rules not discussed below.

             EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES IN APPLICABLE TAX LAWS.

             In the opinion of Reid & Priest LLP, counsel to UPEN, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In the opinion of Foley & Lardner, counsel to WPS, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

             The opinions of Reid & Priest LLP and Foley & Lardner are based on current law, the information contained in this Proxy Statement/Prospectus and certain representations as to factual matters made by UPEN, WPS and certain shareholders (the "Specified Shareholders") of UPEN, forms of which are attached as exhibits to the Merger Agreement. Any inaccuracy or change with respect to such information or representations, or any past or future actions by UPEN, WPS, or the Specified Shareholders contrary to such representations, could adversely affect the conclusions reached herein.

             An opinion of counsel is not binding on the Internal Revenue Service or the courts, and only represents such counsel's best judgment. The parties have not and will not request a ruling from the Internal Revenue Service in connection with the federal income tax consequences of the Merger. If the Internal Revenue Service successfully challenges the status of the Merger as a tax-free reorganization, holders of UPEN Common Stock will be treated as if they sold their UPEN Common Stock in a taxable transaction. In such event, each holder of UPEN Common Stock would recognize gain or loss equal to the difference between the holder's tax basis in the shares of the UPEN Common Stock surrendered in the Merger and the fair market value, at the Effective Time, of the WPS Common Stock received in exchange therefor (plus any cash received for fractional shares of WPS Common Stock).

             ACCOUNTING TREATMENT

             The Merger will be treated by WPS as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of WPS and UPEN will be carried forward to the combined corporation at their recorded amounts, subject to any adjustments required to conform the accounting policies of the companies; income of the combined corporation will include income of WPS and UPEN for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

             The Merger Agreement provides that a condition to the obligation of WPS to consummate the Merger is the receipt by WPS of an opinion from Arthur Andersen LLP stating that the Merger will be accounted for as a "pooling of interests" transaction pursuant to GAAP and applicable Commission regulations.

             REQUIRED REGULATORY APPROVALS AND OTHER REGULATORY MATTERS

             Although the parties believe that they will receive the requisite regulatory approvals and clearances for the Merger that are summarized below, there can be no assurance as to the timing of such approvals or clearances or the ability of the parties to obtain such approvals and clearances on satisfactory terms or otherwise. It is a condition to consummation of the Merger that such approvals be obtained pursuant to final orders which shall not impose terms and conditions which, in the aggregate have, or insofar as reasonably can be foreseen, would have, a material adverse effect on the business, assets, financial condition or results of operation of WPS or UPEN. There can be no assurance that any such approvals will not contain terms or conditions which cause such approvals to fail to satisfy such condition to the consummation of the Merger. Assuming each such regulatory approval is obtained in the optimal time for such action, the Merger is not expected to be consummated until at least the second or third quarter of 1998.

             Federal Power Act

             Section 203 of the Federal Power Act requires FERC approval before a public utility can sell, lease or otherwise dispose of all its jurisdictional facilities, or any part thereof having a value in excess of $50,000, or merge or consolidate such facilities, directly or indirectly, with those of any other person, or purchase, acquire, or take any security of any other public utility. Because UPPCO is a "public utility" under the Federal Power Act, FERC's approval under Section 203 is required before WPS and UPEN may consummate the Merger. Section 203 provides that FERC is required to grant its approval if the Merger is found to be "consistent with the public interest."

             FERC has stated in a recent Policy Statement that, in analyzing a merger under Section 203, it will evaluate the following criteria: (i) the effect of the merger on competition in wholesale electric power markets, utilizing an initial screening approach derived from the Department of Justice/Federal Trade Commission Horizontal Merger Guidelines to determine if a merger will result in an increase in an applicant's market power; (ii) the effect of the merger on the applicants' ratepayers; and (iii) the effect of the merger on state and federal regulation of the applicants. WPS and UPEN anticipate jointly filing a
   Section 203 application seeking approval of the Merger with FERC in late fall of 1997. FERC is expected to rule on the application during 1998.

             Hart-Scott-Rodino Antitrust Improvements Act of 1976 - Premerger Notification

             The HSR Act, and the rules and regulations thereunder, provide that certain transactions (including the Merger) may not be consummated until certain information has been submitted to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and specified HSR Act waiting period requirements have been satisfied. WPS and UPEN plan to file notifications under the HSR Act on or about the same time as the Section 203 application is filed with FERC. The waiting period under the HSR Act relating to these filings will terminate 30 days following the initial filing, unless additional information is requested. The termination of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds. There can be no assurance that such a challenge, if made, would not be successful. Neither WPS nor UPEN believes that the Merger will violate Federal antitrust laws. If the Merger is not consummated within 12 months after the termination of the initial HSR Act waiting period, WPS and UPEN would be required to submit new information to the Antitrust Division and the FTC, and a new HSR Act waiting period would have to expire or be earlier terminated before the Merger could be consummated.

             Public Utility Holding Company Act of 1935

             WPS is required to obtain Commission approval under
   Section 9(a)(2) of the PUHCA in connection with the Merger.
   Section 9(a)(2) of the PUHCA provides that it is unlawful for any person to acquire any security of any public utility company if that person owned, or by virtue of that transaction will come to own, 5% or more of the voting securities of that public utility company and of any other public utility company, without the prior approval of the Commission. An application for approval of the Merger will be filed by WPS at the appropriate time. Under the applicable standards of the PUHCA, the Commission is directed to approve a proposed acquisition unless it finds that (i) the acquisition would tend towards detrimental interlocking relations or a detrimental concentration of control, (ii) the consideration to be paid in connection with the acquisition is not reasonable, (iii) the acquisition would unduly complicate the capital structure of the applicant's holding company system or would be detrimental to the public interest or the interest of investors or consumers or the proper functioning of the applicant's holding company system, or (iv) the acquisition would violate applicable state law. In order to approve a proposed acquisition, the Commission must also find that the acquisition would tend towards the economical and efficient development of an integrated public utility system and would otherwise conform to the PUHCA's integration and corporate simplification standards.

             WPS is currently exempt from the registration and other requirements of the PUHCA, other than from Section 9(a)(2) thereof, pursuant to an order of the Commission under Section 3(a)(1) of the PUHCA. The basis of the exemption under Section 3(a)(1) is that WPS and its public utility subsidiaries from which it receives any material amount of its income are predominantly intrastate in character and carry on their businesses substantially in a single state in which they are organized (Wisconsin). UPEN is also currently exempt from the registration and other requirements of PUHCA, other than from Section 9(a)(2) thereof. The basis of the exemption under Section 3(a)(1) is that UPEN and its public utility subsidiaries from which it receives any material amount of its income are predominantly intrastate in character and carry on their businesses substantially in a single state in which they are organized (Michigan).

             WPS will file an application with the Commission under Sections 9(a)(2) and 10 of PUHCA requesting the Commission's approval for WPS to acquire indirectly the outstanding common stock of UPPCO, which is held by UPEN, pursuant to the Merger and also to have the Commission reaffirm, taking into account the Merger, WPS' status as an exempt holding company pursuant to Section 3(a)(1) of PUHCA.

             If the Commission were to decline to reaffirm WPS' post-Merger status as an exempt holding company under the circumstances currently contemplated (i.e., UPPCO retaining its separate corporate existence as a subsidiary of WPS), WPS would seek the necessary regulatory approvals (including the approvals of the Wisconsin Commission and the Michigan Commission) to the merger of UPPCO with and into WPSC immediately following the Merger and cause UPPCO to be so merged into WPSC. The management of WPS believes that such action would, if required, enhance WPS' ability to maintain its status as an exempt holding company under PUHCA following the Merger.

             If WPS were required to register under PUHCA, WPS would become subject to numerous restrictions imposed by PUHCA on the operations of a registered holding company and its subsidiaries and affiliates. Subject to limited exceptions, Commission approval is required under PUHCA for a registered holding company or any of its subsidiaries to: (i) issue securities, (ii) acquire utility assets from a third person, (iii) acquire any securities of another public utility, (iv) amend its articles of incorporation, or (v) acquire stock, extend credit, pay dividends, lend money or invest in any manner in any other businesses. PUHCA also limits the ability of registered holding companies to engage in non-utility ventures and regulates holding company system service companies and the rendering of services by holding company affiliates to the system's utilities. WPS and UPEN believe the foregoing restrictions and limitations imposed by PUHCA in its current form may limit possible operations of WPS following the Merger. In addition, the Commission historically has interpreted PUHCA to preclude registered holding companies, with limited exceptions, from owning both electric and gas utility systems, although the Commission has recently recommended that registered holding companies be allowed to hold both gas and electric utility operations if the affected states agree. If WPSC were required to divest its gas utility properties, such a required divestiture could, under certain circumstances, be at a price below fair market value or otherwise on terms deemed unsatisfactory by WPS and could have a materially adverse effect on the operations, earnings and financial condition of WPS. It is not possible to predict whether the restrictions resulting from losing exempt status and being required to register under PUHCA would have a material adverse effect in the business, assets, financial condition or results of operation of WPS or UPEN.

             On June 20, 1995, the Commission issued a series of new proposed regulations that are designed, among other things, to ease the restrictions on and regulation of the activities of registered holding companies, including investment by registered holding companies in non-utility businesses. On March 24, 1997, Rule 58 under PUHCA was amended to exempt from the requirements of prior approval by the Commission under Section 9(a) of PUHCA the acquisition of securities of certain varieties of "energy related companies" subject to aggregate investment limits by registered companies. In June, 1995, the Commission's Division of Investment Management (the "Division") issued a report of legislative and administrative recommendations, including the Division's preferred recommendation that Congress repeal PUHCA, subject to the transfer of certain authority over the books and records of registered holding companies to state utility commissions and to the FERC. The report also recommended liberalizing the Commission's interpretation of the PUHCA to permit the registered holding companies to own both electric and gas utility systems where the affected states concur. Legislation to repeal PUHCA has been introduced in both houses of Congress and is pending. There is no assurance that the legislation to repeal the PUHCA will be enacted or that regulations proposed by the Commission (other than amended Rule 58) will be implemented or that the recommendations made in the Division's report will be adopted.

             State Regulatory Matters

             Because the Merger as structured does not involve the merger of either UPPCO, a Michigan utility corporation, or WPSC, a Wisconsin utility corporation, and because no new Wisconsin utility holding company will be created, WPS and UPEN do not believe that any Wisconsin Commission or Michigan Commission approvals are required with respect to the Merger in its proposed format. However, in light of developments in pending proceedings before the Wisconsin Commission relating to other Wisconsin utility business combination transactions, WPS and UPEN may seek confirmation of that conclusion from the Wisconsin Commission and the Michigan Commission. If such confirmation is not received, the Merger Agreement provides that WPS and UPEN will use their best efforts to adopt an alternative transaction structure that preserves the material benefits of the Merger but enables WPS and UPEN to obtain all necessary regulatory approvals, including state regulatory approvals.

             The State of Wisconsin will continue to have jurisdiction to review and regulate all costs projected to be incurred by WPSC for potential recovery in rates in Wisconsin, and will regulate all affiliate dealings between WPSC and all of its affiliates, including UPPCO. The Michigan Commission will continue to have jurisdiction to consider and regulate the reasonableness of all costs allowed to be reflected in UPPCO's retail rates in Michigan.

             WPS will remain a public utility holding company under the Wisconsin Holding Act and will remain subject for certain purposes to the jurisdiction of the Wisconsin Commission. The following is a brief summary of certain provisions of the Wisconsin Holding Company Act that will continue to apply to WPS after the Effective Time.

             The Wisconsin Holding Company Act prohibits any person from forming a public utility holding company or acquiring or holding more than 10% of the outstanding voting securities of a public utility holding company, without Wisconsin Commission approval. The Wisconsin Commission, if it finds the capital of any public utility affiliate will be impaired by payment of a dividend, may order the utility affiliate to limit or cease payment of dividends to the public utility holding company. Various transactions by a public utility affiliate with others in the public utility holding system are prohibited, including lending money, guaranteeing obligations, combined advertising, providing utility service on terms different from those for other consumers in the same class, and, without Wisconsin Commission approval, certain sales or leases of real property and use of services of utility employees. The Wisconsin Holding Company Act prohibits (i) any public utility affiliate from providing any non-utility product or service in a manner or at a price that unfairly discriminates against any competing provider; (ii) any non-utility activity from being subsidized materially by the customers of any public utility in the system; (iii) the operation of the system in any way which materially impairs the credit, ability to acquire capital on reasonable terms or ability to provide safe, reasonable, reliable and adequate utility service, of any public utility affiliate in the system; (iv) any transfer by a public utility affiliate to any other system company of any confidential public utility information, including customer lists, for any non-utility purpose, unless the Wisconsin Commission has approved the transfer; and (v) any termination of the system's interest in a public utility affiliate without Wisconsin Commission approval. Other statutory provisions in addition to the Wisconsin Holding Company Act include requirements for submission to the Wisconsin Commission for approval of certain contracts or other arrangements for furnishing property or services between a public utility and an affiliate.

             The Wisconsin Holding Company Act also limits non-utility diversification, in that, stated generally, the net book value of the assets of all non-utility affiliates may not exceed the sum of 25% of the net book value of the assets of all electric utility affiliates and a percentage, to be determined by the Wisconsin Commission (but not less than 25%), of the net book value of the assets of all other public utility affiliates.

             In addition, the Wisconsin Holding Company Act requires the Wisconsin Commission to periodically investigate the impact of the operation of every holding company system on every public utility affiliate in the system and to determine whether each non-utility affiliate does, or can reasonably be expected to do, at least one of the following: (i) substantially retain, attract or promote business activity or employment or provide capital to businesses within the service territory of any public utility affiliate or certain others, (ii) increase or promote energy conservation or develop, produce or sell renewable energy products or equipment, (iii) conduct a business that is functionally related to the provision of utility service or to the development or acquisition of energy resources, and (iv) develop or operate commercial or industrial parks in the service territory of any public utility affiliate. WPS believes that its existing non-utility businesses meet the requirements of the Wisconsin Holding Company Act.
   The Wisconsin Commission also is authorized to order a holding company to terminate its interest in a public utility affiliate if the Wisconsin Commission finds that, based upon clear and convincing evidence, termination of the interest is necessary to protect the interest of utility investors in a financially healthy utility and the interest of consumers in reasonably adequate utility service at a just and reasonable price.

             Given WPS's experience under the Wisconsin Holding Company Act, WPS does not expect the restrictions of the Wisconsin Holding Company Act to have a materially adverse effect upon WPS following the Merger.

             UPPCO's utility operations would remain subject to regulation by the Michigan Commission following the Effective Time.

             Other

             Additional consents from and notifications to governmental agencies may be required in connection with the Merger. At the present time, neither WPS nor UPEN anticipates any material difficulties in obtaining such consents or furnishing such notifications.

             FEDERAL SECURITIES LAW CONSEQUENCES

             All WPS Common Stock issued in connection with the Merger will be freely transferable, except that any WPS Common Stock received by persons who are deemed to be affiliates of WPS or UPEN prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of UPEN or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of UPEN generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party.

             Affiliates may not sell their shares of WPS Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who become affiliates of WPS) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time an affiliate (together with certain related persons) would be entitled to sell shares of WPS Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of WPS Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only remain available, however, to affiliates if WPS remained current with its informational filings with the Commission under the Exchange Act. One year after the Effective Time, an affiliate would be able to sell such shares of WPS Common Stock without such manner of sale or volume limitations provided that WPS was current with its Exchange Act informational filings and such affiliate was not then an affiliate of WPS. Two years after the Effective Time, an Affiliate would be able to sell such shares of WPS Common Stock without any restrictions so long as such Affiliate had not been an Affiliate of WPS for at least three months prior thereto.

             NO DISSENTERS' RIGHTS

             Under Michigan law, holders of UPEN Common Stock will not be entitled to dissenter's rights in connection with the Merger.

             CERTAIN OTHER AGREEMENTS

             The Merger Agreement requires UPEN to identify in writing to WPS prior to the Closing Date any persons who are, or are deemed to be, affiliates of UPEN, and to use reasonable efforts to have such persons execute and deliver, prior to the Closing Date, affiliates' letters in which they will make certain representations about their intentions to hold the shares of UPEN Common Stock for a period beginning on the date 30 days prior to consummation of the Merger as well as shares of WPS Common Stock to be received in the Merger until such time as WPS shall have published an earnings report covering at least 30 days of post-Merger combined operations and agreed to certain other restrictions on resale of such shares of WPS Common Stock. The representations and restrictions on resale are intended to preserve the characterization of the Merger for federal income tax purposes as a reorganization, to comply with the requirements for "pooling of interests" accounting treatment and to comply with restrictions on resale of securities imposed by federal securities laws.

             Immediately prior to the execution and delivery of the Merger Agreement, each of UPEN's five outside directors surrendered the 100 shares of UPEN Common Stock issued to each of them as compensation for services pursuant to the UPEN 1995 Directors' Stock Plan, and the Incentive Plan Participants who received an aggregate of 18,714 shares of restricted stock and options to acquire an aggregate of 9,311 shares of UPEN Common Stock under UPEN's 1995 Long Term Stock Incentive Plan surrendered such restricted stock and options.

             Immediately prior to the execution and delivery of the Merger Agreement, UPPCO also entered into agreements with each of the Incentive Plan Participants pursuant to which UPPCO agreed to make a one-time payment to the Incentive Plan Participants (including Mr. Fisher) additional cash compensation in amounts ranging from 46.5% to 63.4% of their base salaries (an aggregate of $533,208) on or before August 10, 1997 in consideration for the continued employment and cooperation of such Incentive Plan Participants with respect to facilitation of the Merger and the smooth transition of operations after the Effective Time. The respective agreements provide, among other things, that if the employment by UPPCO of an Incentive Plan Participant terminates prior to July 31, 1998, unless such termination was (i) without the consent of such Incentive Plan Participant, other than for Cause, as defined in such agreements, or (ii) by reason of the voluntary termination by such Incentive Plan Participant of his or her employment following a material reduction in duties, a reduction in base salary or a substantial reduction in the value of benefits currently provided to such Incentive Plan Participant, then such Incentive Plan Participant will be required to pay to UPPCO a pro rata portion of the additional cash compensation based upon the percentage of the period between July 10, 1997 and July 31, 1998 during which such Incentive Plan Participant no longer continued to be employed by UPPCO.

             TRANSACTIONS BETWEEN UPPCO AND SUBSIDIARIES OF WPS

             Since January 1, 1994, UPPCO has entered into certain agreements with WPSC and with ESI. These agreements were entered into on an arm's length basis in the ordinary course of business of UPPCO independent from the discussions between UPEN and WPS leading to the execution and delivery of the Merger Agreement.

             In March 1994, UPPCO and WPSC entered into a Coordination Sales Tariff pursuant to which UPPCO has agreed to purchase, on a tariff basis, certain power and energy from WPSC, including negotiated capacity and energy, general purpose energy and emergency energy.

             In 1996, UPPCO and WPSC entered into the following agreements:
   (a) a System Capacity and Energy Exchange Agreement pursuant to which WPSC provides regulating services to UPPCO; (b) a Trouble Orders and Call Out Service Agreement pursuant to which WPSC provides to UPPCO after hours call handling and service crew dispatch services; (c) a System Control Agreement pursuant to which WPSC provides generation and transmission dispatch services to UPPCO; (d) a Customer Call Center Agreement pursuant to which WPSC has agreed to share WPSC's customer call center systems and services with UPPCO; (e) an Electric Service Agreement pursuant to which WPSC has agreed to purchase certain power and energy from UPPCO, including negotiated capacity and energy, general purpose energy and emergency energy; and (f) a Partial Requirements Service Agreement pursuant to which UPPCO has agreed, beginning on January 1, 1998, to purchase from WPSC, on a tariff basis, part of its energy requirements (replacing the System Capacity and Energy Exchange Agreement described above).

             In addition, in 1996, UPPCO and ESI entered into an Electric Service Agreement pursuant to which UPPCO agreed to purchase certain power and energy from ESI, including negotiated capacity and energy, general purpose energy and emergency energy.

                              THE MERGER AGREEMENT

        The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and is incorporated herein by reference. Shareholders of UPEN are urged to read the Merger Agreement in its entirety.

             THE MERGER

             The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the shareholders of UPEN and the satisfaction or waiver of the other conditions to the Merger, UPEN will be merged with and into WPS in accordance with the WBCL and the MBCA, whereupon the separate existence of UPEN will cease and WPS will be the surviving corporation. At the Effective Time, the conversion of UPEN Common Stock pursuant to the Merger Agreement will be effected as described below. The WPS Articles and WPS Bylaws will survive the Merger. The directors of WPS immediately prior to the Effective Time will remain directors of WPS following the Effective Time, provided that WPS Board of Directors will be increased by one member to be designated by the UPEN Board subject to acceptance by the WPS Board of Directors. It is expected that Clarence R. Fisher, the Chairman of the Board, Chief Executive Officer and President of UPEN, will be the person designated by the UPEN Board to fill such position on the WPS Board. Such directors will serve until their successors are duly elected or appointed and qualified. The officers of WPS immediately prior to the Effective Time will be the officers of WPS following the Effective Time and until their respective successors are duly elected or appointed and qualified.

             EFFECTIVE TIME

             Following the approval and adoption of the Merger Agreement and subject to satisfaction or waiver of the terms and conditions to closing, contained in the Merger Agreement, the Merger will become effective at the time specified in the Articles of Merger and the Merger Certificate filed with the Department of Financial Institutions of the State of Wisconsin and the Department of Consumer and Industry Services of the State of Michigan, respectively, or absent such specification upon such filing.
   The filing of the Articles of Merger and the Merger Certificate will be made on the second business day after all conditions contemplated by the Merger Agreement have been satisfied or waived or at such other time, date and place as WPS and UPEN shall mutually agree.

             TERMS OF THE MERGER

             At the Effective Time:

             (a) each share of UPEN Common Stock held in UPEN's treasury or by any subsidiary of UPEN or held by WPS or any of its subsidiaries immediately prior to the Effective Time will be cancelled, retired and cease to exist and no shares of WPS Common Stock will be delivered with respect thereto, and

             (b) each remaining outstanding share of UPEN Common Stock shall be converted into the right to receive 0.9 of a fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL (see "DESCRIPTION OF WPS CAPITAL STOCK--Common Stock")) share of WPS Common Stock, except that cash will be paid in lieu of any fractional share of WPS Common Stock.

             Each share of WPS Common Stock issued to UPEN shareholders in the Merger will include, if then applicable, a Right issued pursuant to the WPS Rights Agreement. See "COMPARISON OF SHAREHOLDER RIGHTS-WPS Rights Agreement" and "DESCRIPTION OF WPS CAPITAL STOCK-Common Stock Purchase Rights."

             At the Effective Time, present holders of UPEN Common Stock will cease to have any rights as holders of such shares, but will have the right to receive shares of WPS Common Stock and cash in lieu of any fractional shares of WPS Common Stock. After the Effective Time, the stock transfer books of UPEN will be closed and there shall be no further transfers of UPEN Common Stock. See "THE MERGER-Conversion of Shares; Procedures for Exchange of Certificates" and "COMPARISON OF SHAREHOLDER RIGHTS."

             FRACTIONAL SHARES

             Fractional shares of WPS Common Stock will not be issued in connection with the Merger. In lieu of any such fractional share, each holder of UPEN Common Stock who would otherwise have been entitled to a fraction of a share of WPS Common Stock upon surrender of certificates for exchange will be paid in cash (without interest) in an amount determined by multiplying the average of the last reported sales price per share of WPS Common Stock as reported on the NYSE Composite Transactions reporting system for the last ten trading days prior to and including the last trading day prior to the Effective Time on which WPS Common Stock was traded on the NYSE by the fractional share interest (rounded to the nearest thousandth) to which such holder would otherwise be entitled.

             CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

             As soon as practicable following the Effective Time, WPS will deposit with the Exchange Agent, or such other agent as may be appointed by WPS and approved by UPEN, certificates representing the appropriate number of shares of WPS Common Stock (and cash to be paid in lieu of fractional shares of WPS Common Stock) issuable in connection with the Merger. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of UPEN Common Stock a letter of transmittal and instructions for surrendering the certificates representing shares of UPEN Common Stock, and each holder of UPEN Common Stock will be entitled to receive, upon surrender to the Exchange Agent (or such other agent as may be appointed by agreement of WPS and UPEN) of one or more certificates representing such stock, certificates representing the number of shares of WPS Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares of WPS Common Stock, as described above. WPS Common Stock into which UPEN Common Stock will be converted in the Merger shall be deemed to have been issued at the Effective Time.

             No dividends or other distributions that are declared or made on WPS Common Stock with a record date after the Effective Time will be paid to persons entitled to receive certificates representing WPS Common Stock until such persons surrender their certificates representing such UPEN Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such WPS Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such WPS Common Stock in respect of a record date after the Effective Time. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates representing shares of WPS Common Stock are to be issued in a name other than that in which the certificates representing shares of UPEN Common Stock surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange present to the Exchange Agent such certificates with all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Notwithstanding the foregoing, neither WPS nor UPEN shall be liable to any holder of shares of UPEN Common Stock or WPS Common Stock, as the case my be, for any shares of WPS Common Stock (or dividends thereon) or cash in lieu of fractional shares of WPS Common Stock delivered to a public official pursuant to any applicable abandoned property escheat or similar law.

             Detailed instructions, including a transmittal letter, will be mailed to shareholders as soon as reasonably practicable following the Effective Time as to the method of exchanging certificates formerly representing shares of UPEN Common Stock for certificates representing shares of WPS Common Stock. See "THE MERGER-Conversion of Shares; Procedures for Exchange of Certificates." Shareholders should not send certificates representing their shares to UPEN or, prior to receipt of the transmittal letter, to the Exchange Agent.

             CONDITIONS TO CONSUMMATION OF THE MERGER

             The respective obligations of each of WPS and UPEN to effect the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions:

             (a) the Merger Agreement shall have been approved by the requisite vote of the shareholders of UPEN; (b) no temporary restraining order or preliminary or permanent injunction or other order by any Federal or state court shall have been issued preventing the consummation of the Merger, and the Merger and the other transactions contemplated by the Merger Agreement shall not have been prohibited under any applicable Federal or state law or regulation; (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and any other governmental or regulatory approvals required with respect to the transactions contemplated by the Merger Agreement including, but not limited to, the approval of FERC under Section 203 of the Federal Power Act and of the Commission under PUHCA, shall have been obtained and such approvals shall become final and shall not have imposed terms or conditions which, in the aggregate have, or insofar as reasonably can be foreseen would have, a material adverse effect on the business, assets, financial condition or results of operation of WPS or UPEN or which would be materially inconsistent with the agreements of WPS and UPEN contained in the Merger Agreement; (d) the Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect; and (e) the shares of WPS Common Stock issuable to UPEN shareholders in the Merger shall have been authorized for listing on the NYSE and CSE upon official notice of issuance.

             The obligation of UPEN to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions:

             (a) the accuracy of the representations and warranties of WPS contained in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date (except as would not be reasonably likely to result in a material adverse effect); (b) the performance in all material respects of all obligations of WPS required to be performed under the Merger Agreement; (c) the receipt by UPEN of a certificate of an officer of WPS that certain conditions set forth in the Merger Agreement have been satisfied; (d) the receipt by UPEN of an opinion of its counsel dated as of the Closing Date to the effect that the Merger will be treated as a tax-free reorganization under Section 368(a) of the Code; (e) the receipt by UPEN of an opinion of legal counsel to WPS as to certain matters (substantially in the form set forth in an exhibit to the Merger Agreement); (f) the absence of any event that would result in any right or entitlement of WPS shareholders under the WPS Rights Agreement which in UPEN`s reasonable judgment would have, or be reasonably likely to result in, a material adverse effect on WPS or materially change the number of outstanding equity securities of WPS, and the WPS Rights not having become nonredeemable by any action of the WPS Board of Directors; and (g) the absence of any material adverse effect on the business, assets, condition (financial or otherwise) or results of operation of WPS and its subsidiaries taken as a whole and the absence of any facts or conditions (other than facts or conditions of general applicability to electric or gas utility companies in the region in which WPS conducts its utility operations) which have, or insofar as reasonably can be foreseen would have, such a materially adverse effect.

             The obligations of WPS to effect the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions:

             (a) the accuracy of the representations and warranties of UPEN contained in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date (except as would not be reasonably likely to result in a material adverse effect); (b) the performance in all material respects of all obligations of UPEN required to be performed under the Merger Agreement; (c) the receipt by WPS of a certificate of an officer of UPEN that certain conditions set forth in the Merger Agreement have been satisfied; (d) the receipt by WPS of an opinion of its counsel dated as of the Closing Date to the effect that the Merger will be treated as a tax-free reorganization under Section 368(a) of the Code; (e) the receipt by WPS of an opinion of legal counsel to UPEN as to certain matters (substantially in the form attached as an exhibit to the Merger Agreement); (f) the receipt by WPS of a letter from its independent accountants stating that the transactions effected pursuant to the Merger Agreement will qualify as a pooling of interests transaction pursuant to generally accepted accounting principles and applicable Commission regulations; (g) the receipt by WPS of letter agreements relating to trading in securities of UPEN and WPS (substantially in the form attached as an exhibit to the Merger Agreement) duly executed by each affiliate of UPEN; and (h) the absence of any material adverse effect on the business, assets, condition (financial or otherwise) or results of operation of UPEN and its subsidiaries taken as a whole and the absence of any facts or conditions (other than facts or conditions of general applicability to electric utility companies in the Upper Peninsula of Michigan including, but not limited to, "open access" or other general restructuring orders or legislation) which have, or insofar as reasonably can be foreseen would have, such a materially adverse effect.

             There can be no assurance that all of the conditions to the Merger will be satisfied.

             REPRESENTATIONS AND WARRANTIES

             The Merger Agreement contains various representations and warranties of WPS and UPEN relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions):

             (a) the due organization, power and standing of, and similar corporate matters with respect to, each of UPEN and WPS; (b) each of UPEN's and WPS' capitalization; (c) the authorization, execution, delivery and enforceability of the Merger Agreement by each such party and the consummation of the transactions contemplated thereby; (d) reports and other documents filed with the Commission since January 1, 1994, from each of UPEN and WPS, and the accuracy of the information contained therein;
   (e) the absence of any material untrue statements in the Registration Statement and this Proxy Statement/Prospectus; (f) the absence of any conflict with each of UPEN's and WPS's corporate charter and bylaws and compliance with applicable laws; (g) governmental or regulatory authorizations, consents or approvals required to consummate the Merger;
   (h) the absence of any breach, default or violation of each of UPEN's and WPS' corporate charter or bylaws, and of any applicable law or of any obligation by which UPEN or WPS is bound; (i) the absence of any material undisclosed liabilities by UPEN; (j) the absence of certain changes or events having a material adverse effect on the business, results of operations, condition (financial or otherwise) or prospects of UPEN or WPS; (k) the absence of any litigation having a material adverse effect on UPEN or WPS; (l) compliance with laws and regulations, a violation of which could have a material adverse effect on UPEN or WPS; (m) UPEN's employee benefit plans and compliance in all material respects with statutes governing their administration; (n) the disclosure of any acceleration of benefits under any UPEN employee benefit plans pursuant to the transactions contemplated by the Merger Agreement; (o) UPEN's labor union contracts; (p) material compliance by UPEN with environmental laws and the absence of environmental claims which would have a material adverse effect on UPEN; (q) compliance by UPEN with tax laws and regulations, including the absence of tax delinquencies; (r) the absence of actions taken by UPEN or WPS that would prevent WPS from accounting for the transactions to be effected pursuant to the Merger Agreement as a "pooling of interests" in accordance with generally accepted accounting principles and applicable Commission regulations; (s) the receipt of an opinion of Wasserstein Perella, UPEN's financial adviser; and (t) the absence of any brokerage, finders' or other fees associated with the Merger payable to any broker, finder or investment banker (other than fees payable to Robert W. Baird & Co., Incorporated and Wasserstein Perella).

             CONDUCT OF BUSINESS PENDING THE MERGER

             Pursuant to the Merger Agreement, UPEN has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as expressly contemplated or permitted by the Merger Agreement or as otherwise consented to in writing by WPS, it will (and will cause its subsidiaries to), subject to certain exceptions specified therein, among other things: (a) carry on its business in the ordinary course consistent with prior practice; (b) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than to such party or its wholly-owned subsidiaries and regular quarterly dividends to be paid on UPPCO Common Stock not to exceed in any quarter the dividends for the last quarter preceding the execution of the Merger Agreement; (c) not effect certain other changes in its capitalization other than redeeming capital stock in accordance with the terms thereof; (d) not issue or encumber any capital stock rights, warrants, options or convertible or similar securities other than intercompany issuances; (e) not amend its articles of incorporation, by-laws or regulations or similar corporate documents; (f) not engage in material acquisitions; (g) not enter into any written commitments for the purchase or sale of sulfur dioxide emission allowances as provided for by the Clean Air Act Amendments of 1990 in excess of an aggregate of $50,000; (h) not make any capital expenditures in excess of $250,000 in the aggregate over the amounts budgeted by UPEN for capital expenditures; (i) not sell, lease, encumber or otherwise dispose of material assets in an aggregate amount equaling or exceeding $250,000, other than dispositions and encumbrances in the ordinary course of business consistent with past practice; (j) not incur indebtedness (or guarantees thereof), other than (i) short-term indebtedness in the ordinary course of business consistent with prior practice, (ii) long-term indebtedness not aggregating more than $250,000,
   (iii) arrangements between UPEN and its subsidiaries or among its subsidiaries, or (iv) in connection with the refunding of existing indebtedness at a lower cost of funds; (k) not enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy, except for normal increases in the ordinary course of business consistent with past practice that in the aggregate do not result in a material increase in benefits or compensation expense to UPEN or any of its subsidiaries (l) not engage in any activity which would cause a change in its status or that of its subsidiaries under PUHCA; (m) not commence construction of or obligate itself to purchase any additional generating, transmission or delivery capacity in an amount in excess of $250,000, other than in the ordinary course of business consistent with past practice or pursuant to tariffs on file with the FERC; (n) not make any material change in their accounting methods other than as required by law or in accordance with generally accepted accounting principles; (o) not take any action to prevent WPS from accounting for the transactions to be effected pursuant to the Merger Agreement as a pooling of interests; (p) not take any action that would adversely affect the status of the Merger as a tax-free transaction; (q) not enter into agreements with affiliates (other than wholly-owned subsidiaries) other than on an arms'-length basis; (r) cooperate with WPS, provide reasonable access to its books and records and notify WPS of any significant changes; (s) to take any action that is likely to jeopardize the qualification of UPPCO's outstanding revenue bonds as exempt facility bonds or as tax-exempt industrial development bonds; (t) refrain from taking specified actions relating to certain tax matters; (u) not discharge or satisfy any claims, liabilities or obligations, other than discharges in the ordinary course of business or in accordance with their terms, of liabilities reflected in the most recent consolidated financial statements of UPEN (v) not except in the ordinary course of business, change the status of any of its material contracts or agreements or waive, release or assign any material rights or claims; and (w) maintain adequate insurance and use reasonable efforts to maintain all existing governmental permits.

             The Merger Agreement provides that if the parties are unable to obtain the necessary statutory approvals which are necessary to effect the business combination in the form contemplated by the Merger Agreement, and the adoption of an alternative structure (that otherwise substantially preserves for WPS and UPEN the economic benefits of the Merger would result in such conditions being satisfied or waived), then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits.

             NO SOLICITATION OF TRANSACTIONS

             UPEN has agreed that it will not, and will use its best efforts to cause its subsidiaries not to, permit any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, initiate, solicit or take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to participation in any Business Combination Proposal (as hereinafter defined), or, in the event of an unsolicited Business Combination Proposal, except to the extent required by their fiduciary duties under applicable law if so advised in a written opinion of outside counsel, engage in negotiations or provide any information or data to any person relating to any Business Combination Proposal. UPEN will promptly notify WPS in the event it receives any inquiry, offer or proposal concerning a Business Combination Proposal including the terms and conditions thereof and the identity of the party making it; and will take reasonable steps to keep WPS informed of the status and details of such inquiry, offer or proposal and give WPS advance notice of any agreement to be entered into with or information to be supplied to any person relating to any Business Combination Proposal.

             "Business Combination Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving UPEN or any of its material subsidiaries, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of UPEN or any of its material subsidiaries other than pursuant to the transactions contemplated by the Merger Agreement.

             EMPLOYEE BENEFIT PLANS

             UPEN and its subsidiaries maintain a number of employee benefit plans and compensation arrangements (collectively, the "UPEN Benefit Plans") in which eligible employees of UPEN and its affiliates participate. Following the Effective Time, the UPEN Benefit Plans will continue for an indeterminate period of time. During this period, consideration will be given to the future design and operation of the employee benefit and compensation programs for employees of WPS, WPSC and UPPCO. In addition, WPS and UPEN have agreed that except with respect to Mr. Clarence Fisher, the President and Chief Executive Officer of UPEN, the "change of control" or similar provisions in existing employment, termination or severance agreements or under the terms of any employee benefit plan will be honored in accordance with their terms (including modifications adopted on or prior to the date of the Merger Agreement to confirm that the total amount of "change of control" payments would not exceed the limits of Section 280G of the Code). Mr. Fisher will relinquish certain "change of control" benefits at the Effective Time as part of an employment agreement that he executed coincident with the execution of the Merger Agreement. See "-Fisher Employment Contract."

             "POOLING OF INTERESTS" ACCOUNTING TREATMENT

             UPEN has agreed to use all reasonable efforts to obtain from any UPEN affiliate an Affiliate Letter agreement stating, among other things, that such affiliate will not sell or otherwise reduce his or her risk in UPEN Common Stock from and after the date 30 days prior to consummation of the Merger and will not sell or otherwise reduce his or her risk in any WPS Common Stock received in the Merger until such time as a quarterly earnings report covering at least 30 days of post-Merger operations has been published. The Merger Agreement provides that if any UPEN affiliate refuses to provide such written agreement, WPS will be entitled to place restrictive legends on the certificates evidencing the WPS Common Stock to be received by such affiliate pursuant to the Merger Agreement, and to issue appropriate stock transfer instructions to the transfer agent for WPS Common Stock. UPEN has agreed that it will not take any action which would or would be reasonably likely to, prevent WPS from accounting for the transactions to be effected pursuant to the Merger Agreement as a pooling of interests in accordance with generally accepted accounting principles and applicable Commission regulations and UPEN has agreed to use all reasonable efforts to achieve such result.

             INDEMNIFICATION

             The Merger Agreement provides that, to the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, WPS will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who was at, or who had been at any time prior to, the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer, director or employee of UPEN or any UPEN subsidiary (the "Indemnified Parties") against all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective
   Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of UPEN or any UPEN subsidiary, and all such indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time);
   (i) WPS will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to WPS and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) WPS will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Wisconsin law and the WPS Restated Articles of Incorporation or By-Laws will be made by independent counsel mutually acceptable to WPS and the Indemnified Party; provided, however, that WPS will not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Merger Agreement further provides that the Indemnified Parties as a group may retain only one law firm with respect to each unrelated matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

             In addition, the Merger Agreement requires that for a period of six years after the Effective Time, WPS will cause to be maintained in effect policies of directors' and officers' liability insurance maintained by UPEN for the benefit of those persons who were covered by such policies as of the date of the Merger Agreement on terms no less favorable than the terms of such insurance coverage, provided that WPS will not be required to expend in any year an amount in excess of 250% of the annual aggregate premiums currently paid by UPEN for such insurance and, provided further that if the annual premiums of such insurance coverage exceed such amount, WPS shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the WPS Board of Directors, for a cost not exceeding such amount. Also, the Merger Agreement provides that to the fullest extent allowed by law, from and after the Effective Time, all rights to indemnification existing in favor of the employees, agents, directors and officers of UPEN and the UPEN subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and bylaws in effect on the date of the Merger Agreement or otherwise in effect on the date of the Merger Agreement will survive the Merger and will continue in full force and effect for a period of not less than six years from the Effective Time.

             CERTAIN OTHER COVENANTS

             WPS and UPEN have agreed to take certain other actions with respect to the Merger, including (a) each using its best efforts to have the Registration Statement declared effective as promptly as practicable after the filing of such with the Commission; (b) WPS will take any required action under state securities laws with respect to the issuance of WPS Common Stock pursuant to the Merger; (c) UPEN will take all action necessary to hold a meeting of shareholders as promptly as practicable to approve the Merger; (d) WPS and UPEN will give the other reasonable access to, and permit reasonable inspection of, properties, books, contracts, commitments and records of itself and its subsidiaries; (e) WPS and UPEN will use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations necessary or advisable to consummate the Merger (including but not limited to preparing filings under the HSR Act, the Federal Power Act, and PUHCA); (f) WPS and UPEN will cooperate with each other in the development and distribution of news releases or other public information disclosures with respect to the Merger Agreement or any transactions contemplated thereby and will not issue any announcement or statements with respect to the Merger Agreement without the other party's consent; and (g) WPS and UPEN will give prompt notice to one another of any significant change in the other's business, properties, assets, condition (financial or other), results of operations or prospects and advise the other party of any event which has, or insofar as reasonably can be foreseen, is reasonably likely to result in, a material adverse effect on UPEN (in the case of UPEN) or WPS (in the case of WPS).

             TERMINATION; FEES AND EXPENSES

             The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger Agreement by the shareholders of UPEN: (a) by mutual consent of WPS and UPEN; (b) by WPS or UPEN if any law or regulation is adopted which prohibits the Merger; or if any court of competent jurisdiction within the United States issues a final order enjoining or prohibiting the Merger; (c) if the Merger shall not have been consummated by December 31, 1998 (the "Initial Termination Date") (provided the terminating party's failure to fulfill its obligations under the Merger Agreement is not the reason that the Merger has not been consummated); provided that if on the Initial Termination Date the required statutory approvals required in connection with the Merger have not been obtained, then the Initial Termination Date shall be extended to June 30, 1999; or (d) by WPS or UPEN if the approval of the UPEN shareholders of the Merger shall not have been obtained at a duly held meeting thereof.

             The Merger Agreement may be terminated by UPEN at any time prior to the Closing Date, whether before or after approval of the Merger Agreement by the shareholders of UPEN, if (a) any representations or warranties of WPS are breached which, individually or in the aggregate, would have a material adverse effect on WPS, and have not been remedied within 20 days after receipt by WPS of written notice from UPEN; (b) failure by WPS or its subsidiaries to comply with, in all material respects, their other agreements and covenants in the Merger Agreement, which failure has not been remedied within 20 days after receipt by WPS of written notice from UPEN; (c) the Board of Directors of WPS withdraws or modifies its adoption of the Merger Agreement or the Merger in any manner materially adverse to UPEN or shall fail to reaffirm such adoption upon UPEN's request or resolves to withdraw or modify or fail to reaffirm such adoption, or (d) upon two days prior written notice to WPS, if as a result of a tender offer by a party other than WPS or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "Business Combination") by a party other than WPS, the UPEN Board determines in good faith (after negotiating with WPS to make adjustments in the terms and conditions of the Merger Agreement which would enable UPEN to proceed with the transactions contemplated by the Merger Agreement and after being so advised by a written opinion of outside counsel) that its fiduciary obligations under applicable law required that such tender offer or other written offer or proposal be accepted.

             The Merger Agreement may be terminated by WPS at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the shareholders of UPEN, if (a) any representations or warranties of UPEN are breached which, individually or in the aggregate, would have a material adverse effect on UPEN, and have not been remedied within 20 days after receipt by UPEN of written notice from WPS; (b) failure by UPEN and/or its subsidiaries to comply with its covenants in the Merger Agreement with respect to dividends and security issuances pending the Merger or the failure by UPEN or its subsidiaries to comply with, in all material respects, the other agreements and covenants in the Merger Agreement, which failure has not been cured within 20 days after receipt by UPEN of written notice by WPS; (c) the UPEN Board withdraws or modifies its adoption of the Merger in a manner materially adverse to WPS or shall fail to reaffirm such adoption or recommendation upon WPS's request; or (d) the UPEN Board adopts or recommends any Business Combination involving UPEN other than the Merger or any tender offer for the shares of capital stock of UPEN in each case by or involving a party other than WPS.

             If the Merger Agreement is terminated as a result of (a) a breach of any representations or warranties on the part of WPS which individually or in the aggregate have a material adverse effect on WPS, and such breach or breaches shall not have been remedied within 20 days after receipt of notice by WPS; (b) failure by WPS to perform or comply with, in all material respects, its covenants or agreements under the Merger Agreement and WPS has not remedied such failure within 20 days after receipt of notice by WPS; (c) a breach of any representations or warranties on the part of UPEN which individually or in the aggregate have a material adverse effect, and such breach or breaches shall not have been remedied within 20 days after receipt of notice by UPEN; or (d) a failure by UPEN and of its subsidiaries to perform or comply with its covenants with respect to dividends and security issuances pending the Merger or failure of UPEN and/or its subsidiaries to perform or comply with, in all material respects, any of the other covenants or agreements under the Merger Agreement and UPEN has not remedied such failure within 20 days after receipt of notice by UPEN, then the breaching party is obligated to pay promptly to the non-breaching party in cash $3,000,000 if the termination occurs on or before January 10, 1998; $4,500,000 if the termination occurs after January 10, 1998 but on or before July 10, 1998; and $6,000,000 if the termination occurs after July 10, 1998.

             In addition, if the Merger Agreement is terminated due to (a) UPEN's acceptance of a tender offer or Business Combination offer or proposal; (b) failure of UPEN's shareholders to approve the Merger in accordance with the MBCA or (c) as a result of UPEN's breach of its covenant to take certain actions to secure shareholder approval as set forth in the Merger Agreement and (i) at the time of termination or prior to the Special Meeting of UPEN shareholders to consider and vote upon the Merger, there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving UPEN, which at the time of such termination or of the Special Meeting of UPEN shareholders shall not have been rejected or withdrawn and
   (ii) within 2-1/2 years of any such termination UPEN becomes a subsidiary or affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or an affiliate thereof, then UPEN will pay to WPS an aggregate termination fee of $3,000,000 if the termination shall have occurred on or before January 10, 1998; $4,500,000 if the termination shall have occurred after January 10, 1998, and on or before July 10, 1998, and $6,000,000 if the termination shall have occurred at any time after July 10, 1998.

             In the event one party fails to pay the other party the termination fees due under the Merger Agreement, the defaulting party will be obligated to pay the other party's costs and expenses in connection with any action taken to collect payment, together with interest. In all other cases, WPS and UPEN will each bear their own expenses.

             AMENDMENT; WAIVER

             The Merger Agreement provides that it may be amended by action of the boards of directors of the parties thereto at any time before or after approval of the Merger by the shareholders of UPEN, provided that, after such approval, no amendment shall alter or change the amount or kind of shares, rights or the treatment of UPEN shareholders under the Merger Agreement or alter or change the terms and conditions of the Merger Agreement if any of the alterations or changes would alone or in the aggregate materially adversely affect the rights of holders of WPS and UPEN Common Stock. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of WPS and UPEN.

             At any time prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto; (ii) waive any inaccuracies in the representations and warranties contained therein or in any documents delivered pursuant thereto; or (iii) waive any other party's compliance with any of the agreements or conditions contained therein, to the extent permitted by applicable law. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

             ADVISORY BOARD

             The Merger Agreement provides that promptly following the Effective Time, WPS shall cause an Advisory Board to be appointed to assist the Board of Directors of UPPCO in connection with the transition in the management of UPPCO's operations contemplated by the Merger Agreement. Each member of the Advisory Board shall be appointed for a term of two years. Five persons serving as outside directors of UPEN, immediately prior to the Effective Time, will be offered the opportunity to serve on such Advisory Board. Each member of the Advisory Board will receive a fee of $10,000 per annum for serving on such Board.

             FISHER EMPLOYMENT CONTRACT

             UPPCO entered into an employment agreement with Clarence R. Fisher, the current Chairman of the Board, President and Chief Executive Officer of UPEN and UPPCO (the "Fisher Employment Contract") at the time of the execution of the Merger Agreement. The Fisher Employment Contract will become effective at the Effective Time. The Fisher Employment Contract provides that Mr. Fisher will serve as the President and Chief Executive Officer of UPPCO (and if UPPCO is merged into WPSC, as the Chief Operating Officer of the Upper Peninsula Region of WPSC) for a period of three years commencing at the Effective Time, and that for two years thereafter UPPCO shall employ Mr. Fisher as a consultant. During the initial three-year employment period, Mr. Fisher will receive an annual salary of $216,000, subject to upward adjustment pursuant to WPS' executive compensation policy then in effect but in no event will such increase be less than the percentage increase in the Consumer Price Index
   - For All Urban Consumers for the preceding year. During the two-year consulting period following Mr. Fisher's initial three year employment period, Mr. Fisher will receive an annual consulting fee equal to 50% of his aggregate salary for the last 12 months of his employment period. At the Effective Time, the Fisher Employment Contract will supersede Mr. Fisher's other agreements with UPEN and UPPCO regarding his employment and compensation, including any "change of control" severance arrangements. Mr. Fisher may terminate the Fisher Employment Contract if, among other things, he is not elected to the Board of Directors of WPS for the period commencing with the Effective Time and ending on the third anniversary of the Effective Time. See also "THE MERGER-Interests of Certain UPEN Directors and Operations of UPPCO After The Merger."

             OPERATIONS OF UPPCO AFTER THE MERGER

             The parties have agreed in the Merger Agreement that during the three year period following the Effective Time, to the extent reasonably practicable and consistent with the past practices of WPS, WPS will cause supplies and services for UPPCO to be purchased from vendors located in the service area of UPPCO, so long as the goods and services available and prices and fees charged by such vendors are reasonably competitive with alternative vendors outside such service area and the quality of such supplies and services is reasonably comparable to that of such alternative vendors. In addition, the parties agreed that during the period ending five years after the Effective Time, WPS will provide or cause its subsidiaries to provide, charitable contributions and community support within the service area of UPPCO at aggregate levels not less than the average annual level of total charitable contributions and community support provided by UPEN and its subsidiaries during the three calendar years immediately prior to the date of the Merger Agreement.

             WORK FORCE MATTERS

             Subject to applicable collective bargaining agreements, WPS has agreed to offer employment opportunities to employees of UPPCO on terms and conditions consistent with the employment opportunities offered to employees of WPS or its subsidiaries. To the extent that any of such employees are transferred from UPPCO to any affiliate or subsidiary of WPS, WPS will provide relocation assistance and benefits to such employees on terms comparable to those offered by WPS to its own employees. WPS has also agreed, pursuant to the Merger Agreement, that to the extent that any reductions in work force are deemed to be required, such reductions will be made on a fair and equitable basis, in light of the circumstances and objectives to be achieved giving appropriate consideration to previous work history, job experience and qualifications, and treating all employees equally, without regard to whether prior employment was with WPS or any of its subsidiaries. WPS and UPEN have agreed to consult with each other with respect to the retention of personnel pending the Effective Time.

                              PARTIES TO THE MERGER

             WPS

             WPS is a holding company whose principal subsidiary is WPSC, a regulated electric and gas utility. At June 30, 1997, WPSC served 370,000 electric retail customers and 214,000 gas retail customers in an 11,000 square mile service territory in Northeastern Wisconsin and Upper Michigan. Additionally, WPSC provides wholesale (full or partial requirements) electric service, either directly or indirectly, to 12 municipal utilities, three Rural Electrification Administration financed electric cooperatives, and a privately-held utility. WPS also owns two non-regulated subsidiaries, ESI and PDI. For fiscal year 1996, WPSC, ESI and PDI represented approximately 82%, 18% and 0.2% of WPS' consolidated revenues and 95%, 4% and 1% of WPS' consolidated assets, respectively.

             UPEN

             UPEN is a holding company incorporated under the laws of the State of Michigan in 1988. UPEN's principal subsidiary, UPPCO, is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in the Upper Peninsula of Michigan. UPPCO serves approximately 48,000 customers in two-thirds of Michigan's Upper Peninsula. UPPCO's service area covers approximately 4,460 square miles of primarily rural countryside. UPPCO furnishes energy to 99 communities and adjacent areas and provides energy for resale to two other investor-owned electric utilities, two cooperatives and four municipalities. The main industries in UPPCO's service area are forest products, iron mining and processing, tourism and small manufacturing.

             UPEN has two other subsidiaries, Upper Peninsula Building Development Company, which owns the corporate headquarters building and leases it to UPPCO and PENVEST, Incorporated, which explores investment opportunities in telecommunications, engineering services and other non-regulated businesses.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF UPEN'S
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             RESULTS OF OPERATIONS

             UPEN is the parent of UPPCO, an electric utility, and two nonutility subsidiaries. The utility operations of UPPCO are the primary source of earnings.

             Earnings

             Earnings per share in 1996 were $1.73 compared with $1.78 in 1995 and $1.82 in 1994. The 2.8% decrease in earnings in 1996 is attributable to a full-year impact of a 5.7% reduction in retail rates in April 1995 and a decline in large-industrial sales, offset by a reduction of maintenance expenditures. Earnings declined slightly in 1995 as a 7.7% reduction in operation and maintenance expense, exclusive of power supply costs, combined with a 1.0% increase in energy sales, offset the April rate decrease. Earnings per share for the six months ended June 30, 1997 were $.87 compared to $.91 for the same period in 1996, mainly due to a decrease in electric utility margins of UPPCO.

             Sales and Revenues

             The majority of operating revenues come from the sale of electricity based on rates authorized by the Michigan Commission and the FERC. Over the past three years, approximately 90% of energy sales revenues were under the jurisdiction of the Michigan Commission.

             Fluctuations in revenues occur because of changes in rates, power supply costs, number of customers, weather, and energy-consumption trends. Power supply cost recovery matches fuel and purchased-power cost changes and does not affect earnings.

             In 1996, operating revenues were 4.6% lower than in 1995 because of lower power supply costs, reduced sales, and the April 1995 retail rate reduction. Operating revenues in 1995 were 2.3% lower than in 1994. The April 1995 rate reduction and a slight decrease in power supply costs were the major reasons for the lower 1995 revenues. Operating revenues for the six months ended June 30, 1997 increased 2.4% compared to the same period in 1996, mainly due to an increase on the unit cost of power supply and higher emergency sales to large industrial customers.

             Sales of electric energy accounted for 93.1% of operating revenues in 1996. Electric sales in 1996, 1995, and 1994 were 821,311 MWh, 846,951 MWh, and 838,518 MWh, which included 12,370 MWh, 39,816 MWh, and 31,793 MWh, respectively, sold at a non-firm emergency rate established in 1993 for certain large-industrial customers.

             Excluding emergency sales, 1996 and 1995 energy sales were up 0.2% and 0.4%, respectively. In the past two years, there has been a general rise in sales, with the exception of large industrials due in large part to the closure of the K.I. Sawyer Air Force Base in September 1995. Small-commercial sales continue to lead the way, rising by 2.4% in 1996 following a 4.1% gain in 1995.

             Sales to K.I. Sawyer Air Force Base accounted for $672,000, $1,406,000, and $2,783,000 of revenues in 1996, 1995, and 1994, respectively.  New load continues to develop on the base site.

             Customers with firm energy requirements exceeding 20,000 MWh in either of the past two years were:

                                          1996         1995           %
                                           MWh          MWh        Change

    Stone Container Corporation          62,053       70,180      -11.6
    City of Gladstone                    30,471       30,042        1.4
    Michigan Technological
     University                          25,992       25,926        0.3
    City of Negaunee                     22,741       22,551        0.8
    Ontonagon R.E.A.                     20,825       19,922        4.5
    Lakehead Pipeline Company            17,970       21,047      -14.6
    K.I. Sawyer Air Force Base           12,749       26,970      -52.7

   Operating Expenses

             Operating expenses decreased 4.5% in 1996 following a 2.6% decline in 1995.

             Power supply costs (fuel and purchased power) accounted for 37.0%, 38.7%, and 38.1% of operating expenses in 1996, 1995, and 1994, respectively. Power supply costs change depending on overall system energy requirements, unit production costs for generation, and purchased-power rates. Purchased power represented 80.8%, 84.1%, and 84.8% of output to lines in 1996, 1995, and 1994, respectively. The decrease in the percentage of UPPCO's energy requirements purchased in 1996 was due to a 23.1% increase in hydro generation resulting from record snowfalls and a late spring.

             Power supply costs decreased 8.7% and 1.0% in 1996 and 1995, respectively. These costs on a per-unit basis decreased 8.2% in 1996 because of a higher hydro generation and reduced purchased-power costs. In 1995, power supply costs decreased 1.6% on a per-unit basis, more than offsetting increased energy requirements. Power supply costs for the six months ended June 30, 1997 were 16.3% higher as compared to the same period in 1996 due to a rise in the average unit cost of power supply resulting from higher unit cost power purchases.

             Other operation expenses were 1.6% higher in 1996 as the reduced costs associated with fewer employees were offset by increased outside service needs associated with such areas as the changing regulatory climate and other strategic or operational changes. In 1995, other operation expenses were 9.0% lower as a result of reduced employment levels and associated benefit costs. For the six months ended June 30, 1997, other operation and maintenance expenses decreased 5% as compared to the same period in 1996 due mainly to efficiencies recognized from the implementation of a customer call center and a lower level of expense associated with the transmission and distribution system.

             In 1996, maintenance expenses decreased 23.6% because of reduced tree-trimming and production-plant expenditures. Maintenance expenses were 2.7% lower in 1995 despite additional tree-trimming and production-plant expenditures because of ash-site closure costs in 1994.

             Depreciation and amortization expense, which is normally a function of plant in service, decreased 2.3% in 1996 following a 3.7% increase in 1995. The decrease in the current year was due to an increase in the estimated service life of the Victoria hydro facility.
   Depreciation expense decreased in the six-month period ended June 30, 1997 as compared to the same period in 1996 due to lower depreciation rates on the hydro plant accounts.

             Ad Valorem taxes increased 6.8% and 4.5% in 1996 and 1995, respectively, due to additional plant in service. Ad valorem taxes increased 5.9% for the six-month period ended June 30, 1997 as compared to the same period in 1996 due to an increase in electric plant in service. Other taxes decreased 13% in the current six-month period as compared to the same period in 1996 due to lower payroll related taxes reflecting fewer employees.

             Total interest charges increased slightly in 1996 due to additional short-term borrowing requirements. In 1995, interest charges remained relatively unchanged, as most cash needs were satisfied internally.

             FUTURE OUTLOOK

             In Michigan, the implementation of customer choice has been studied for several years. Governor John Engler requested the Michigan Commission to refine and act upon a "blueprint for competition" issued in January 1996. In December 1996, commission staff issued a report that recommends a restructuring approach that would allow customers to choose their electric power supplier over a phase-in period through 2003.

             The Michigan Commission staff report provides utilities the opportunity to recover stranded costs through a transition charge for customers who choose alternative energy suppliers. Concepts such as a performance-based cost-recovery system, rate-reduction bonds, and service-reliability standards are also addressed in the report.

             The Michigan Commission has not yet acted on the staff proposal, which is also subject to public comment. While UPEN believes that the issues will be debated by interest groups with opposing needs, it appears that customer choice will be available to some degree in Michigan in the near future.

             In its order 888, FERC required each utility with transmission lines that could potentially be used for buying or selling wholesale energy to file an Open-Access Tariff for transmission services. This tariff "unbundles" or isolates transmission services from the complete delivery packages that make up most utility rates. Order 888 also defines the terms, conditions, and rates for transmission services to be provided by transmission-system owners. UPPCO filed its tariff on January 31, 1997.

             Another FERC order would have required UPPCO to separate its power marketing function from its transmission operations and planning function and to post its transmission capacity availability and tariff rates on an electronic bulletin board via the Internet. UPPCO requested and was granted a waiver from these requirements because of its small size and the additional expense involved with compliance.

             UPPCO cannot predict with any certainty the final outcome of deregulation efforts nor their effect on UPPCO. However, because of UPPCO's relatively limited energy sales growth projections and the ever-increasing competitive nature of the electric business, it will continue to concentrate on efforts to reduce costs and develop a more efficient organization to improve its competitive position.

             Management believes that UPPCO meets the criteria of Statement of Financial Accounting Standards No. 71 (SFAS 71), "Accounting for the Effects of Certain Types of Regulation," and that all regulatory assets are probable of recovery. Should UPPCO no longer meet the criteria of SFAS 71, such regulatory assets would be removed.

             UPPCO's work force involved in regulated utility activities has decreased by 25.2% over the last three years, from 250 employees at the beginning of 1994 to 187 at December 31, 1996. In addition to normal retirements, these reductions were accomplished through voluntary retirements, severance programs, and layoffs. UPPCO believes that it is near the employee complement needed for the future, and further cost reductions will likely come through workplace efficiencies and operational changes.

             UPEN has entered into an agreement with the Michigan Department of Natural Resources to monitor groundwater surrounding the John H. Warden Station ash landfill, which was closed in 1994. Such monitoring is to be performed over a 30-year period. At December 31, 1996, UPEN has recorded an estimated liability of $689,000 offset by a regulatory asset of $689,000 being amortized over the monitoring period.

             Under contract with Wisconsin Electric Power Company ("WEPCO"), UPPCO has staffed and operated WEPCO's Presque Isle Power Plant located in Marquette, Michigan, since 1988. Under the terms of the agreement, UPPCO receives a management fee plus reimbursement for all costs associated with labor and other services provided. In December 1996, WEPCO gave notification that it intends to terminate the contract on December 31, 1997. The terms of the agreement call for all UPPCO employees at the plant to be offered employment by WEPCO. UPPCO and WEPCO representatives have begun efforts to ensure an orderly transition. UPPCO management believes that this action will not have a material adverse effect on its financial position or results of operations.

             LIQUIDITY AND CAPITAL RESOURCES

             UPEN's cash needs are principally for construction expenditures and debt retirement. Cash is generated through internal operations and external financing.

             To meet short-term cash needs, credit agreements are maintained with certain banks. These agreements are reviewed annually in the second quarter of the year. When short-term borrowings grow beyond normal seasonal requirements, they are replaced with long-term financing. UPEN had $5,000,000 of short-term notes outstanding at December 31, 1996, and had $5,500,000 of unused lines of credit available at or below the prime rate. UPEN had $7,600,000 of short-term notes outstanding at June 30, 1997, and had $5,900,000 of unused lines of credit available at or below the prime rate.

             Substantial cash flows are generated annually from operating activities. Net cash from this source was $11,475,000 in 1996, $13,101,000 in 1995, and $11,052,000 in 1994.

             During the three-year period 1994 through 1996, there were no long-term financing activities. In 1994, UPEN repurchased 25,000 common shares on the open market for $443,000.

             Investment activities in 1996, 1995, and 1994 totalled $30,156,000 of capital expenditures, of which $7,298,000 was spent on a transmission line project (Chandler) to improve service to Delta County. Other utility expenditures were primarily for distribution and transmission improvements, new service requests, and equipment replacement.

             Utility capital expenditures are expected to be $3,900,000 in 1997. Cash requirements will be met primarily with short-term borrowings and internally generated funds.

             In 1998 through 2001, UPEN is forecasting $22,000,000 of capital expenditures for system improvements and replacements. UPEN estimates that almost all cash requirements will be internally generated.

             Due to its capital-intensive nature, the utility industry is influenced by inflation. UPPCO's current utility regulation recognizes only original-cost rate base. However, assuming the continued ability to bill customers for increases in power supply costs and the receipt of adequate and timely rate relief, UPPCO will recover cost escalations caused by inflation.

                        DESCRIPTION OF WPS CAPITAL STOCK

             AUTHORIZED CAPITAL STOCK

             The aggregate number of shares of WPS capital stock which WPS has authority to issue is One Hundred Million (100,000,000), consisting of one class only, designated as "Common Stock," with a par value of one dollar ($1.00) per share. As of June 30, 1997, 23,877,567 shares of WPS Common Stock were issued and outstanding.

             WPS COMMON STOCK

             Dividend and Liquidation Rights

             All shares of WPS Common Stock will participate equally with respect to dividends and rank equally upon liquidation subject to the rights of holders of any prior ranking stock which may be subsequently authorized and issued. In the event of liquidation, dissolution or winding up of WPS,the owners of WPS Common Stock are entitled to receive pro rata the assets and funds of WPS remaining after satisfaction of all creditors of WPS and payment of all amounts to which owners of prior ranking stock, if any, then outstanding may be entitled.

             Voting Rights

             Except as hereinafter set forth and subject to Section 180.1150 of the WBCL (described under "Certain Statutory and Other Provisions" below), every holder of WPS Common Stock has one vote for each share.

             No shareholder of WPS has cumulative voting rights which means that the holders of shares entitled to exercise more than 50% of the voting power of shares entitled to vote, represented in person or by proxy at a meeting at which a quorum (a majority of the shares entitled to vote) is represented, are entitled to elect all of the directors to be elected. Under the WPS Articles and By-Laws, the WPS Board of Directors is divided into three classes of three directors each. One class is elected each year for a three-year term.

             Article 5 of WPS' Articles provides that, subject to the exception discussed below, a director may be removed only for cause by the affirmative vote of shareholders possessing a majority of the voting power of the then outstanding shares of voting stock. As defined in Article 5, "cause" exists only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or such director has been adjudged to be liable for negligence or misconduct in the performance of his duty to WPS in a matter which has a materially adverse effect on the business of WPS, and such adjudication is no longer subject to direct appeal. Article 5 also provides for the removal of a director by the shareholders without cause when such removal is recommended by the "Requisite Vote" of the directors and approved by the affirmative vote of shareholders possessing a majority of the voting power of the then outstanding shares of voting stock. The term "Requisite Vote" is defined as the affirmative vote of at least two-thirds of the directors then in office plus one director. Unless "cause" is established or removal is recommended by the Requisite Vote of the directors, a director may not be removed from office even if shareholders possessing a majority of the voting power favor such action. Additionally, pursuant to Article 5, vacancies on the Board, including those resulting from the removal of a director, may be filled for the unexpired portion of the director's term by the majority vote of the remaining members of the Board.

             Article 5 of WPS' Articles provides that those sections of
   Article III of WPS' By-Laws which set forth the general powers, number, qualifications and classification of directors may be amended, altered, changed or repealed only by the affirmative vote of shareholders possessing at least 75% of the voting power of the then outstanding shares of WPS Common Stock generally possessing voting rights in the election of directors, or by the Requisite Vote of the directors. Article 5 of WPS' Articles provides that Article 5 may itself be amended, altered, changed or repealed only by the affirmative vote of shareholders possessing at least 75% of the voting power of the then outstanding shares of WPS Common Stock generally possessing voting rights in the election of directors.

             CERTAIN STATUTORY AND OTHER PROVISIONS

             Statutory Provisions

             Section 180.1150 of the WBCL provides that the voting power of shares of an "issuing public corporation," which includes WPS, which are held by any person holding in excess of 20% of the voting power in the election of directors of the issuing public corporation's shares shall be limited to 10% of the full voting power of such excess shares. This statutory voting restriction will not be applicable to shares acquired directly from WPS, to shares acquired in a transaction incident to which shareholders of WPS vote to restore the full voting power of such shares (either before or after the acquisition of the shares) and under certain other circumstances.

             Except as may otherwise be provided by law, the requisite affirmative vote of shareholders for certain significant corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote thereon. Sections 180.1130 through 180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation," certain business combinations not meeting certain adequacy-of-price standards specified in the statute must be approved by (a) the holders of at least 80% of the votes entitled to be cast and (b) two-thirds of the votes entitled to be cast by the corporation's outstanding voting shares owned by persons other than a "significant shareholder" who is a party to the transaction or an affiliate or associate thereof. Section 180.1130 defines "business combination" to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation.

             Sections 180.1140 through 180.1145 of the WBCL provides that a "resident domestic corporation," such as WPS, may not engage in a "business combination" with an "interested stockholder" (e.g., a person beneficially owning 10% or more the aggregate voting power of the stock of such corporation) within three years after the date (the "stock acquisition date") on which the interested stockholder acquired his or her 10% or greater interest, unless the business combination (or the acquisition of the 10% or greater interest) was approved before the stock acquisition date by the corporation's board of directors. If the interested stockholder fails to obtain such approval by the board of directors, then even after such three-year period, a business combination with the interested stockholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by such interested stockholder, unless the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by non-interested shareholders.

             The above sections of the WBCL and certain provisions of the WPS Articles and By-Laws, could have the effect, among others, of discouraging takeover proposals for WPS or impeding a business combination between WPS and a major shareholder of WPS.

             Section 196.795 of the Wisconsin Statutes states that no person may hold or acquire directly or indirectly more than 10% of the outstanding voting securities of a public utility holding company with the unconditional power to vote such securities unless the PSCW determines, after investigation and an opportunity for hearing, that such holding or acquisition is in the best interests of utility customers, investors and the public.

             Preemptive Rights

             No holder of WPS Common Stock has any preemptive or subscription rights.

             Conversion Rights, Redemption Provisions and Sinking Fund
   Provisions

             WPS Common Stock is not convertible, is not redeemable and has no sinking fund.

             Liability to Further Calls or to Assessment

             The shares of WPS Common Stock issued pursuant to the Merger will be fully-paid and non-assessable by WPS, except for certain statutory personal liability which may be imposed upon shareholders under Section 180.0622(2)(b) of the WBCL. The substantially identical predecessor to such statute has been judicially interpreted to mean that shareholders of a Wisconsin corporation are subject to personal liability, up to an amount equal to the consideration for which their shares were issued (instead of the aggregate par value in the case of shares with par value, as the statute states), for all debts owing to employees of the corporation for services performed for the corporation, but not exceeding six months service in any one case. The provisions of this Section of the WBCL are presently applicable to the shares of capital stock of the Company.

             COMMON STOCK PURCHASE RIGHTS

             On December 12, 1996, the Board of Directors of WPS approved the issuance to shareholders as of December 16, 1996, of a dividend of one Right for each outstanding share of WPS Common Stock. The Rights are not presently exercisable, but ten days after a person or group acquires 15% or more of WPS Common Stock or ten business days (subject to extension) after a person or group announces a tender offer to acquire at least 15% of the WPS Common Stock, the Rights will become exercisable. Such Rights will entitle each holder of Common Stock of WPS to purchase one share of authorized but unissued Common Stock of WPS for each Right. The exercise price of each Right is $85. Upon the acquisition by any person or group of 15% or more of the Common Stock of WPS, each Right, other than Rights held by an acquiring party, will entitle the holder to purchase, at the exercise price, Common Stock of WPS having a market value of two times the exercise price. The Rights Agreement excludes from the effects thereof the inadvertent acquisition of 15% or more of WPS Common Stock, provided there is prompt divestment to less than 15%. The Rights may be redeemed or may under certain circumstances, be exchanged for shares of Common Stock of WPS, all as provided and subject to the limitations set forth in the agreement setting forth the terms of the Rights; otherwise, such rights expire on December 11, 2006. None of the shareholders or percentages of outstanding shares reported in this Proxy Statement/Prospectus reflect the Rights or shares of Common Stock which may be purchased upon the exercise of the Rights. See also "COMPARISON OF RIGHTS OF SHAREHOLDERS OF WPS AND UPEN--WPS Rights Plan."

             RESTRICTION ON DIVIDENDS PAYABLE BY WPSC TO WPS;
             LIMITATIONS ON CAPITAL STRUCTURE

             WPSC is restricted by an order of the Wisconsin Commission to paying normal common stock dividends of no more than 109% of the previous year's common stock dividend. WPSC must maintain a capital structure (i.e., the percentages by which each of common stock, preferred stock and debt constitute the total capital invested in a utility) which has a common equity range of 47% to 52%. Each of these limitations may be modified by a future order of the Wisconsin Commission.

              COMPARISON OF RIGHTS OF SHAREHOLDERS OF WPS AND UPEN

             GENERAL

             Upon consummation of the Merger, the shareholders of UPEN will become shareholders of WPS, and their rights will be governed by the WPS Articles and the WPS Bylaws which differ in certain material respects from the UPEN Articles and UPEN Bylaws. As shareholders of WPS, the rights of former UPEN shareholders will be governed by Wisconsin law (including the WBCL) rather than Michigan law (including the MBCA) which currently governs such rights. Certain significant differences between the current rights of UPEN shareholders and the rights of WPS shareholders following consummation of the Merger are described below.

             The following discussion is not intended to be complete and is qualified in its entirety by reference to the WPS Articles and the WPS Bylaws, each of which is available for inspection at the principal executive offices of WPS, the UPEN Articles and the UPEN Bylaws, each of which is available for inspection at the principal executive offices of UPEN, and the WBCL and the MBCA.

             AUTHORIZED CAPITAL STOCK

             The authorized capital stock of UPEN currently consists of 5,000,000 shares of UPEN Common Stock, without par value (of which 2,950,001 shares were issued and outstanding as of July 10, 1997) and 500,000 shares of Preferred Stock, without par value (of which none are issued and outstanding).

             The authorized capital stock of WPS currently consists of 100,000,000 shares of WPS Common Stock of which 23,896,962 shares were issued and outstanding as of July 10,1997.

             VOTING RIGHTS

             Both the WPS Articles and the UPEN Articles grant the holders of Common Stock the exclusive right to vote for the election of directors and for all other purposes, except as may be otherwise provided therein or by applicable law. Under both the WBCL and the MBCA, shareholders are entitled to cumulate their voting power only if such right is expressly granted in a corporation's articles of incorporation. Neither the WPS Articles nor the UPEN Articles grant such right to shareholders.

             SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION
             BY WRITTEN CONSENT

             The WBCL provides that special meetings of shareholders shall be held if called by the board of directors or any other persons authorized to do so by the articles of incorporation or bylaws or upon the demand of the holders of at least 10% of all votes entitled to be cast on an issue proposed to be considered at such meeting. Under the WPS Bylaws, special meetings of shareholders may be called by the President, the Chairman of the Board, or by Resolution of the Board of Directors and shall be called in the event that the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed meeting sign, date, and deliver to the corporation one or more written demands for a the meeting describing one or more purposes for which it is to be held. Notice of special meetings must be given within 30 days after the date that the demand is delivered to WPS and not less than 10 nor more than 60 days before the date of the meeting.

             The MBCA provides that a special meeting of shareholders may be called by the board, or by officers, directors or shareholders as provided in the bylaws. Under the UPEN Bylaws, special meetings of shareholders may be called by the Chairman of the Board, President, the Board of Directors or at the request in writing by shareholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. The MBCA further provides that upon application of the holders of not less than 10% of all the shares entitled to vote at a meeting, the circuit court of the county in which the principal place of business or registered office is located, for good cause shown, may order a special meeting of shareholders. Consistent with the MBCA, the UPEN Bylaws provide that notice of special meeting be given no less than 10 nor more than 60 days prior to the date of the meeting. A special meeting ordered by the circuit court must be called in accordance with the court order.

             The WBCL provides that shareholders may take action without a meeting and without board action by unanimous written consent of all shareholders entitled to vote, or, if the articles of incorporation so provide, by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number, or, in the case of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted, except elections of directors for which shareholders may vote cumulatively.

             The MBCA provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote if before or after the action the shareholders entitled to vote unanimously consent in writing. The MBCA also provides that a corporation's articles of incorporation may provide for action by consent by the number of shares that would be required to take such action at a meeting.

             Neither the WPS Articles or the UPEN's Articles contain provisions with respect to shareholder action without a meeting.

             BOARD OF DIRECTORS

             The UPEN Bylaws provide that the number of directors of UPEN shall be not less than six (6) nor more than seven (7), except when the offices of Chairman of the Board of Directors and President are held by different persons, during which times such number may be no more than eight (8).

             The WPS Bylaws provide that the number of directors of WPS shall be nine (9).

             The UPEN Articles and the WPS Bylaws each provide that the board of directors will be divided into three classes, and each class will generally serve for a term of three (3) years. The term of one class of directors expires annually, so it is only possible to elect one class of the board of directors in any one year.

             REMOVAL OF DIRECTORS

             The WBCL and MBCA both provide for the removal of directors by the shareholders with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. The UPEN Articles provide that at a meeting of the shareholders called for the purpose of removing a director, the shareholders may vote to remove such director from office for cause; provided, however, that the shareholders may only vote once to remove a director during such director's term, if such director's term is three years or less. The WPS Articles generally provide that any director may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in the election for Directors, considered for this purpose as one class; provided, however, that if the Board of Directors by a resolution adopted by the requisite vote recommends removal of a director, the shareholders may remove such director by the foregoing vote without cause.

             Under the WBCL, a director may be removed by the shareholders only at a special meeting called expressly for that purpose.

             VACANCIES ON THE BOARD OF DIRECTORS

             The MBCA and the WBCL both provide that unless the articles of incorporation provide otherwise, a vacancy may be filled by the shareholders, the board of directors, or if the directors remaining in office constitute fewer than a quorum of the board, the directors, by the affirmative vote of a majority of all directors remaining in office. A vacancy that will occur at a specific later date, because of a resignation effective at a later date may be filled before the vacancy occurs, but the new directors may not take office until the vacancy occurs.

             The WBCL further provides that if the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group may vote to fill the vacancy if it is filled by the shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors. The MBCA similarly provides that if the holders of any class(es) of stock or series are entitled to elect one or more directors to the exclusion of other shareholders, only the holders of shares of that class(es) or series of shares may vote to fill the vacancy if it is filled by shareholders, and only the remaining directors elected by that class or series then in office, whether or not those directors constitute a quorum, may vote to fill the vacancy if it is filled by the directors.

             The UPEN Articles do not address the filling of vacancies on the board of directors. The UPEN Bylaws provide that vacancies in the board of directors shall be filled by the remaining directors. Any director so elected shall serve until his successor is elected by the shareholders at the next annual meeting of the shareholders or at any special meeting called for that purpose. The WPS Articles provide that any vacancy occurring in the Board of Directors, including a vacancy caused by an increase in the number of Directors, may be filled by the affirmative vote of a majority of Directors then in office, though less than a quorum of the Board of Directors, or by a sole remaining Director. Any director so elected to fill a vacancy shall hold office until the next election of the class to which such director is elected and until a successor shall have been elected and qualified.

             LIMITATION OF LIABILITY; INDEMNIFICATION

             The MBCA provides that a corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action or suit by the reason that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation against actual and reasonable expenses if the individual acted in good faith and in a manner he or she believed to be in the best interests of the corporation or its shareholders; provided that the corporation determines in each case that the person has met the applicable standard of conduct set forth in the MBCA and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. The MBCA further provides that to the extent a person is successful on the merits or otherwise in defense of an action, he shall be indemnified against actual and reasonable expenses incurred by him in connection with the action. In addition, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding, subject to certain conditions.

             Under the MBCA, the determination of a persons right to indemnification must be made in the following ways: (a) by a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit, or proceeding; (b) if a quorum cannot be obtained under subdivision (a), by majority vote of a committee duly designated by the board and consisting solely of 2 or more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding; (c) by independent legal counsel in a written opinion, which counsel shall be selected in one of the following ways: (i) by the board or its committee in the manner prescribed in subdivision (a) or (b); (ii) if a quorum of the board cannot be obtained under subdivision
   (a) and a committee cannot be designated under subdivision (b), by the board; (d) by all independent directors (as defined in Section 107(3) of the MBCA) who are not parties or threatened to be made parties to the action, suit, or proceeding; or (e) by the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted.

             The UPEN Articles provide that a director of UPEN shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for certain actions enumerated in the UPEN Articles. The UPEN Articles further provide that UPEN shall indemnify any and all of its directors and officers, or former directors and officers, or any individual who is or was serving at the Corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (whether for profit or not).

             The WBCL provides that a corporation shall indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. In cases not covered by the above, a corporation shall indemnify a director or officer against liability incurred by a director or officer in a proceeding to which the director officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach constitutes a wilful failure to deal fairly with the corporation or its shareholders in connection with that matter in which the director or officer has a material conflict of interest, a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, a transaction form which the director or officer derived an improper personal profit or wilful misconduct. A corporation shall indemnify an employee who is not a director or officer, to the extent such employee has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred because he or she was an employee of the corporation. A corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or an officer of the corporation to the extent provided by the articles of incorporation or bylaws, by general or specific action of the board of directors or by contract.

             The WBCL further provides that unless otherwise provided by the articles of incorporation or bylaws or by written agreement between the director or officer and the corporation,the director or officer seeking indemnification shall select one of the following means for determining his or her right to indemnification: (a) by a majority vote of a quorum of the board consisting of directors who are not parties to the same or related proceedings; if a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the board and consisting solely of 2 or more directors not at the time parties to the same or related proceedings; (b) by independent legal counsel selected by a quorum of the board or its committee in the manner prescribed in subdivision (a) or if unable to obtain such a quorum or committee, by a majority vote of the full board; (c) by a panel of 3 arbitrators consisting of one arbitrator selected by those directors entitled under subdivision (b) to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the 2 arbitrators previously selected; (d) by an affirmative vote of shares as provided under the WBCL; (e) by a court order under the WBCL; and (f) by any other method provided for in any additional right to indemnification permitted under the WBCL.

             The WPS Bylaws provide that WPS shall indemnify and hold harmless any person who is or was a party or threatened to be made a party to any action by reason of his status as a director or officer of WPS or an Affiliate (an "Executive") and/or by reason of acts performed in the course of such Executive's duties to WPS and/or an Affiliate against liabilities and reasonable expenses incurred by or on behalf of such Executive in connection with any action to the extent such Executive has been successful on the merits or otherwise in connection with such action. WPS will not indemnify an Executive if the action was initiated or brought voluntarily by the Executive, subject to certain exceptions enumerated in the WPS Bylaws. WPS is required to pay any expenses incurred by a director or officer in defending such an action, in advance of the final disposition of such action, following the satisfaction of certain conditions.

             AMENDMENTS TO ARTICLES OF INCORPORATION

             The MBCA provides that, amendments to articles of incorporation must generally be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and, in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the outstanding shares of each such class or series, unless the articles of incorporation or specific amendments prescribed in the MBCA require a greater proportion. The WBCL generally requires the approval of a majority of the votes entitled to be cast on the amendment by each voting group with respect to which the amendment would create dissenters' rights and a majority of votes of every other voting group entitled to vote on the amendment, unless the articles of incorporation, bylaws adopted under authority granted in the articles of incorporation or the WBCL require a greater proportion.

             UPEN's governing documents do not address amendments to the articles of incorporation. The WPS Articles provide that certain provisions with respect to the powers, removal and the filling of vacancies on the Board of Directors may only be amended, altered, changed or repealed by the affirmative vote of shareholders possessing at least three-fourths of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in elections for Directors, considered for this purpose as one class.

             AMENDMENTS TO BYLAWS

             The MBCA provides that the shareholders or the board of directors may amend, repeal or adopt bylaws unless the articles of incorporation or the bylaws reserve this power exclusively to the shareholders or provide that the board of directors may not alter or repeal the bylaws. UPEN's governing documents permit amendment by either the shareholders or directors of UPEN by majority vote at any regular or special meeting, subject to prior notice being given of the proposed amendment, however, the UPEN Articles provide that the Board of Directors shall not make or alter the Bylaws fixing their qualifications, classifications or term of office.

             The WBCL permits shareholders and the board of directors to amend, repeal or adopt the bylaws, provided, with respect to the board of directors, the articles of incorporation nor the WBCL reserves this power exclusively to the shareholders or the shareholders in adopting, amending or repealing a particular bylaw provide within the bylaws that the board of directors may not amend, repeal or readopt that bylaw. The WBCL additionally provides that if authorized by the articles of incorporation, shareholders may amend or adopt a bylaw that fixes a greater or lower quorum requirement or greater voting requirement for shareholders than is provided in the WBCL. Such adoption or amendment must meet the same quorum and voting requirements then in effect. Such bylaw fixing a greater or lower quorum requirement or a greater voting requirement as described above, may not be adopted, amended or repealed by a the board of directors. A bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for the board of directors may be amended or repealed by shareholders, only if originally adopted by shareholders, or shareholders or the board of directors if originally adopted by the board of directors. A bylaw fixing a greater or lower quorum requirement or a greater voting requirement for the board of directors may provide that it may be amended or repealed only be a specified vote of either shareholders or the board of directors. Action by the board of directors to adopt or amend a bylaw changing the quorum or voting requirements for the board of directors must meet the same quorum and voting requirements then in effect, unless a different voting requirement is specified by the WBCL.

             The WPS Bylaws provide that the Board of Directors shall have authority to adopt, amend, or repeal the Bylaws upon affirmative vote of a majority of the total number of directors at a meeting of the Board, the notice of which shall have included notice of the proposed amendment; but the Board of Directors shall have no power to amend any bylaw or to reinstate any bylaw repealed by the shareholders unless the shareholders confer such authority upon the Board of Directors. The WPS Bylaws further provide that by the affirmative vote of a majority of shareholders entitled to vote thereon, the shareholders have power to adopt, amend, or repeal any of the WPS Bylaws, at any regular or special meeting of the shareholders, provided, however, that the holders of at least 5% of the voting stock or the Board of Directors include in the notice of such regular or special meetings a statement of the nature of any amendment that is proposed for the consideration of the shareholders.

             The WPS Articles further limit the authority of the Board of Directors to amend certain bylaws covering the power, number, term and qualification of the members of the Board. Specifically, the WPS Articles provide that any amendment alteration, change or repeal of these bylaws must have the affirmative vote of shareholders possessing at least three-fourths of the voting power of the then outstanding shares of all classes generally possessing voting rights in elections for Directors, considered for this purpose as one class; provided, however, that the Board of Directors, by a resolution adopted by the affirmative vote of at least two-thirds of the Directors then in office plus one Director, may amend, alter, change or repeal such bylaws without the vote of shareholders.

             TAKEOVER STATUTES AND RELATED PROVISIONS

             Sections 180.1140 to 180.1144 of the WBCL (the "Wisconsin Business Combination Statute") regulate a broad range of "business combinations between a Wisconsin corporation and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include a merger or a share exchange, sale, lease exchange, mortgage pledge transfer, or other disposition of assets equal to at least 5% of the market value of the stock or assets of a corporation or 10% of its earning power, or issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation, and certain other transactions involving an "interested stockholder." An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statue) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if (a) the board of directors approved the acquisition of the stock prior to the acquisition date, (b) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder, or (c) the consideration to be received by shareholders meets certain requirements of the Wisconsin Business Combination Statute with respect to form and amount.

             In addition, the WBCL provides that certain mergers, share exchange or sales, leases, exchanges or other dispositions of assets in a transaction involving a "significant shareholder" are subject to a supermajority vote of shareholders, in addition to any approval otherwise required (the "Wisconsin Fair Price Statute"). A "significant shareholder" is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of a corporation or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of a corporation within the last two years. Certain transactions with a significant shareholder must be approved by 80% of the voting power of the corporations' stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation stock not beneficially held by the significant shareholder who is a party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (a) the aggregate value of the per share consideration is equal to the higher of
   (i) the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the transaction, (ii) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed transaction, whichever is higher, or (iii) the highest liquidation or dissolution distribution to which holders of the shares would be entitled, and (b) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, if offered.

             Under Section 180.1150 (the "Wisconsin Control Share Statute") of the WBCL the voting power of shares, including shares issuable upon conversion of securities or exercise of options or warrants of an "issuing public corporation" held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the fully voting power of those shares. This restriction does not apply to shares acquired directly from the issuing public corporation in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares.

             Finally, Section 180.1134 (the "Wisconsin Defensive Action Restrictions") of the WBCL provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (a) acquire more than 5% of the outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares or (b) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors or a majority of the independent directors vote not to have this provision apply to the corporation. The restrictions described in clause
   (a) above may have the effect of deterring a shareholder from acquiring shares of WPS with the goal of seeking to have WPS repurchase such shares at a premium over the market price.

             Chapter 7A of the MBCA (the "Michigan Fair Price Act") establishes supermajority and fair price provisions for certain "business combinations." The provisions of the Michigan Fair Price Act apply to any Michigan corporation that: (i) has one hundred or more beneficial owners of its common stock; and (ii) did not have any beneficial owner of 10 percent or more of a class of common stock at the time the Fair Price Act became effective.

             The Michigan Fair Price Act provides that a supermajority vote of 90 percent of the shareholders and no less than 2/3 of the votes of noninterested shareholders must approve a "business combination." The Michigan Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who beneficially owns 10 percent or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

             The supermajority vote required by the Michigan Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the corporation is at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder; (ii) once becoming an interested shareholder, the person does not become the beneficial owner of any additional shares of the corporation except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends; (iii) once becoming an interested shareholder, the person does not receive the benefit, directly or indirectly, except proportionately as a shareholder, of any loans, advances, guarantees, pledges or other financial assistance provided by the corporation or any of its subsidiaries; and (iv) there has been at least five years between the date the person became an interested shareholder and the date the business combination is consummated.

             The requirements of the Michigan Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted, specifically, generally or generally by types, from the requirements of the Michigan Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.

             As is the case under the WBCL, the MBCA contains a control share statute (the "Michigan Control Share Act") which denies voting rights to "control shares" acquired in "control share acquisitions" unless the corporation's shareholders approve a resolution granting such rights which resolution must be approved by a majority of (a) all outstanding shares entitled to vote on the resolution and (b) all such shares excluding those which may be voted by the acquiring person, any officer of the corporation or any employee of the corporation who is also a director. "Control shares" are shares of an "issuing public corporation" which, when added to all other shares owned or which may be voted by a person, would entitle that person alone or as part of a group to control voting power in the election of directors within any of the following ranges: 1/5 or more but less than 1/3 of the voting power; 1/3 or more but less than a majority and a majority or more. A "control share acquisition" is the acquisition of ownership or the power to direct the voting of control shares. Shares acquired within a 90-day period or pursuant to a plan to make a control share acquisition, are considered to be acquired in the same acquisition. However, if voting rights for control shares have previously been authorized by shareholders under the Michigan Control Share Act, or if previous acquisitions were exempt from such Act, additional acquisitions of shares by the same person will not constitute control share acquisitions until the next threshold level is passed. Procedures for making a control share acquisition are set forth in the Michigan Control Share Act.

             Neither the governing documents of WPS or UPEN contain any provisions exempting or modifying the application of any of the takeover statutes and related provisions discussed under this heading.

             CERTAIN OTHER SUPERMAJORITY VOTING PROVISIONS

             In addition to the supermajority voting provisions previously described, the WPS Restated Article also contain certain other supermajority voting provisions requiring the affirmative vote of not less than three-fourths of the voting power of the then outstanding shares of all classes possessing voting rights in election for directors to effect any change, amendment, alteration or repeal of the provisions of Article 5 of the WPS Articles or Article III, Sections 1, 2, 3 and 4 of the WPS Bylaws relating to the general powers, number and classification of Directors; provided that the Board of Directors may make such change, amendment, alteration or repeal of Article III, Sections 1, 2, 3 and 4 with the affirmative vote of at least two-thirds of the Directors then in office plus one Director, without the vote of shareholders. The UPEN Bylaws do not contain similar supermajority voting provisions.

             RIGHTS PLAN

             On December 12, 1996, WPS declared a dividend of one common share purchase right (a "Right") for each outstanding share of common stock, $1.00 par value (the "Common Shares"), of WPS which dividend was paid on December 16, 1996 to the shareholders of record on that date (the "Record Date"). Each Right entitles the registered holder to purchase from WPS one Common Share of WPS at a price of $85 per Common Share, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between WPS and Firstar Trust Company, as Rights Agent (the "Rights Agent").

             Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (other than WPS, a subsidiary of WPS or of an employee benefit plan of WPS or a subsidiary) (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Common Shares (the "Shares Acquisition Date") or (ii) 10 business days (or such later date as may be determined by action of WPS's Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (other than WPS, a subsidiary of WPS or an employee benefit plan of WPS or of a subsidiary) of 15% or more of such outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate. Any person or group of affiliates or associated persons who, at the close of business on December 12, 1996, was the beneficial owner of at least 3,584,545 Common Shares (which number of shares constituted 15% of the number of Common Shares outstanding on such date) will not be deemed an "Acquiring Person" unless such person or group of affiliated or associated persons acquires beneficial ownership of additional Common Shares at any time that such person or group of affiliated or associated persons is or thereby becomes the beneficial owner of 15% or more of the Common Shares then outstanding.

             The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date, upon transfer or new issuance of Common Shares, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares, outstanding as of the Record Date, even without such notation, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

             The Rights are not exercisable until the Distribution Date. The Rights will expire on December 11, 2006 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by WPS, in each case as described below.

             The Purchase Price payable, and the number of Common Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares, (ii) upon the grant to holders of the Common Shares of certain rights or warrants to subscribe for or purchase Common Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Common Shares or (iii) upon the distribution to holders of the Common Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in Common Shares) or of subscription rights or warrants (other than those referred to above).

             In the event that any person becomes an Acquiring Person (a "Flip-In Event"), each holder of a Right (other than the Acquiring Person) will thereafter have the right to receive upon exercise that number of Common Shares (or, in certain circumstances cash, property or other securities of WPS or a reduction in the Purchase Price) having a market value of two times the then current Purchase Price. Notwithstanding any of the foregoing, following the occurrence of a Flip-In Event all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, or subsequently become beneficially owned by an Acquiring Person, related persons and transferees will be null and void. For example, if at the time of such transaction the Common Shares were trading at $34 per share and the exercise price of the Rights at such time were $85 per Right, each Right would thereafter be exercisable at $85 for 5 Common Shares (i.e., the number of shares that could be purchased in the open market for $170, or two times the exercise price of the Rights).

             In the event that, at any time following the Shares Acquisition Date, (i) WPS is acquired in a merger or other business combination transaction or (ii) 50% or more of its consolidated assets or earning power are sold (the events described in clauses (i) and (ii) are herein referred to as "Flip-Over Events"), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the then current Purchase Price. For example, if at the time of such transaction the acquiring company's common stock were trading at $40 per share and the exercise price of the Rights at such time were $85 per Right, each Right would thereafter be exercisable at $85 for 4.25 shares (i.e., the number of shares that could be purchased for $170 in the open market, or two times the exercise price of the Rights) of the acquiring company's common stock.

             With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Common Shares will be issued. In lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading day prior to the date of exercise.

   The Purchase Price is payable by certified check, cashier's check, bank draft or money order or, if so provided by WPS, the Purchase Price following the occurrence of a Flip-In Event and until the first occurrence of a Flip-Over Event may be paid in Common Shares having an equivalent value.

             At any time after a person becomes an Acquiring Person and prior to the acquisition by any Acquiring Person of 50% or more of the outstanding Common Shares, the Board of Directors of WPS may exchange the Rights (other than Rights owned by any Acquiring Person which have become void), in whole or in part, at an exchange ratio of one Common Share, (or of a share of a class or series of preferred stock of WPS having equivalent rights, preferences and privileges), per Right (subject to adjustment).

             At any time prior to a person becoming an Acquiring Person, the Board of Directors of WPS may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

             Other than provisions relating to the Redemption Price or Final Expiration Date, the terms of the Rights may be amended by the Board of Directors of WPS without the consent of the holders of the Rights, including an amendment to lower the threshold for exercisability of the Rights from 15% to not less than 10%, with appropriate exceptions for any person then beneficially owning a percentage of the number of Common Shares then outstanding equal to or in excess of the new threshold, except that from and after the Distribution Date no such amendment may adversely affect the interests of the holders of the Rights.

             Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of WPS, including, without limitation, the right to vote or to receive dividends. While distribution of the Rights will not constitute a taxable event to the shareholders or WPS, the shareholders may, depending on the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Shares (or other consideration) of WPS or for common stock of the acquiring company, as set forth above.

             As of December 12, 1996, there were 23,896,962 Common Shares issued and outstanding. Each outstanding Common Share on December 16, 1996 received one Right. As long as the Rights are attached to the Common Shares, WPS will issue one Right for each Common Share which becomes outstanding between December 16, 1996 and the Distribution Date so that all such shares will have attached Rights.

             The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire WPS without conditioning the offer on redemption of the Rights or on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of WPS prior to the time that the Rights may not be redeemed (as described above) since the Board of Directors may, at its option, at any time until the Shares Acquisition Date redeem all but not less than all the then outstanding Rights at $.001 per Right. The Rights are designed to provide additional protection against abusive takeover tactics such as offers for all shares at less than full value or at an inappropriate time (in terms of maximizing long-term shareholder value), partial tender offers and selective open-market purchases. The Rights are intended to assure that WPS's Board of Directors has the ability to protect shareholders and WPS if efforts are made to gain control of WPS in a manner that is not in the best interests of WPS and its shareholders.

             The Rights Agreement is attached as Exhibit 4.1 to WPS's Form 8-A filed December 13, 1996 (File No. 1-11337), which form is incorporated by reference in the Registration Statement of which this Proxy Statement/Prospectus forms a part. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the form of Rights Certificate attached thereto.

             UPEN does not have a shareholders rights plan at the date of this Proxy Statement/Prospectus.

             INSPECTION OF BOOKS, RECORDS AND STOCKHOLDERS LIST

             The MBCA permits any shareholder, upon five business days' prior written request, to inspect and copy during regular business hours various corporate books and records of the corporation; provided, that such request meets the requirements specified by law. The UPEN Bylaws provide that at least ten days before every election of Directors, a complete list of the Shareholders entitled to vote at said election shall be open at the place where said election is to be held for examination by any registered shareholder entitled to vote at such election and holding in the aggregate at least two percent of the outstanding capital stock. Additionally, any registered shareholder may inspect the list at the time and place of the election.

             The WBCL permits any shareholder, upon five business days' prior written request, to inspect and copy during regular business hours at the corporation's principal office, the corporation's bylaws, as then in effect; provided, that such request meets the requirements specified by law. A shareholder who has been the shareholder of record for at least six months or a person holding at least 5% of all outstanding shares, upon five days' prior written request, may inspect and copy, during regular business hours at a reasonable location specified by the corporation, any excerpts of minutes or records that the corporation is required to keep as permanent records by law, the accounting records of the corporation and the record of shareholders. The WPS Bylaws provide that the shareholders' list must be available for inspection by any shareholder beginning two business days after notice of the meeting is given for which the list was prepared and continuing to be available up to and through such meeting at the corporation's principal office or at a place identified in the notice of such meeting located in the city where the meeting will be held.

             LIABILITY OF SHAREHOLDERS

             The WBCL provides that the shareholders of every corporation are personally liable to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value were issued, for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' services in any one case.

             The MBCA provides that unless otherwise provided in the articles of incorporation, a shareholder is not personally liable for the acts or debts of the corporation except that he or she may become personally liable by reason of his or her own acts or conduct. The UPEN Articles do not contain provisions making UPEN shareholders personally liable for any of the debts or acts of UPEN.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

             CERTAIN SHAREHOLDERS OF UPEN

             To the knowledge of UPEN, no person, firm, corporation, or group owned, of record or beneficially, more than five percent of the outstanding Common Stock of UPEN on ____________, 1997.

             The following table sets forth certain information regarding the beneficial ownership of the UPEN Common Stock as of July 17, 1997 by:
   (a) UPEN Directors; (b) UPEN's Chief Executive Officer and certain other Executive Officers and (c) the Executive Officers and Directors of UPEN as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all common stock set forth opposite their names:

                                          Number of
                                     Common Stock Shares         Percent(b)
    Name of Beneficial Owner        Beneficially Owned(a)         of Class

    Clarence R. Fisher                        5,859                  *
    Samuel S. Benedict                          800                  *
    Rodger T. Ederer                            452                  *
    Thomas M. Strong                            285                  *
    Leonard Angeli                              140                  *
    Robert A. Ubbelohde                         100                  *
    Neil D. Nelson                            1,677(c)               *
    Burton C. Arola                           2,081                  *
    Executive Officers and
    Directors as a Group --
      (8 persons)                            11,394                  *

   (a) Each of the beneficial owners identified above has sole voting and investment power as to all of the shares shown in this column as beneficially owned, with the exception of those held by certain officers and Directors jointly with their spouses or directly by their spouses, minor children, or certain other relatives or relatives of their spouses.

   (b)  Asterisk indicates less than one percent.

   (c) Mr. Nelson's spouse owns sole voting and investment power as to 1,507 shares. Mr. Nelson disclaims any beneficial interest in said shares.

             CERTAIN SHAREHOLDERS OF WPS

             The information required herein is hereby incorporated by reference to WPS' annual report on Form 10-K for the fiscal year ended December 31, 1996.


       MANAGEMENT OF THE SURVIVING CORPORATION AND EXECUTIVE COMPENSATION

             The Merger Agreement provides that the WPS Board will take such action as is necessary to increase the size of the WPS Board by one director as of the Effective Time, and that the UPEN Board will designate a person, acceptable to the WPS Board, to fill such position. The Fisher Employment Contract provides that Mr. Fisher may terminate the Fisher Employment Contract if, among other things, he is not the designee elected to the Board of Directors of WPS for the period commencing with the Effective Time and ending on the third anniversary of the Effective Time.

             The information required herein is hereby incorporated by reference to (i) WPS's annual report on Form 10-K for the fiscal year ended December 31, 1996; (ii) the UPEN 1996 10-K and (iii) the portions of UPEN's Proxy Statement filed in connection with UPEN's Annual Meeting of Stockholders held on April 22, 1997 that have been incorporated by reference into the UPEN 1996 10-K.

                                  LEGAL MATTERS

             Certain legal matters with respect to the validity of the securities offered hereby and the Merger will be passed upon for WPS by Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Certain legal matters in connection with the Merger will be passed upon for UPEN by Reid & Priest LLP, 40 West 57th Street, New York, New York 10019.

                           ACCOUNTANTS REPRESENTATIVES

             It is expected that representatives of Deloitte & Touche LLP, UPEN's independent accountants, will be present at the UPEN Special Meeting to respond to appropriate questions of shareholders and to make a statement if they desire.

                                     EXPERTS

             The consolidated financial statements incorporated by reference in this Proxy Statement/Prospectus from the Annual Report on Form 10-K of WPS for the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

             The consolidated financial statements included and incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of UPEN for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are included and incorporated herein by reference from the Annual Report, and have been so included and incorporated in reliance on the reports of such firm given on their authority as experts in auditing and accounting.

                                  OTHER MATTERS

             It is not expected that any matters other than those described in this Proxy Statement/Prospectus will be brought before the Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the UPEN proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                       INDEX TO UPEN FINANCIAL STATEMENTS

                                                                         Page

   Audited Year End Financial Statements

   Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . .  F-2

   Consolidated Statements of Income . . . . . . . . . . . . . . . . . .  F-3

   Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . .  F-4

   Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . .  F-5

   Notes to Consolidated Financial Statements  . . . . . . . . . . . . .  F-7

   Unaudited Interim Financial Statements
   Consolidated Statements of Income for Six Months Ended June 30,
   1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-16

   Consolidated Statements of Cash Flow for Six Months Ended June 30,
   1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-17

   Consolidated Balance Sheets at June 30, 1997 and December 31, 1996  . F-18

   Notes to Consolidated Financial Statements  . . . . . . . . . . . . . F-20

   INDEPENDENT AUDITORS' REPORT

   To the Board of Directors
   of Upper Peninsula Energy Corporation

   We have audited the accompanying consolidated balance sheets of Upper Peninsula Energy Corporation ("UPEN") and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of UPEN's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of UPEN and its subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


   Deloitte & Touche LLP



   Chicago, Illinois
   February 7, 1997

                       UPPER PENINSULA ENERGY CORPORATION

   CONSOLIDATED STATEMENTS OF INCOME

                                             (Thousands of Dollars)
    Year Ended December 31              1996          1995          1994

    Operating Revenues  . . . . .      $58,302       $61,105       $62,530
    Operating Expenses:
      Operation - Power Supply
                   Costs  . . . .       18,245        19,973        20,168
                - Other . . . . .       14,863        14,622        16,064
      Maintenance . . . . . . . .        2,976         3,897         4,005
      Depreciation and
       Amortization . . . . . . .        5,584         5,718         5,514
      Federal Income Tax Expense         2,778         2,745         2,688
      Taxes Other Than Federal
       Income Taxes . . . . . . .        4,803         4,634         4,514
                                       -------       -------       -------
              Total . . . . . . .       49,249        51,589        52,953
                                       -------       -------       -------
    Operating Income  . . . . . .        9,053         9,516         9,577
                                       -------       -------       -------
    Other Income (Deductions):
      Interest Income . . . . . .           84            57            46
      Allowance for Equity Funds
       Used During Construction .          116            10             8
      Other . . . . . . . . . . .           97          (285)         (181)
      Federal Income Taxes  . . .          (80)           59            57
                                       -------       -------       -------
              Total . . . . . . .          217          (159)          (70)
                                       -------       -------       -------
    Income Before Interest
    Charges . . . . . . . . . . .        9,270         9,357         9,507

    Interest Charges:
      Interest on Long-Term Debt         3,887         3,905         3,922
      Amortization of Debt
       Expense  . . . . . . . . .           75            75            75
      Other Interest Expense  . .          326            73            60
      Allowance for Borrowed
       Funds Used During
       Construction . . . . . . .         (171)          (12)          (10)
                                       -------       -------       -------
              Total . . . . . . .        4,117         4,041         4,047
                                       -------       -------       -------
    Income Before Dividends on
      Preferred Stock of
      Subsidiary  . . . . . . . .        5,153         5,316         5,460
    Dividends on Preferred Stock
     of Subsidiary  . . . . . . .           23            25            29
                                       -------       -------       -------
    Net Income  . . . . . . . . .      $ 5,130       $ 5,291       $ 5,431
                                       =======       =======       =======
    Average Number of Shares
     Outstanding  . . . . . . . .    2,969,215     2,969,215     2,981,996

    Earnings Per Common Share . .        $1.73         $1.78         $1.82


   The accompanying notes are an integral part of these financial statements.

                       UPPER PENINSULA ENERGY CORPORATION

   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                (Thousands of Dollars
    Year Ended December 31                  1996         1995        1994

    Cash Flows from Operating
     Activities:
      Net Income  . . . . . . . . . .      $ 5,130      $ 5,291    $ 5,431
      Adjustments to reconcile net
       income to net cash provided by
       operating activities:
      Depreciation and Amortization .        5,584        5,718      5,514
      Dividends on Preferred Stock of
       Subsidiary . . . . . . . . . .           23           25         29
      Allowance for Equity Funds Used
       During Construction  . . . . .         (116)         (10)        (8)
      Deferred Federal Income Taxes .          136          658        207
      Investment Tax Credit . . . . .         (183)        (184)      (183)
      Prepaid and Accrued Pension . .         (540)         308     (1,277)
      Other . . . . . . . . . . . . .        1,716          798      1,929
    Changes in Current Assets and
     Liabilities:
      Accounts Receivable . . . . . .          350         (600)       751
      Inventories . . . . . . . . . .          135           87        110
      Prepayments . . . . . . . . . .           55          268       (110)
      Accrued Ad Valorem Taxes  . . .         (200)        (140)      (255)
      Accounts Payable and Accrued
       Accounts . . . . . . . . . . .         (615)         882     (1,086)

    Cash Flows from Operating
     Activities . . . . . . . . . . .       11,475       13,101     11,052
                                           -------      -------    -------
    Cash Flows from Investing
     Activities:
      Plant and Property Additions
       (excluding Allowance
       for Funds Used During
       Construction)  . . . . . . . .      (13,010)      (9,560)    (7,586)
      Allowance for Borrowed Funds
       Used During Construction . . .         (171)         (12)       (10)
      Other-Net . . . . . . . . . . .          250           78       (142)
                                           -------      -------    -------
    Cash Flows from Investing
     Activities . . . . . . . . . . .      (12,931)      (9,494)    (7,738)
                                           -------      -------    -------
    Cash Flows from Financing
     Activities:
      Repurchase of Common Stock  . .                                 (443)
      Issuance of Common Stock  . . .                                   (8)
      Retirement of Long-Term Debt and
       Preferred Stock  . . . . . . .         (272)        (282)      (287)
      Dividends . . . . . . . . . . .       (3,757)      (3,663)    (3,565)
      Increase in Notes Payable . . .        4,300          700
                                           -------      -------    -------
    Cash Flows from Financing
     Activities . . . . . . . . . . .          271       (3,245)    (4,303)
                                           -------      -------    -------
    Net Increase (Decrease) in Cash
     and Cash Equivalents . . . . . .       (1,185)         362       (989)

    Cash and Cash Equivalents at the
     Beginning of the Year  . . . . .        3,249        2,887      3,876
                                           -------      -------    -------
    Cash and Cash Equivalents at the
     End of the Year  . . . . . . . .      $ 2,064      $ 3,249    $ 2,887
                                           =======      =======    =======
    Supplemental Cash Flow
     Information:
      Interest Paid . . . . . . . . .      $ 4,163      $ 4,077    $ 4,005
      Income Taxes Paid . . . . . . .      $ 2,475      $ 2,150    $ 2,986



   The accompanying notes are an integral part of these financial statements.

                       UPPER PENINSULA ENERGY CORPORATION

    CONSOLIDATED BALANCE SHEETS

                                                   (Thousands of Dollars)
    December 31                                     1996            1995


    ASSETS
    Utility Plant:
      Electric Plant in Service:                  $  35,556      $  35,766
        Production  . . . . . . . . . . . . .        43,960         43,319
        Transmission  . . . . . . . . . . . .        71,175         68,268
        Distribution  . . . . . . . . . . . .        14,695         15,153
        General . . . . . . . . . . . . . . .       -------        -------

         Total Electric Plant in Service  . .       165,386        162,506
    Less Accumulated Depreciation and
     Amortization . . . . . . . . . . . . . .        75,970         71,736
                                                    -------        -------
         Net Electric Plant in Service  . . .        89,416         90,770
    Construction Work in Progress . . . . . .        14,526         10,045
                                                    -------        -------

         Net Utility Plant  . . . . . . . . .       103,942        100,815
                                                    -------        -------

    Other Property and Investments  . . . . .         9,942          5,726
                                                    -------        -------

    Current Assets:
      Cash and Cash Equivalents . . . . . . .         2,064          3,249
      Accounts Receivable:
        Electric (less allowance for doubtful
          accounts of $65 in 1996 and $86 in
          1995) . . . . . . . . . . . . . . .         4,492          4,540
        Other . . . . . . . . . . . . . . . .         1,984          1,655
      Revenue Receivable - Power Supply Cost
        Recovery - Net  . . . . . . . . . . .                          631
      Inventories - at average cost:
        Materials and Supplies  . . . . . . .         2,030          2,176
        Fuel  . . . . . . . . . . . . . . . .           274            263
      Prepayments . . . . . . . . . . . . . .           305            360
      Accrued Ad Valorem Taxes  . . . . . . .         3,640          3,440
      Deferred Federal Income Taxes . . . . .         1,227          1,219
                                                    -------        -------
         Total  . . . . . . . . . . . . . . .        16,016         17,533
                                                    -------        -------
    Deferred Debits and Other Assets:
      Unamortized Debt Expense  . . . . . . .           508            550
      Intangible Pension Plan Asset . . . . .         1,595          1,821
      Other . . . . . . . . . . . . . . . . .         1,675          1,939
                                                    -------        -------

         Total  . . . . . . . . . . . . . . .         3,778          4,310
                                                    -------        -------

                                                  $ 133,678      $ 128,384
                                                   ========       ========


    The accompanying notes are an integral part of these financial statements.

                                                   (Thousands of Dollars)

    December 31                                     1996            1995

    CAPITALIZATION AND LIABILITIES
    Capitalization:
      Common Stock Equity . . . . . . . . . .
      Redeemable Preferred Stock (of Upper        $  43,118      $  41,737
        Peninsula Power Company . . . . . . .
      Long-Term Debt, less current                      456            503
        maturities  . . . . . . . . . . . . .        43,266         43,508
                                                    -------        -------
         Total  . . . . . . . . . . . . . . .        86,840         85,748
                                                    -------        -------

    Current Liabilities:
      Long-Term Debt Due Within One Year  . .           242            225
      Notes Payable . . . . . . . . . . . . .         5,000            700
      Accounts Payable  . . . . . . . . . . .         4,182          5,318
      Accrued Accounts:
        Taxes - Ad Valorem  . . . . . . . . .         6,212          5,806
              - Other . . . . . . . . . . . .            27            147
        Wages and Benefits  . . . . . . . . .         2,934          3,324
        Interest  . . . . . . . . . . . . . .           965            871
        Dividends . . . . . . . . . . . . . .             4              4
      Revenue Payable - Power Supply Cost
        Recovery - Net  . . . . . . . . . . .           531
                                                    -------        -------
         Total  . . . . . . . . . . . . . . .        20,097         16,395
                                                    -------        -------

    Deferred Credits:
      Deferred Federal Income Taxes . . . . .         6,923          6,779
      Unamortized Investment Tax Credit . . .         2,742          2,925
      Customer Advances for Construction  . .         1,591          1,283
      Accrued Pension . . . . . . . . . . . .         3,303          4,069
      Regulatory Liabilities  . . . . . . . .         5,904          5,355
      Postretirement Health and Life  . . . .         3,780          2,883
      Other . . . . . . . . . . . . . . . . .         2,498          2,947
                                                    -------        -------
         Total  . . . . . . . . . . . . . . .        26,741         26,241
                                                    -------        -------

    Commitments and Contingencies . . . . . .     $ 133,678      $ 128,384
                                                    =======        =======


   The accompanying notes are an integral part of these financial statements.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF UPPER PENINSULA ENERGY CORPORATION

   1.  Summary of Significant Accounting Policies

   General
   The consolidated financial statements include the accounts of Upper Peninsula Energy Corporation (UPEN), a holding Company incorporated in 1988 under the laws of the State of Michigan, and its wholly owned subsidiaries (Company). All significant intercompany balances and transactions have been eliminated in consolidation.

   UPEN's principal subsidiary, Upper Peninsula Power Company (UPPCO), is the primary source of earnings. UPPCO, incorporated in 1947 under the laws of the State of Michigan, is an electric utility engaged in the generation, purchase, transmission, distribution, and sale of electric energy in the Upper Peninsula of Michigan.

   UPPCO supplies electric energy to approximately 48,000 customers in two-thirds of Michigan's Upper Peninsula. UPPCO's service territory covers 4,460 square miles and has a population of about 130,000. Its service area is contiguous except for a small area around the city of Iron River near the northeastern Wisconsin border.

   UPEN has two other subsidiaries. Upper Peninsula Building Development Company owns the corporate headquarters building and leases it to UPPCO under a twenty-year renewable lease. PENVEST, Inc., was formed to investigate opportunities in telecommunications, engineering services, and other non-regulated businesses.

   The accounting records of UPPCO are maintained in accordance with the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the Michigan Public Service Commission (MPSC).

   Utility Plant
   Plant is stated at original cost. The cost of property additions, including replacements of units of property and betterments, is capitalized. Cost includes contract labor, Company labor, materials, allowance for funds used during construction, and overheads. Expenditures for maintenance and repairs of property and costs of replacing items determined to be less than units of property are charges to operating expenses. The original cost of property and the cost of removal, less salvage, are charged to accumulated provision for depreciation when the property is retired. Substantially all utility property is subject to lien and collateralized under first mortgage bonds.

   Regulatory Assets and Liabilities
   UPPCO is subject to the provisions of Statement of Financial Accounting Standard No. 71 (SFAS 71), "Accounting for the Effects of Certain Types of Regulation." Regulatory assets represent probable future revenue associated with certain costs that will be recovered from customers through the ratemaking process. Regulatory liabilities represent amounts previously collected from customers that are refundable in future rates.

   The following regulatory assets and (liabilities) were reflected in the Consolidated Balance Sheets as of December 31:

                                              (Thousands of Dollars)
                                             1996                1995
    Regulatory Assets:
      Loss on Reacquired Debt . . .          $  252               $285
      Retiree Health Care . . . . .             483                514
      Warden Ash Site Groundwater
       Monitoring . . . . . . . . .             689                754
                                            -------            -------
    Total                                    $1,424             $1,553
                                            =======            =======

    Regulatory Liabilities:
      Investment Tax Credit . . . .         $(1,412)           $(1,507)
      Tax Rate Changes  . . . . . .          (4,492)            (3,848)
                                            -------            -------
    Total                                   $(5,904)           $(5,355)
                                            =======            =======

   Based on prior and current rate treatment of costs, management believes it is probable that UPPCO will continue to recover from ratepayers the deferred charges described above.

   Allowance for Funds Used During Construction (AFUDC)
   AFUDC is defined in the applicable regulatory system of accounts as the net cost, during the period of construction, of borrowed funds used for construction purposes and a reasonable rate on equity funds when so used. Allowance for borrowed funds used during construction also includes interest capitalized on qualifying assets of nonutility subsidiaries. The cost-of-borrowed-funds element of AFUDC is reported as a reduction of interest expense, and the noncash equity portion is reported as other income. AFUDC was capitalized on utility construction at a rate of 8.93% in 1996, 1995, and 1994, as ordered by the MPSC.

   Depreciation and Amortization
   For financial statement purposes, the original cost of utility property is depreciated by the straight-line method over its estimated service life. UPPCO's depreciation for book purposes, approved by the MPSC and calculated during each of the years ended December 31, 1996, 1995, and 1994, was equivalent to approximately 3.5% of depreciable plant in 1996 and 3.7% in 1995 and 1994. For income tax purposes, accelerated methods of depreciation are utilized.

   Debt expense is amortized over the lives of the remaining debt issues.

   Inventories
   All inventories are valued at average cost.

   Income Taxes
   Deferred federal income taxes are provided for significant temporary differences between book and taxable income.

   Investment tax credits used to offset federal income taxes are being amortized ratably over the estimated service lives of the related properties.

   Revenue and Expense Recognition

   UPPCO utilizes monthly cycle billing and records revenue based on bills rendered. Revenue is not accrued for energy delivered but unbilled at the end of the year. Cost of service rendered is recognized as incurred.

   UPPCO is required under Public Act 304 to receive MPSC approval each year to recover projected fuel and purchased-power costs ("power supply costs") by establishment of power supply cost recovery (PSCR) factors. These factors are subject to annual reconciliation to actual costs and permit 100% recovery of power supply costs. Any over-or-under-recovery is deferred on the consolidated balance sheets, and such deferrals are relieved as refunds or additional billings are made.

   Use of Estimates
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Statements of Cash Flows
   For purposes of the statements of cash flows, all highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

   Reclassification
   Certain items previously reported have been reclassified to conform to current presentation in the financial statements.

   2. Compensating Balances and Short-Term Borrowings

                                                  (Thousands of Dollars)
    Short-term borrowings were as follows:
                                                 1996            1995
    Maximum amount of short-term borrowings
    outstanding during the year . . . . . .   $  5,800        $  1,700
                                              ========        ========
    Average amount outstanding during the
    year  . . . . . . . . . . . . . . . . .   $  3,405        $    495
                                              ========        ========
    Weighted-average interest rate during
    the year  . . . . . . . . . . . . . . .       8.05%           8.82%
    Weighted-average interest rate on short-
    term borrowings outstanding at year-end       8.00%           8.25%

    Notes outstanding at December 31  . . .   $  5,000        $    700

   The Company's unused lines of credit available at December 31, 1996, totalled $5,500,000. During the past three years, portions of demand deposits maintained in lending banks were deemed to constitute compensating balances but were not legally restricted. Because such compensating amounts are based on average daily balances, cash is not restricted as of any one day.

   3. Other Accounts Receivable

   Under contract with Wisconsin Electric Power Company (WEPCO), UPPCO staffs and operates WEPCO's Presque Isle Power Plant located in Marquette, Michigan. Under the terms of the contract, UPPCO receives a management fee plus reimbursement for all costs associated with labor and other services provided. UPPCO had current receivables from WEPCO at year-end 1996 and 1995 of approximately $1,165,000 and $1,035,000, respectively, in connection with the above. UPPCO also has other contracts with WEPCO generally relating to wheeling, dispatching, and transmission maintenance. In December 1996, WEPCO gave notification of termination of the Presque Isle Power Plant Operating Agreement effective December 31, 1997. Company management believes that this action will not have a material adverse effect on its financial position or results of operations.

   4.  Common Stock

   On December 31, 1996, there were approximately 425 employees eligible to participate in the employee stock purchase plan. On June 1, 1996, 172 employees purchased 7,424 shares at $17.55 per share, and on December 1, 1996, 159 employees purchased 6,640 shares at $17.10 per share.

   A Dividend Reinvestment and Common Stock Purchase Plan (DRIP) provides for automatic reinvestment of common dividends and allows shareholders quarterly optional cash payments, within specific limits, for the purchase of additional shares under the plan. Shares of common stock for the above plans are purchased on the open market.

   5. Dividend Restriction

   UPPCO's indentures relating to first mortgage bonds contain certain limitations on the payment of cash dividends on common stock. Under the most restrictive of these provisions, approximately $15,659,000 of consolidated retained earnings was available at December 31, 1996, for the payment of common stock cash dividends by UPEN.

   6. Preferred and Preference Stock

   UPPCO is obligated under the terms of the Preferred Stock Purchase Agreements of the 5-1/4% and 4.70% of redeemable preferred stocks to annually offer to purchase, at prices not to exceed $100 per share plus accrued dividends, 3% of the maximum number of shares of each series issued, less any shares theretofore purchased as a purchase-fund credit for such year, and will offer to purchase, at $100 per share plus accrued dividends at May 1, 2002, all of the shares then outstanding under the above redeemable preferred stock issues. All shares so purchased and surrendered shall be cancelled and shall not be reissued. Maximum annual purchase-fund requirements as to outstanding shares of redeemable preferred stock are $75,000 for 1997 through 2001. At December 31, 1996, the optional redemption prices per share of the 5-1/4% and 4.70% shares were $105.00 and $101.00, respectively.

   UPPCO has 1,000,000 shares of authorized but unissued $1 par value preference stock, which may be divided into and issued in one or more series from time to time as UPPCO's Board of Directors may direct. The preference stock shall be junior to the preferred stock but in preference to the common stock.

   UPEN has 500,000 shares of authorized but unissued $.01 par value preferred stock, which may be divided into and issued in one or more series from time to time as UPEN's Board of Directors may direct.

   7. Long-Term Debt

   Amounts of long-term debt due in each of the five years subsequent to December 31, 1996, aggregate approximately $242,000 for 1997, $260,000 for 1998, $884,000 for 1999, $719,000 for 2000, and $683,000 for 2001.

   As of December 31, 1996, the market value of UPEN's long-term debt was $47.4 million. This debt has a recorded value of $43.5 million.

   8. Federal Income Taxes

   Federal income taxes comprise the following:

                                             (Thousands of Dollars)
                                             Year Ended December 31
                                        1996          1995          1994

    Federal income tax - current      $ 2,276       $ 2,353       $ 2,664
    Deferred taxes - net  . . . .         685           576           207
    Investment tax credit
    deferred  . . . . . . . . . .        (183)         (184)         (183)
                                      -------       -------      --------
    Total federal income tax
    expense - operations  . . . .       2,778         2,745         2,688

    Federal income tax expense -
    other income - current  . . .          80           (59)          (57)
                                      -------       -------      --------
    Total federal income tax
    expense . . . . . . . . . . .     $ 2,858       $ 2,686       $ 2,631
                                      =======       =======       =======

   Federal income tax expense applicable to current operations differs from the amount computed by applying the statutory rate on book income subject to tax for the following reasons:

                                              (Thousands of Dollars)
                                              Year Ended December 31
                                          1996         1995         1994

    Income tax at "statutory rate"      $ 2,804      $ 2,801      $ 2,832
    Increases (reductions) in tax
     resulting from:
      Investment tax credit
       amortization . . . . . . . .        (183)        (184)        (183)
      Overheads capitalized on books         (8)          (9)         (10)
      Depreciation  . . . . . . . .         241          101          123
      Miscellaneous items . . . . .           4          (23)        (131)
                                        -------      -------      -------
    Total federal income tax expense    $ 2,858      $ 2,686      $ 2,631
                                        =======      =======      =======
    Effective income tax rate . . .      35.7%        33.6%        32.5%

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items included in the Company's net deferred tax liability as of December 31, 1996 and 1995, are as follows:

                                   (Thousands of Dollars)
                                     1996          1995
    Current:
      Employee benefits . . .      $   860       $ 1,104
      Unbilled revenue  . . .          511           614
      Property Taxes  . . . .         (414)         (399)
      Other . . . . . . . . .          270          (100)
                                  --------      --------
                                     1,227         1,219
                                  --------      --------
    Noncurrent:
      Depreciation  . . . . .      (10,216)      (10,327)
      Investment tax credit .        1,413         1,507
      Employee benefits . . .        1,966         2,138
      Other . . . . . . . . .          (86)          (97)
                                   -------       -------
                                    (6,923)       (6,779)
                                   -------       -------
    Total deferred taxes  . .     $ (5,696)     $ (5,560)
                                   =======       =======

   9. Retirement Benefits

   UPPCO has a noncontributory, defined-benefit pension plan, as amended, covering full-time employees, subject to age and period-of-employment conditions, that provides benefits based on years of service and employee compensation. The current funding policy is to contribute to the plan amounts necessary to comply with the funding provision of the Employee Retirement Income Security Act of 1974 (ERISA). Contributions of $2,099,000, $1,385,000 and $3,500,000, were made in 1996, 1995, and 1994, respectively.

   UPPCO has a noncontributory supplemental retirement plan for certain senior management employees that provides for benefit payments over a fifteen-year period to the participant upon retirement or to the participant's spouse upon death prior to retirement. This retirement plan is not funded, and benefits are paid by UPPCO from its general assets.

   Net periodic pension cost for accounting purposes for 1996, 1995, and 1994 included the following components:

                                               (Thousands of Dollars)
                                               Year Ended December 31
                                          1996         1995         1994

    Service cost-benefits earned
    during period . . . . . . . . . .   $ 1,055      $   920      $ 1,323
    Interest cost on projected
    benefit obligation  . . . . . . .     3,511        3,453        3,278
    Actual return on assets . . . . .    (3,589)      (6,259)         426
    Net amortization and deferral . .       708        3,736       (2,651)
                                        -------      -------      -------
    Net periodic pension cost . . . .   $ 1,685      $ 1,850      $ 2,376
                                        =======      =======      =======

   Net periodic pension expense includes amounts charged to WEPCO in connection with the operation of the Presque Isle Power Plant of $516,000, $673,000, and $849,000, for 1996, 1995, and 1994, respectively.

   A reconciliation of the funded status of the plans to the amounts recognized in the December 31 financial statements follows:

                                                 (Thousands of Dollars)
                                                      Funded Plan
                                                      December 31
    Restated Pension Plan                        1996             1995

    Vested benefit obligation . . . . . .       $ 38,457        $ 36,571
                                                ========        ========
    Accumulated benefit obligation  . . .       $ 42,436        $ 40,208
                                                ========        ========
    Projected benefit obligation  . . . .       $ 47,319          46,652
    Plan assets at fair value . . . . . .         40,228          37,174
                                                --------        --------
    Projected benefit obligation in excess
     of plan assets . . . . . . . . . . .         (7,091)         (9,478)
    Unrecognized net assets existing at
     January 1, 1987, being amortized over
     15.7 years . . . . . . . . . . . . .           (629)           (741)
    Unrecognized prior service cost . . .          2,213           2,470
    Unrecognized net loss . . . . . . . .          4,894           6,536
                                                --------        --------
    Accrued pension cost  . . . . . . . .      $    (613)       $ (1,213)
                                                ========        ========
    Required minimum liability  . . . . .      $   1,595        $  1,821
                                                ========        ========

                                                  (Thousands of Dollars)
                                                       Unfunded Plan
                                                        December 31
    Supplemental Retirement Plan
                                                      1996           1995
    Vested benefit obligation . . . . . . .        $   949        $   952
                                                   =======        =======
    Accumulated benefit obligation  . . . .        $ 1,340        $ 1,453
                                                   =======        =======
    Projected benefit obligation - not
     funded . . . . . . . . . . . . . . . .        $(1,563)       $(1,641)
    Unrecognized net obligation existing at
     January 1, 1987, being amortized over
     15 years . . . . . . . . . . . . . . .            125            150
    Unfunded prior service cost . . . . . .            196            251
    Unrecognized net loss . . . . . . . . .            145            205
                                                  --------       --------
    Accrued pension cost  . . . . . . . . .       $ (1,097)      $ (1,035)
                                                  ========       ========

   The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations were 7.5% and 4.0% for 1996 and 7.5% and 5.0% for 1995. The expected long-term rate of return on assets was 8.5%. Plan assets consist principally of common stock of public companies, corporate bonds, and U.S. government securities. Figures reported include benefits of UPPCO employees assigned to the Presque Isle Power Plant.

   UPPCO had a sick leave payback provision in its contract with bargaining unit employees that provided for a lump-sum payment of accumulated sick days upon termination at the then-current wage rate up to a maximum of 100 days. This provision was changed in 1995 wherein the number of days and wage rate were capped at the May 1, 1995, level, and the payment is due only upon retirement. New hires will receive no such payments.
   Therefore, in 1995 a curtailment gain of $168,000 was realized.

   10. Postretirement Benefits Other Than Pension

   UPPCO provides certain health care and life insurance benefits for retired employees. Statement of Financial Accounting Standards No. 106 (SFAS
   106), "Employer's Accounting for Postretirement Benefits Other Than Pensions," requires the accrual of the cost of certain postretirement benefits other than pensions over the active service life of the employee. UPPCO previously recorded these costs on the pay-as-you-go (cash) basis. Effective January 1, 1993, UPPCO adopted SFAS 106. In 1993 UPPCO received MPSC approval in a general rate order to defer $574,000 in 1993 SFAS 106 postretirement health care costs as a regulatory asset to be amortized over 19 years to match rate recovery.

   Net periodic postretirement benefits for accounting purposes in 1996 and 1995 included the following components:

                                               (Thousands of Dollars)
                                               Year Ended December 31
                                            1996        1995         1994

    Service cost-benefits earned
     during the period  . . . . . . .     $  203       $  169      $  259
    Interest cost on accumulated
     postretirement benefit obligation     1,107          946       1,006
    Actual return on assets . . . . .        (63)         (42)          0
    Net amortization and deferral . .        605          547         615
                                         -------      -------     -------
    Net cost  . . . . . . . . . . . .     $1,852       $1,620      $1,880
                                         =======      =======     =======

   Net periodic postretirement expense includes amounts charged to WEPCO in connection with the operation of the Presque Isle Power Plant of $564,000, $519,000, and $607,000 for 1996, 1995, and 1994, respectively.

   A reconciliation of the funded status of the plan to the amounts recognized in the December 31 financial statements follows:

                                                 (Thousands of Dollars)
                                                 Year Ended December 31
                                                  1996            1995
    Accumulated postretirement benefit
     obligation:
      Retirees  . . . . . . . . . . . . . .     $ (6,321)        $ (5,302)
      Fully eligible active plan
        participants  . . . . . . . . . . .       (5,637)          (4,145)
      Other active plan participants  . . .       (3,265)          (2,943)
                                                --------         --------
              Total . . . . . . . . . . . .      (15,223)         (12,390)

    Plan assets at fair value . . . . . . .          620              557
                                                --------         --------
    Accumulated postretirement benefit
     obligation in excess of plan assets  .      (14,603)         (11,833)
    Unrecognized obligation (asset) at
     transition . . . . . . . . . . . . . .        9,210            9,786
    Unrecognized net gain from past
     experience different from that assumed        1,613             (836)
                                                --------         --------
    Accrued postretirement benefit cost . .     $ (3,780)        $ (2,883)
                                                ========         ========

   For measurement purposes, a 10.4% and 6.1% annual rate of increase in the per capita cost of covered health care benefits for participants under age 65 and over age 65, respectively, were assumed for 1996; both of the rates were assumed to decrease gradually to 5.5% for 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by one (1) percentage point per year would increase the accumulated postretirement benefit obligation as of December 31, 1996, by $2,186,650 and the aggregate of the service cost and the interest cost components of the net periodic postretirement benefit cost for the year then ended by $187,744.

   The obligations disclosed as of December 31, 1996 and 1995, used a discount rate of 7.5% to measure the accumulated postretirement benefit obligation.

   11. Commitments and Contingencies

   UPPCO has a service schedule to a purchase-power agreement with WEPCO that entitles UPPCO to purchase 65 MW of capacity through 1997. UPPCO pays $413,000 per month for this entitlement.

   The Company is subject to various unresolved legal matters that arose in the normal course of business. Although it is not possible to predict the outcome of these legal actions, Company management believes that these actions will not have a material adverse effect on its financial position or results of operations.

   Cost of the construction program for 1997 is estimated to be $3,900,000. In connection therewith, certain commitments have been made.

   12. Quarterly Information (Unaudited)

   The quarterly information has not been audited but in the opinion of the Company reflects all adjustments necessary for the fair statement of results of operations for each period.

                                         (Thousands of Dollars)
                                             Quarter Ended
                              March 31      June 30      Sept. 30    Dec. 31

    1996
    Operating revenues  .      $15,572      $13,810       $14,079    $14,841
    Operating income  . .      $ 2,675      $ 2,031       $ 2,012    $ 2,335
    Net income  . . . . .      $ 1,695      $ 1,012       $ 1,002    $ 1,421
    Earnings per share  .          .57          .34           .34        .48

    1995
    Operating revenues  .      $16,757      $14,523       $14,906    $14,919
    Operating income  . .      $ 3,541      $ 2,299       $ 2,125    $ 1,551
    Net income  . . . . .      $ 2,536      $ 1,286       $ 1,102    $   367
    Earnings per share  .          .85          .44           .37        .12


   The lower net income in the fourth quarter of 1995 reflects an increase in scheduled maintenance expenditures.

                       UPPER PENINSULA ENERGY CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME

                                                       Six Months Ended
                                                            June 30
                                                          (Unaudited)
                                                        1997         1996
                                                    (Thousands of Dollars)

    Operating Revenues  . . . . . . . . . . . . .    $ 30,099    $ 29,382
    Operating Expenses:                               -------     -------
      Operation  -  Power Supply Costs  . . . . .      10,252       8,814
                 -  Other . . . . . . . . . . . .       7,224       7,449
      Maintenance . . . . . . . . . . . . . . . .       1,351       1,573
      Depreciation and Amortization . . . . . . .       2,913       3,010
      Federal Income Tax  . . . . . . . . . . . .       1,292       1,374
      Taxes Other Than Federal Income Taxes-
         Ad Valorem . . . . . . . . . . . . . . .       1,809       1,708
         Other  . . . . . . . . . . . . . . . . .         651         748
                                                      -------     -------
              Total . . . . . . . . . . . . . . .      25,492      24,676
                                                      -------     -------
    Operating Income  . . . . . . . . . . . . . .       4,607       4,706
                                                      -------     -------
    Other Income (Deductions):
      Interest Income . . . . . . . . . . . . . .          99          39
      Other . . . . . . . . . . . . . . . . . . .         196          26
      Federal Income Tax Expense  . . . . . . . .        (112)         (9)
                                                      -------     -------
              Total . . . . . . . . . . . . . . .         183          56
                                                      -------     -------
    Income Before Interest Charges  . . . . . . .       4,790       4,762
                                                      -------     -------
    Interest Charges:
      Interest on Long-Term Debt  . . . . . . . .       1,937       1,946
      Amortization of Debt Expense  . . . . . . .          37          37
      Other Interest Expense  . . . . . . . . . .         215          60
                                                      -------     -------
              Total . . . . . . . . . . . . . . .       2,189       2,043
                                                      -------     -------
    Income Before Dividends on Preferred Stock
      of Subsidiary . . . . . . . . . . . . . . .       2,601       2,719
    Dividends on Preferred Stock of Subsidiary  .          11          12
                                                      -------     -------
    Net Income  . . . . . . . . . . . . . . . . .     $ 2,590     $ 2,707
                                                      =======     =======
    Average Number of shares Outstanding  . . . .   2,969,215   2,969,215

    Earnings Per Share of Common Stock  . . . . .       $0.87       $0.91

    Dividends Paid Per Share of Common Stock  . .       $0.64      $0.625


   See Notes to Consolidated Financial Statements

                       UPPER PENINSULA ENERGY CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                      Six Months Ended
                                                           June 30
                                                         (Unaudited)
                                                    1997           1996
                                                   (Thousands of Dollars)
    Cash Flows form Operating Activities:
      Net Income  . . . . . . . . . . . . . .      $ 2,590        $ 2,707
      Adjustments to Reconcile Net Income to
        Net Cash Provided by Operating
        Activities:
         Depreciation and Amortization  . . .        2,913          3,010
         Dividends on Preferred Stock of
          Subsidiary  . . . . . . . . . . . .           11             12
         Allowance for Equity Funds Used
          During Construction . . . . . . . .          (37)           (38)
         Deferred Federal Income Taxes and
          Investment Tax Credit . . . . . . .           13            (87)
         Prepaid and Accrued Pension  . . . .         (183)          (740)
         Other  . . . . . . . . . . . . . . .          769            379
      Changes in Assets and Liabilities:
         Accounts Receivable  . . . . . . . .           25          1,030
         Inventories  . . . . . . . . . . . .         (151)          (127)
         Prepayments  . . . . . . . . . . . .         (122)            (4)
         Accrued Ad Valorem Taxes . . . . . .          (89)           (84)
      Accounts Payable and Accrued Accounts .         (962)        (1,735)
                                                   -------        -------
              Cash Flows From Operating
              Activities  . . . . . . . . . .        4,777          4,323
                                                   -------        -------
    Cash Flows from Investing Activities:
      Plant and Property Additions (excluding
       Allowance for Borrowed Funds Used
       During Construction) . . . . . . . . .       (3,545)        (4,724)
      Allowance for Borrowed Funds Used During
       Construction . . . . . . . . . . . . .          (55)           (50)
      Other - Net . . . . . . . . . . . . . .          (83)           (75)
                                                   -------        -------
              Cash Flows from Investing
              Activities  . . . . . . . . . .       (3,683)        (4,849)
                                                   -------        -------
    Cash Flows From Financing Activities:
      Retirement of Long-Term Debt and
       Preferred Stock  . . . . . . . . . . .         (177)          (207)
      Dividends . . . . . . . . . . . . . . .       (1,911)        (1,868)
      Increase in Notes Payable . . . . . . .        2,600          2,500
                                                   -------        -------
              Cash Flows from Financing
              Activities  . . . . . . . . . .          512            425
                                                   -------        -------
    Net Increase (Decrease) in Cash and Cash
     Equivalents  . . . . . . . . . . . . . .        1,606           (101)

    Cash and Cash Equivalents at the Beginning
     of Period  . . . . . . . . . . . . . . .        2,064          3,249
                                                   -------        -------
    Cash and Cash Equivalents at the End of
     Period . . . . . . . . . . . . . . . . .       $3,670         $3,148
                                                  ========       ========
    Supplemental Cash Flows Information:
      Interest Paid . . . . . . . . . . . . .       $2,272         $2,049
                                                   =======        =======
      Income Taxes Paid . . . . . . . . . . .       $  950         $1,250
                                                   =======        =======

   See Notes to Consolidated Financial Statements

                       UPPER PENINSULA ENERGY CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                                                 June 30
                                                  1997         December 31
    ASSETS                                     (Unaudited)        1996
                                                 (Thousands of Dollars)
    Utility Plant:
      Electric Plant in Service . . . . . .      $164,920       $165,386
      Less Accumulated Depreciation and
       Amortization . . . . . . . . . . . .        78,461         75,970
                                                 --------       --------
         Net Electric Plant in Service  . .        86,459         89,416
      Construction Work in Progress . . . .        17,016         14,526
                                                 --------       --------
         Net Utility Plant  . . . . . . . .       103,475        103,942
                                                 --------       --------
    Other Property  . . . . . . . . . . . .        11,107          9,942
                                                 --------       --------
    Current Assets:
      Cash and Cash Equivalents . . . . . .         3,670          2,064
      Accounts Receivable (less allowance
       for doubtful accounts of $67 in 1997
       and $65 in 1996) . . . . . . . . . .         6,243          6,476
      Revenue Receivable - Power Supply
       Cost Recovery-Net  . . . . . . . . .           208
      Inventories-at average cost:
         Materials and Supplies . . . . . .         2,186          2,030
         Fuel . . . . . . . . . . . . . . .           269            274
      Prepayments . . . . . . . . . . . . .           427            305
      Accrued Ad Valorem Taxes  . . . . . .         3,729          3,640
      Deferred Federal Income Taxes . . . .           963          1,227
                                                  -------        -------
              Total . . . . . . . . . . . .        17,695         16,016
                                                  -------        -------
    Deferred Debits and Other Assets:
      Unamortized Debt Expense (being
       amortized over the lives of debt
       issues)  . . . . . . . . . . . . . .           487            508
      Intangible Pension Plan Asset . . . .         1,595          1,595
      Other . . . . . . . . . . . . . . . .         1,728          1,675
                                                  -------        -------
              Total . . . . . . . . . . . .         3,810          3,778
                                                  -------        -------
                                                 $136,087       $133,678
                                                  =======        =======
    CAPITALIZATION AND LIABILITIES

    Capitalization:
      Common Stock and Paid-In Capital  . .      $ 21,507       $ 21,537
      Retained Earnings . . . . . . . . . .        22,271         21,581
                                                  -------        -------
              Total Common Equity . . . . .        43,778         43,118

      Redeemable Preferred Stock  . . . . .           451            456
      Long-Term Debt, less current
       maturities . . . . . . . . . . . . .        43,083         43,266
                                                  -------        -------
              Total Capitalization  . . . .        87,312         86,840
                                                  -------        -------
    Current Liabilities:
      Long-Term Debt Due Within One Year  .           253            242
      Notes Payable . . . . . . . . . . . .         7,600          5,000
      Accounts Payable  . . . . . . . . . .         4,113          4,182
      Accrued Accounts:
         Taxes  - Ad Valorem  . . . . . . .         5,575          6,212
                - Other . . . . . . . . . .           422             27
      Wages and Benefits  . . . . . . . . .         2,800          2,934
      Interest  . . . . . . . . . . . . . .           901            965
      Revenue Payable-Power Supply Cost
       Recovery-Net . . . . . . . . . . . .                          531
      Other . . . . . . . . . . . . . . . .            82              4
                                                  -------        -------
              Total . . . . . . . . . . . .        21,746         20,097
                                                  -------        -------

                                                 June 30
                                                  1997         December 31
    LIABILITIES                                (Unaudited)        1996
                                                 (Thousands of Dollars)
    Deferred Credits:
      Deferred Federal Income Taxes . . . .         6,763          6,923
      Unamortized Investment Tax Credit . .         2,651          2,742
      Customer Advances for Construction  .         1,702          1,591
      Accrued Pensions  . . . . . . . . . .         3,120          3,303
      Regulatory Liabilities  . . . . . . .         5,905          5,904
      Post Retirement Health and Life . . .         4,249          3,780
      Other . . . . . . . . . . . . . . . .         2,639          2,498
                                                  -------        -------
              Total . . . . . . . . . . . .        27,029         26,741
                                                  -------        -------
    Commitments and Contingencies . . . . .
                                                  -------        -------
                                                 $136,087       $133,678
                                                  =======        =======



   See Notes to Consolidated Financial Statements

   Notes to Financial Consolidated Financial Statements


   Note 1.   Accounting Policies

             The accompanying unaudited financial statements have been prepared in accordance with the summary of significant accounting policies set forth in the Notes to Consolidated Financial Statements of Upper Peninsula Energy Corporation appearing herein on pages F-7 to F-15.

             The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

             In the opinion of management, the information furnished reflects all adjustments of a normal recurring nature which are necessary for a fair statement of results for the interim periods presented. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. Certain items previously reported have been reclassified to conform to the current presentation in the financial statements.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

             The following unaudited pro forma financial information combines the historical consolidated balance sheets and statements of income of WPS and UPEN, including their respective subsidiaries, after giving effect to the Merger. The unaudited pro forma combined balance sheet at June 30, 1997, gives effect to the Merger as if it had occurred at June 30, 1997. The unaudited pro forma combined statements of income for each of the three years in the periods ended December 31, 1996, 1995, and 1994, and the six month periods ended June 30, 1997 and 1996, give effect to the Merger as if it had occurred at January 1, 1994. These statements are prepared on the basis of accounting for the Merger as pooling of interests and are based on the assumptions set forth in the notes thereto. In addition, the pro forma financial information does not give effect to the anticipated cost savings or the costs to be incurred to achieve such savings. The pro forma balance sheet at June 30, 1997, however, does reflect the estimated transaction costs to effect the Merger.

             The following pro forma financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of WPS and UPEN, incorporated by reference herein. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date, or at the beginning of the periods, for which the Merger is being given effect nor is it necessarily indicative of future operating results or financial position. In addition, due to the effect of weather on sales and other factors which are characteristic of public utility operations, financial results for the six month periods ended June 30, 1997 and 1996 are not necessarily indicative of trends for any twelve month period.


                                                      WPS RESOURCES CORPORATION

                                             UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                            June 30, 1997
                                                           (in thousands)

                                                     WPS            UPEN        Pro Forma      Pro Forma
                      ASSETS                    (As Reported)  (As Reported)   Adjustments      Combined
    Utility plant
    Electric                                       $1,492,728        $164,920                    $1,657,648
    Gas                                               244,084              --                       244,084
                                                    ---------        --------     --------        ---------
    Total                                           1,736,812         164,920            0        1,901,732
    Less-Accumulated depreciation and
     decommissioning                                  996,514          78,461                     1,074,975
                                                    ---------        --------    ---------        ---------
    Total                                             740,298          86,459            0          826,757
    Nuclear decommissioning trusts                    117,814              --                       117,814
    Construction in progress                           12,895          17,016                        29,911
    Nuclear fuel, less accumulated
     amortization                                      20,920              --                        20,920
                                                    ---------        --------     --------        ---------
    Net utility plant                                 891,927         103,475            0          995,402
                                                   ==========        ========    =========        =========
    Current assets
    Cash and equivalents                                4,469           3,670                         8,139
    Customer and other receivables, net of
     reserves                                          80,852           6,451                        87,303
    Accrued utility revenues                           18,400              --                        18,400
    Fossil fuel, at average cost                       11,676             269                        11,945
    Gas in storage, at average cost                    11,691              --                        11,691
    Materials and supplies, at average cost            19,715           2,186                        21,901
    Prepayments and other (Note 4)                     19,675           5,119         (963)          23,831
                                                    ---------       ---------     ---------       ---------
    Total current assets                              166,478          17,695         (963)         183,210
                                                    =========       =========     =========       =========
    Regulatory assets                                  87,959           1,367                        89,326
    Net non-utility and non-regulated plant            18,913          11,107                        30,020
    Investments and other assets                      112,298           2,443                       114,741
                                                    ---------       ---------     ---------       ---------
    Total                                          $1,277,575        $136,087        ($963)      $1,412,699
                                                    =========       =========     =========       =========




   See accompanying notes to Unaudited Pro Forma Combined Financial
   Statements.

                                             WPS RESOURCES CORPORATION

                                     UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                   June 30, 1997
                                                  (in thousands)
                                                   WPS              UPEN          Pro Forma        Pro Forma
         CAPITALIZATION AND LIABILITIES       (As Reported)    (As Reported)     Adjustments       Combined

    Capitalization
    Common stock equity                            $474,047            $43,778        ($1,900)        $515,925
    Preferred stock of subsidiary with no
     mandatory redemption                            51,200                451                          51,651
    Long-term debt                                  304,955             43,083                         348,038
                                                  ---------          ---------       ---------       ---------
    Total capitalization                            830,202             87,312         (1,900)         915,614
                                                  =========          =========       =========       ==========
    Current liabilities
    Notes payable                                    12,900              7,853                          20,753
    Commercial paper                                  7,600                 --                           7,600
    Accounts payable                                 69,613              4,113          1,900           75,626
    Accrued taxes                                       813              5,997                           6,810
    Accrued interest                                  8,132                901                           9,033
    Other                                            19,013              2,882                          21,895
                                                 ----------         ----------      ---------       ----------
    Total current liabilities                       118,071             21,746          1,900          141,717
                                                 ==========         ==========      =========       ==========
    Long-term liabilities and deferred
     credits
    Accumulated deferred income taxes (Note
     4)                                             128,042              6,763           (963)         133,842
    Accumulated deferred investment tax
     credits                                         27,785              2,651                          30,436
    Regulatory liabilities                           49,340              5,905                          55,245
    Environmental remediation liabilities            40,066                663                          40,729
    Other long-term liabilities                      84,676             11,047                          95,723
                                                 ----------          ---------       --------       ----------
    Total long-term liabilities and
     deferred credits                               329,909             27,029           (963)         355,975
                                                 ==========          =========      =========       ==========
    Minority interest                                  (607)                --                            (607)
    Commitments and contingencies                                                                            0
                                                  ----------         ---------      ---------       ==========
    Total                                        $1,277,575           $136,087          ($963)      $1,412,699
                                                  =========          =========      =========       ==========



   See accompanying notes to Unaudited Pro Forma Combined Financial
   Statements.

                                              WPS RESOURCES CORPORATION

                                 UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                                            SIX MONTHS ENDED JUNE 30, 1997
                                      (in thousands, except per share amounts)

                                                    WPS               UPEN            Pro Forma        Pro Forma
                                               (As Reported)      (As Reported)      Adjustments        Combined

    Operating revenues
    Electric utility                                 $241,227            $28,192                           $269,419
    Gas utility                                       123,906                 --                            123,906
    Non-regulated energy and other                     89,240              1,907                             91,147
                                                    ---------           --------         --------         ---------
    Total operating revenues                          454,373             30,099                0           484,472
                                                    =========          =========         ========         =========
    Operating expenses
    Electric production fuels                          51,651                 --                             51,651
    Purchased power                                    29,057             10,252                             39,309
    Gas purchased for resale                           87,493                 --                             87,493
    Non-regulated energy cost of sales                 86,611                 --                             86,611
    Other operating expenses                           76,292              7,224                             83,516
    Maintenance                                        22,877              1,351                             24,228
    Depreciation and decommissioning                   37,643              2,913                             40,556
    Federal income tax (Note 4)                            --              1,292           (1,292)               --
    Taxes other than income                            13,859              2,460                             16,319
                                                    ---------          ---------        ---------         ---------
    Total operating expenses                          405,483             25,492           (1,292)          429,683
                                                    =========         ==========        =========         =========
    Operating income                                   48,890              4,607            1,292            54,789
                                                    ---------         ----------        ---------         ---------
    Other income
    Allowance for equity funds used during
     construction                                          68                 37                                105
    Other, net                                          6,712                146                              6,858
                                                    ---------         ----------        ---------         ---------

    Total other income                                  6,780                183                0             6,963
                                                    =========         ==========        =========         =========
    Income before interest expense                     55,670              4,790            1,292            61,752
                                                    ---------         ----------        ---------         ---------
    Interest on long-term debt                         11,179              1,974                             13,153
    Other interest                                      1,590                270                              1,860
    Allowance for borrowed funds used
     during construction                                  (64)               (55)                              (119)
                                                   ----------        -----------        ---------        ----------
    Total interest expense                             12,705              2,189                0            14,894
                                                   ==========        ===========        =========        ==========
    Income before income taxes                         42,965              2,601            1,292            46,858
    Income taxes (Note 4)                              14,069                 --            1,292            15,361
    Minority interest                                    (466)                --                               (466)
    Preferred stock dividends of subsidiary             1,556                 11                              1,567
                                                   ----------        -----------       ----------        ----------
    Net income                                         27,806              2,590                0            30,396
                                                  ===========        ===========      ===========       ===========
    Average shares of common stock (Note 1)            23,878              2,969             (297)           26,550
    Earnings per average share of common
     stock                                              $1.16              $0.87                              $1.14
                                                       ======             ======            =====            ======



   See accompanying notes to Unaudited Pro Forma Combined Financial
   Statements.

                                             WPS RESOURCES CORPORATION

                               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                                           SIX MONTHS ENDED JUNE 30, 1996
                                      (in thousands, except per share amounts)

                                               WPS            UPEN         Pro Forma      Pro Forma
                                          (As Reported)  (As Reported)    Adjustments     Combined

    Operating revenues
    Electric utility                          $239,492         $27,466                      $266,958
    Gas utility                                118,644              --                       118,644
    Non-regulated energy and other              74,829           1,916                        76,745
                                              --------       ---------      ---------     ----------
    Total operating revenues                   432,965          29,382              0        462,347
                                              ========       =========      =========     ==========
    Operating expenses
    Electric production fuels                   50,818              --                        50,818
    Purchased power                             16,332           8,814                        25,146
    Gas purchased for resale                    81,960              --                        81,960
    Non-regulated energy cost of sales          74,516              --                        74,516
    Other operating expenses                    80,025           7,449                        87,474
    Maintenance                                 21,773           1,573                        23,346
    Depreciation and decommissioning            32,540           3,010                        35,550
    Federal income tax (Note 4)                     --           1,374         (1,374)            --
    Taxes other than income                     13,396           2,456                        15,852
                                             ---------       ---------      ---------      ---------
    Total operating expenses                   371,360          24,676         (1,374)       394,662
                                             =========       =========      =========      =========
    Operating income                            61,605           4,706          1,374         67,685
                                             ---------        --------      ---------      ---------
    Other income
    Allowance for equity funds used
     during construction                            70              38                           108
    Other, net                                   3,131              18                         3,149
                                             ---------        --------      ---------      ---------
    Total other income                           3,201              56              0          3,257
                                             =========        ========      =========      =========
    Income before interest expense              64,806           4,762          1,374         70,942
                                             ---------        --------      ---------      ---------
    Interest on long-term debt                  10,841           1,983                        12,824
    Other interest                               1,274             110                         1,384
    Allowance for borrowed funds used
     during construction                           (64)            (50)                         (114)
                                             ---------       ---------      ---------      ---------
    Total interest expense                      12,051           2,043              0         14,094
                                             =========       =========      =========      =========
    Income before income taxes                  52,755           2,719          1,374         56,848
    Income taxes (Note 4)                       17,559              --          1,374         18,933
    Preferred stock dividends of
     subsidiary                                  1,556              12                         1,568
                                              --------        --------      ---------      ---------
    Net income                                  33,640           2,707              0         36,347
                                              ========        ========      =========      =========
    Average shares of common stock (Note
     1)                                         23,894           2,969           (297)        26,566
    Earnings per average share of common
     stock                                       $1.41           $0.91                         $1.37
                                                ======           =====         ======         ======



   See accompanying notes to Unaudited Pro Forma Combined Financial
   Statements.

                                            WPS RESOURCES CORPORATION

                                   UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                                             YEAR ENDED DECEMBER 31, 1996
                                       (in thousands, except per share amounts)

                                                 WPS             UPEN         Pro Forma    Pro Forma
                                            (As Reported)   (As Reported)    Adjustments   Combined

    Operating revenues
    Electric utility                            $490,506           $54,258                  $544,764
    Gas utility                                  211,357                --                   211,357
    Non-regulated energy and other               156,391             4,044                   160,435
                                                --------          --------    ---------     --------
    Total operating revenues                     858,254            58,302            0      916,556
                                                ========          ========    =========     ========
    Operating expenses
    Electric production fuels                    105,418                --                   105,418
    Purchased power                               37,737            18,245                    55,982
    Gas purchased for resale                     149,388                --                   149,388
    Non-regulated energy cost of sales           157,612                --                   157,612
    Other operating expenses                     168,905            14,863                   183,768
    Maintenance                                   48,806             2,976                    51,782
    Depreciation and decommissioning              65,178             5,584                    70,762
    Federal income tax (Note 4)                       --             2,778       (2,778)          --
    Taxes other than income                       26,868             4,803                    31,671
                                                --------          --------     --------     --------
    Total operating expenses                     759,912            49,249       (2,778)     806,383
                                                ========          ========     ========     ========
    Operating income                              98,342             9,053        2,778      110,173
                                                --------          --------     --------     --------
    Other income
    Allowance for equity funds used during
     construction                                    139               116                       255
    Other, net                                     1,395               101                     1,496
                                               ---------         ---------     --------     --------
    Total other income                             1,534               217            0        1,751
                                               =========         =========     ========    =========
    Income before interest expense                99,876             9,270        2,778      111,924
                                               ---------         ---------    ---------    ---------
    Interest on long-term debt                    21,532             3,962                    25,494
    Other interest                                 3,596               326                     3,922
    Allowance for borrowed funds used
     during construction                            (128)             (171)                     (299)
                                              ----------         ---------    ---------    ---------
    Total interest expense                        25,000             4,117            0       29,117
                                              ==========         =========   ==========   ==========
    Income before income taxes                    74,876             5,153        2,778       82,807
    Income taxes (Note 4)                         24,358                --        2,778       27,136
    Minority interest                               (348)               --                      (348)
    Preferred stock dividends of
     subsidiary                                    3,111                23                     3,134
                                              ----------         ---------    ---------   ----------
    Net income                                    47,755             5,130            0       52,885
                                              ==========         =========    =========   ===========
    Average shares of common stock (Note
     1)                                           23,891             2,969         (297)      26,563
    Earnings per average share of common
     stock                                         $2.00             $1.73                     $1.99
                                                   =====             =====        =====       ======



   See accompanying notes to Unaudited Pro Forma Combined Financial
   Statements.

                                             WPS RESOURCES CORPORATION

                                 UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                                            YEAR ENDED DECEMBER 31, 1995
                                      (in thousands, except per share amounts)
                                                  WPS            UPEN           Pro Forma      Pro Forma
                                             (As Reported)   (As Reported)     Adjustments      Combined

    Operating revenues
    Electric utility                             $489,000           57,266                       $546,266
    Gas utility                                   174,693               --                        174,693
    Non-regulated energy and other                 56,155            3,839                         59,994
                                                 --------         --------       ----------     ---------
    Total operating revenues                      719,848           61,105                0       780,953
                                                 ========         ========       ==========     =========
    Operating expenses
    Electric production fuels                     104,858               --                        104,858
    Purchased power                                39,593           19,973                         59,566
    Gas purchased for resale                      116,253               --                        116,253
    Non-regulated energy cost of sales             53,983               --                         53,983
    Other operating expenses                      154,445           14,622                        169,067
    Maintenance                                    50,761            3,897                         54,658
    Depreciation and decommissioning               65,627            5,718                         71,345
    Federal income tax (Note 4)                        --            2,745           (2,745)           --
    Taxes other than income                        25,921            4,634                         30,555
                                                ---------        ---------        ---------     ---------
    Total operating expenses                      611,441           51,589           (2,745)      660,285
                                                =========        =========        =========     =========
    Operating income                              108,407            9,516            2,745       120,668
    Other income
    Allowance for equity funds used during
     construction                                     170               10                            180
    Other, net                                      6,080             (169)                         5,911
                                                ---------         --------        ---------     ---------
    Total other income                              6,250             (159)               0         6,091
                                                =========         ========        =========     =========
    Income before interest expense                114,657            9,357            2,745       126,759
                                                ---------         --------        ---------     ---------
    Interest on long-term debt                     22,859            3,980                         26,839
    Other interest                                  2,604               73                          2,677
    Allowance for borrowed funds used
     during construction                              (68)             (12)                           (80)
                                                ---------         --------        ---------     ---------
    Total interest expense                         25,395            4,041                0        29,436
                                                =========        =========       ==========     =========
    Income before income taxes                     89,262            5,316            2,745        97,323
    Income taxes (Note 4)                          30,808               --            2,745        33,553
    Preferred stock dividends of
     subsidiary                                     3,111               25                          3,136
                                                ---------        ---------       ----------     ---------
    Net income                                     55,343            5,291                0        60,634
                                                =========       ==========       ==========    ==========
    Average shares of common stock (Note
     1)                                            23,897            2,969             (297)       26,569
    Earnings per average share of common
     stock                                          $2.32            $1.78                          $2.28
                                                    =====            =====           ======         =====


   See accompanying notes to Unaudited Pro Forma Combined Financial
   Statements.

                                          WPS RESOURCES CORPORATION

                               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                                          YEAR ENDED DECEMBER 31, 1994
                                     (in thousands, except per share amounts)

                                              WPS           UPEN          Pro Forma       Pro Forma
                                         (As Reported)  (As Reported)    Adjustments       Combined

    Operating revenues
    Electric utility                         $480,816        $59,308                         $540,124
    Gas utility                               182,058             --                          182,058
    Non-regulated energy and other             10,921          3,222                           14,143
                                             --------       --------         --------        --------
    Total operating revenues                  673,795         62,530                0         736,325
                                             ========       ========         ========       =========
    Operating expenses
    Electric production fuels                 111,011             --                          111,011
    Purchased power                            38,631         20,168                           58,799
    Gas purchased for resale                  126,351             --                          126,351
    Non-regulated energy cost of sales         10,663             --                           10,663
    Other operating expenses                  148,917         16,064                          164,981
    Maintenance                                49,983          4,005                           53,988
    Depreciation and decommissioning           56,365          5,514                           61,879
    Federal income tax (Note 4)                    --          2,688           (2,688)             --
    Taxes other than income                    26,063          4,514                           30,577
                                             --------      ---------        ---------       ---------
    Total operating expenses                  567,984         52,953           (2,688)        618,249
                                             ========      =========        =========      ==========
    Operating income                          105,811          9,577            2,688         118,076
                                             --------      ---------        ---------      ----------
    Other income
    Allowance for equity funds used
     during construction                          108              8                              116
    Other, net                                  4,473            (78)                           4,395
                                            ---------      ---------        ---------      ----------
    Total other income                          4,581            (70)               0           4,511
                                            =========      =========        =========      ==========
    Income before interest expense            110,392          9,507            2,688         122,587
                                            ---------      ---------        ---------      ----------
    Interest on long-term debt                 23,407          3,997                           27,404
    Other interest                              1,796             60                            1,856
    Allowance for borrowed funds used
     during construction                         (139)           (10)                            (149)
                                            ---------      ---------        ---------      ----------
    Total interest expense                     25,064          4,047                0          29,111
                                            =========     ==========        =========      ==========
    Income before income taxes                 85,328          5,460            2,688          93,476
    Income taxes (Note 4)                      29,526             --            2,688          32,214
    Preferred stock dividends of
     subsidiary                                 3,111             29                            3,140
                                             --------     ----------        ---------      ----------
    Net income                                 52,691          5,431                0          58,122
                                             ========     ==========       ==========     ===========
    Average shares of common stock
     (Note 1)                                  23,897          2,982             (298)         26,581
    Earnings per average share of
     common stock                               $2.21          $1.82                            $2.19
                                               ======         ======           ======          ======



   See accompanying notes to Unaudited Pro Forma Combined Financial
   Statements.

                            WPS RESOURCES CORPORATION

                          NOTES TO UNAUDITED PRO FORMA
                          COMBINED FINANCIAL STATEMENTS

   1. The pro forma combined financial statements reflect the conversion of each share of UPEN Common Stock (no par value) outstanding into 0.90 shares of WPS Common Stock ($1.00 par value), as provided in the Merger Agreement. The pro forma combined statements of income are presented as if the companies had combined at January 1, 1994. The pro forma combined balance sheet is presented as if the companies had combined at June 30, 1997.

   2. Estimated cost savings and the cost to achieve such savings have not been reflected in the pro forma combined financial statements. Transaction costs are currently estimated to be approximately $2,400,000 (including fees for financial advisors, attorneys, accountants, consultants, filings, and printing). Estimated transaction costs to be incurred after June 30, 1997, have been reflected in the pro forma balance sheet at June 30, 1997 reducing common stock equity by $1,900,000.

   3. Intercompany transactions (including purchased and exchange power transactions) between WPS and UPEN during the periods presented were included in the determination of regulated rates and were not material. Accordingly, no pro forma adjustments were made to eliminate such transactions.

   4. Accounting principles have been consistently applied in the financial statement presentations for WPS and UPEN with one exception. UPEN does not include unbilled electric revenues in its calculation of total revenues. WPS accrues unbilled revenues. The impact of this difference in accounting principles does not have a material impact on the unaudited pro forma combined financial statements as presented, and accordingly, no adjustments have been made to conform accounting principles. A pro forma adjustment has been made to conform the presentation of current deferred income taxes in the pro forma combined balance sheet into one net amount. A pro forma adjustment has been made to conform the presentation of income taxes in the pro forma combined statements of income. Other minor reclassifications have been made to the balance sheet and statements of income of UPEN to align with the financial statement presentation of WPS.

                    APPENDIX A - AGREEMENT AND PLAN OF MERGER



                         AGREEMENT AND PLAN OF MERGER,

                                 By and Between

                            WPS RESOURCES CORPORATION

                                       and

                       UPPER PENINSULA ENERGY CORPORATION




                            Dated as of July 10, 1997




                                TABLE OF CONTENTS

                                                                         Page

   ARTICLE I - THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . .  1

   Section 1.1    The Merger . . . . . . . . . . . . . . . . . . . . . . .  1
   Section 1.2    Effects of the Merger  . . . . . . . . . . . . . . . . .  2
   Section 1.3    Effective Time of the Merger . . . . . . . . . . . . . .  2

   ARTICLE II - TREATMENT OF SHARES  . . . . . . . . . . . . . . . . . . .  2

   Section 2.1    Effect of the Merger on Capital Stock  . . . . . . . . .  2
        (a)  Cancellation of Certain Common Stock  . . . . . . . . . . . .  2
        (b)  Conversion of Certain Common Stock  . . . . . . . . . . . . .  3
   Section 2.2    Issuance of New Certificates . . . . . . . . . . . . . .  3
        (a)  Deposit with Exchange Agent . . . . . . . . . . . . . . . . .  3
        (b)  Issuance Procedures . . . . . . . . . . . . . . . . . . . . .  3
        (c)  Distributions with Respect to Unsurrendered Shares  . . . . .  4
        (d)  No Fractional Securities  . . . . . . . . . . . . . . . . . .  5
        (e)  Closing of UPEN Common Stock Transfer Books . . . . . . . . .  5
        (f)  Termination of Duties of Exchange Agent . . . . . . . . . . .  6

   ARTICLE III - THE CLOSING . . . . . . . . . . . . . . . . . . . . . . .  6

   Section 3.1    The Closing  . . . . . . . . . . . . . . . . . . . . . .  6

   ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF WPS  . . . . . . . . . .  6

   Section 4.1    Organization and Qualification . . . . . . . . . . . . .  6
   Section 4.2    Capitalization . . . . . . . . . . . . . . . . . . . . .  7
   Section 4.3    Authority; Non-contravention; Statutory
                  Approvals; Compliance  . . . . . . . . . . . . . . . . .  8
        (a)  Authority . . . . . . . . . . . . . . . . . . . . . . . . . .  8
        (b)  Non-contravention . . . . . . . . . . . . . . . . . . . . . .  8
        (c)  Statutory Approvals . . . . . . . . . . . . . . . . . . . . .  9
        (d)  Compliance  . . . . . . . . . . . . . . . . . . . . . . . . .  9
   Section 4.4    Reports and Financial Statements . . . . . . . . . . . . 10
   Section 4.5    Absence of Certain Changes or Events . . . . . . . . . . 11
   Section 4.6    Litigation . . . . . . . . . . . . . . . . . . . . . . . 11
   Section 4.7    Registration Statement and Proxy Statement . . . . . . . 12
   Section 4.8    Regulation as a Utility  . . . . . . . . . . . . . . . . 12
   Section 4.9    Vote Not Required  . . . . . . . . . . . . . . . . . . . 12
   Section 4.10   Ownership of UPEN Common Stock . . . . . . . . . . . . . 12
   Section 4.11   WPS Rights Agreement . . . . . . . . . . . . . . . . . . 13
   Section 4.12  Accounting Matters  . . . . . . . . . . . . . . . . . . . 13

   ARTICLE V - REPRESENTATIONS AND WARRANTIES OF UPEN  . . . . . . . . . . 13

   Section 5.1    Organization and Qualification . . . . . . . . . . . . . 13
   Section 5.2    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . 14
   Section 5.3    Capitalization . . . . . . . . . . . . . . . . . . . . . 15
   Section 5.4    Authority; Non-contravention; Statutory
                  Approvals; Compliance  . . . . . . . . . . . . . . . . . 15
        (a)  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . 15
        (b)  Non-contravention . . . . . . . . . . . . . . . . . . . . . . 16
        (c)  Statutory Approvals . . . . . . . . . . . . . . . . . . . . . 16
        (d)  Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . 17
   Section 5.5    Reports and Financial Statements . . . . . . . . . . . . 18
   Section 5.6    Absence of Certain Changes or Events . . . . . . . . . . 18
   Section 5.7    Litigation . . . . . . . . . . . . . . . . . . . . . . . 19
   Section 5.8    Registration Statement and Proxy Statement . . . . . . . 19
   Section 5.9    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . 20
        (a)  Filing of Timely Tax Returns  . . . . . . . . . . . . . . . . 20
        (b)  Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . 20
        (c)  Tax Reserves  . . . . . . . . . . . . . . . . . . . . . . . . 20
        (d)  Tax Liens . . . . . . . . . . . . . . . . . . . . . . . . . . 20
        (e)  Withholding Taxes . . . . . . . . . . . . . . . . . . . . . . 20
        (f)  Extensions of Time for Filing Tax Returns . . . . . . . . . . 20
        (g)  Waivers of Statute of Limitations . . . . . . . . . . . . . . 20
        (h)  No Assessments  . . . . . . . . . . . . . . . . . . . . . . . 20
        (i)  Audit, Administrative and Court Proceedings . . . . . . . . . 21
        (j)  Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . 21
        (k)  Tax Rulings . . . . . . . . . . . . . . . . . . . . . . . . . 21
        (l)  Availability of Tax Returns . . . . . . . . . . . . . . . . . 21
        (m)  Tax Sharing Agreements  . . . . . . . . . . . . . . . . . . . 21
        (n)  Code Section 280G . . . . . . . . . . . . . . . . . . . . . . 21
        (o)  Liability for Others  . . . . . . . . . . . . . . . . . . . . 21
        (p)  Certain Definitions . . . . . . . . . . . . . . . . . . . . . 21
    Section 5.10  Employee Matters; ERISA  . . . . . . . . . . . . . . . . 22
        (a)  Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . 22
        (b)  Contributions . . . . . . . . . . . . . . . . . . . . . . . . 22
        (c)  Multiemployer Pension Plans . . . . . . . . . . . . . . . . . 22
        (d)  Title IV of ERISA . . . . . . . . . . . . . . . . . . . . . . 22
        (e)  Qualification; Compliance . . . . . . . . . . . . . . . . . . 23
        (f)  Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . 24
        (g)  Welfare Plans . . . . . . . . . . . . . . . . . . . . . . . . 24
        (h)  Documents made Available  . . . . . . . . . . . . . . . . . . 24
        (i)  Payments Resulting from Merger  . . . . . . . . . . . . . . . 25
        (j)  Labor Agreements  . . . . . . . . . . . . . . . . . . . . . . 25
   Section 5.11   Environmental Protection . . . . . . . . . . . . . . . . 26
        (a)  Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . 26
        (b)  Environmental Permits . . . . . . . . . . . . . . . . . . . . 26
        (c)  Environmental Claims  . . . . . . . . . . . . . . . . . . . . 27
        (d)  Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . 27
        (e)  Predecessors  . . . . . . . . . . . . . . . . . . . . . . . . 27
        (f)  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . 27
        (g)  Certain Definitions . . . . . . . . . . . . . . . . . . . . . 27
   Section 5.12   Regulation as a Utility  . . . . . . . . . . . . . . . . 29
   Section 5.13   Vote Required  . . . . . . . . . . . . . . . . . . . . . 29
   Section 5.14   Accounting Matters . . . . . . . . . . . . . . . . . . . 29
   Section 5.15   Applicability of Certain Michigan Law, Etc . . . . . . . 29
   Section 5.16   Opinion of Financial Advisor . . . . . . . . . . . . . . 29
   Section 5.17   Insurance  . . . . . . . . . . . . . . . . . . . . . . . 30
   Section 5.18   Ownership of WPS Common Stock  . . . . . . . . . . . . . 30
   Section 5.19   Title to Assets  . . . . . . . . . . . . . . . . . . . . 30
   Section 5.20   No Violation of Law; Buildings and Equipment . . . . . . 30
   Section 5.21   Existing Contracts . . . . . . . . . . . . . . . . . . . 30
   Section 5.22   Performance of Contracts . . . . . . . . . . . . . . . . 31
   Section 5.23   Contingent and Undisclosed Liabilities . . . . . . . . . 31

   ARTICLE VI - CONDUCT OF BUSINESS BY UPEN PENDING THE MERGER . . . . . . 32

   Section 6.1    Covenants of the Parties . . . . . . . . . . . . . . . . 32
   Section 6.2    Ordinary Course of Business  . . . . . . . . . . . . . . 32
   Section 6.3    Dividends  . . . . . . . . . . . . . . . . . . . . . . . 32
   Section 6.4    Issuance of Securities . . . . . . . . . . . . . . . . . 33
   Section 6.5    Charter Documents  . . . . . . . . . . . . . . . . . . . 33
   Section 6.6    No Acquisitions  . . . . . . . . . . . . . . . . . . . . 34
   Section 6.7    Capital Expenditures and Emission Allowances . . . . . . 34
   Section 6.8    No Dispositions  . . . . . . . . . . . . . . . . . . . . 34
   Section 6.9    Indebtedness . . . . . . . . . . . . . . . . . . . . . . 34
   Section 6.10   Compensation, Benefits . . . . . . . . . . . . . . . . . 34
   Section 6.11   1935 Act . . . . . . . . . . . . . . . . . . . . . . . . 35
   Section 6.12   Transmission, Generation, Power Purchases  . . . . . . . 35
   Section 6.13   Accounting . . . . . . . . . . . . . . . . . . . . . . . 36
   Section 6.14   Affiliate Transactions . . . . . . . . . . . . . . . . . 36
   Section 6.15   Tax-exempt Status  . . . . . . . . . . . . . . . . . . . 36
   Section 6.16   Tax Matters  . . . . . . . . . . . . . . . . . . . . . . 36
   Section 6.17   Discharge of Liabilities . . . . . . . . . . . . . . . . 37
   Section 6.18   Contracts  . . . . . . . . . . . . . . . . . . . . . . . 37
   Section 6.19   Insurance  . . . . . . . . . . . . . . . . . . . . . . . 37
   Section 6.20   Permits  . . . . . . . . . . . . . . . . . . . . . . . . 37

   ARTICLE VII - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . 37

   Section 7.1    Access to Information  . . . . . . . . . . . . . . . . . 37
   Section 7.2    Proxy Statement and Registration Statement . . . . . . . 38
   Section 7.3    Regulatory Matters . . . . . . . . . . . . . . . . . . . 39
        (a)  HSR Filings . . . . . . . . . . . . . . . . . . . . . . . . . 39
        (b)  Other Regulatory Approvals  . . . . . . . . . . . . . . . . . 39
   Section 7.4    Shareholder Approval . . . . . . . . . . . . . . . . . . 39
        (a)  Approval of UPEN Shareholders . . . . . . . . . . . . . . . . 39
        (b)  Meeting Date  . . . . . . . . . . . . . . . . . . . . . . . . 40
   Section 7.5    Director and Officer Indemnification . . . . . . . . . . 40
        (a)  Indemnification . . . . . . . . . . . . . . . . . . . . . . . 40
        (b)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 41
        (c)  Successors  . . . . . . . . . . . . . . . . . . . . . . . . . 41
        (d)  Survival of Indemnification . . . . . . . . . . . . . . . . . 41
        (e)  Benefit . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
   Section 7.6    Disclosure Schedules . . . . . . . . . . . . . . . . . . 42
   Section 7.7    Public Announcements . . . . . . . . . . . . . . . . . . 42
   Section 7.8    Rule 145 Affiliates  . . . . . . . . . . . . . . . . . . 42
   Section 7.9    Employee Agreements. . . . . . . . . . . . . . . . . . . 43
   Section 7.10   Employee Benefit Plans . . . . . . . . . . . . . . . . . 44
   Section 7.11   No Solicitations . . . . . . . . . . . . . . . . . . . . 44
   Section 7.12   WPS Board of Directors . . . . . . . . . . . . . . . . . 45
        (a)  WPS Board of Directors  . . . . . . . . . . . . . . . . . . . 45
        (b)  UPPCO Advisory Board  . . . . . . . . . . . . . . . . . . . . 45
   Section 7.13   Employment Contract  . . . . . . . . . . . . . . . . . . 45
   Section 7.14   Operations Following the Effective Time  . . . . . . . . 45
        (a)  Relationships with Local Suppliers  . . . . . . . . . . . . . 45
        (b) Charitable and Community Support Activities  . . . . . . . . . 46
   Section 7.15   Workforce Matters  . . . . . . . . . . . . . . . . . . . 46
   Section 7.16   Expenses . . . . . . . . . . . . . . . . . . . . . . . . 46
   Section 7.17   Further Assurances . . . . . . . . . . . . . . . . . . . 46
   Section 7.18   Charter and By-law Amendments  . . . . . . . . . . . . . 47
   Section 7.19   Pooling; Long Term Stock Incentive Plan  . . . . . . . . 47
   Section 7.20   Tax-free Status  . . . . . . . . . . . . . . . . . . . . 47
   Section 7.21   Cooperation, Notification  . . . . . . . . . . . . . . . 47
   Section 7.22   Third-party Consents . . . . . . . . . . . . . . . . . . 48

   ARTICLE VIII - CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . 48

   Section 8.1    Conditions to each Party's Obligation to
                  Effect the Merger  . . . . . . . . . . . . . . . . . . . 48
        (a)  Shareholder Approval  . . . . . . . . . . . . . . . . . . . . 48
        (b)  No Injunction . . . . . . . . . . . . . . . . . . . . . . . . 48
        (c)  Registration Statement  . . . . . . . . . . . . . . . . . . . 49
        (d)  Listing of Shares . . . . . . . . . . . . . . . . . . . . . . 49
        (e)  Statutory Approvals . . . . . . . . . . . . . . . . . . . . . 49
   Section 8.2    Further Conditions to Obligation of UPEN to
                  Effect the Merger  . . . . . . . . . . . . . . . . . . . 50
        (a)  Performance of Obligations of WPS . . . . . . . . . . . . . . 50
        (b)  Representations and Warranties  . . . . . . . . . . . . . . . 50
        (c)  Closing Certificates  . . . . . . . . . . . . . . . . . . . . 50
        (d)  Material Adverse Effect . . . . . . . . . . . . . . . . . . . 50
        (e)  Tax Opinions  . . . . . . . . . . . . . . . . . . . . . . . . 50
        (f)  Required Consents . . . . . . . . . . . . . . . . . . . . . . 51
        (g)  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . 51
        (h)  Trigger of WPS Rights . . . . . . . . . . . . . . . . . . . . 51
   Section 8.3    Further Conditions to Obligation of WPS to
                  Effect the Merger  . . . . . . . . . . . . . . . . . . . 51
        (a)  Performance of Obligations of UPEN  . . . . . . . . . . . . . 51
        (b)  Representations and Warranties  . . . . . . . . . . . . . . . 51
        (c)  Closing Certificates  . . . . . . . . . . . . . . . . . . . . 52
        (d)  Material Adverse Effect . . . . . . . . . . . . . . . . . . . 52
        (e)  Tax Opinions  . . . . . . . . . . . . . . . . . . . . . . . . 52
        (f)  Required Consents . . . . . . . . . . . . . . . . . . . . . . 52
        (g)  Affiliate Agreements  . . . . . . . . . . . . . . . . . . . . 52
        (h)  Pooling . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
        (i)  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . 52

   ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . 53

   Section 9.1    Termination  . . . . . . . . . . . . . . . . . . . . . . 53
   Section 9.2    Effect of Termination  . . . . . . . . . . . . . . . . . 55
   Section 9.3    Termination Fee  . . . . . . . . . . . . . . . . . . . . 55
        (a)  Termination Fee Upon Breach . . . . . . . . . . . . . . . . . 55
        (b)  Additional Termination Fee  . . . . . . . . . . . . . . . . . 56
        (c)  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . 57
   Section 9.4    Amendment  . . . . . . . . . . . . . . . . . . . . . . . 57
   Section 9.5    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . 57

   ARTICLE X - GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . 58

   Section 10.1   Non-survival; Effect of Representations and
                  Warranties . . . . . . . . . . . . . . . . . . . . . . . 58
   Section 10.2   Brokers  . . . . . . . . . . . . . . . . . . . . . . . . 58
   Section 10.3   Notices  . . . . . . . . . . . . . . . . . . . . . . . . 58
   Section 10.4   Miscellaneous  . . . . . . . . . . . . . . . . . . . . . 59
   Section 10.5   Interpretation . . . . . . . . . . . . . . . . . . . . . 60
   Section 10.6   Counterparts; Effect . . . . . . . . . . . . . . . . . . 60
   Section 10.7   Binding Effect; Benefits . . . . . . . . . . . . . . . . 60
   Section 10.8   Enforcement  . . . . . . . . . . . . . . . . . . . . . . 60

             THIS AGREEMENT AND PLAN OF MERGER, dated as of July 10, 1997 (this "Agreement"), by and between WPS Resources Corporation, a corporation incorporated under the laws of the State of Wisconsin ("WPS") and UPPER PENINSULA ENERGY CORPORATION, a corporation incorporated under the laws of the State of Michigan ("UPEN"),

                              W I T N E S S E T H:

             WHEREAS, WPS and UPEN have determined that it would be in their respective best interests and in the interests of their respective shareholders to effect the transactions contemplated by this Agreement;

             WHEREAS, in furtherance thereof, the respective Boards of Directors of WPS and UPEN have approved this Agreement and the Merger (as defined in Section 1.1 below) on the terms and conditions set forth in this Agreement;

             WHEREAS, for Federal income tax purposes, it is intended that the transaction contemplated herein will be a reorganization described in
   Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and that the parties hereto and their respective shareholders will recognize no gain or loss for Federal income tax purposes as a result of the consummation of the Merger;

             WHEREAS, for accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") and applicable regulations of the Securities and Exchange Commission (the "SEC");

             NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                                   THE MERGER

             Section 1.1    The Merger.    Upon the terms and subject to the
   conditions of this Agreement:

             (a) at the Effective Time UPEN shall be merged with and into WPS (the "Merger") in accordance with the laws of the States of Wisconsin and Michigan;

             (b) WPS shall be the surviving corporation of the Merger and shall continue its corporate existence under the laws of the State of Wisconsin; and

             (c) the effects and the consequences of the Merger shall be as set forth in Section 1.2.

             Section 1.2    Effects of the Merger.  At the Effective Time,

             (a) the Restated Articles of Incorporation of WPS, as in effect immediately prior to the Effective Time shall be the Restated Articles of Incorporation of WPS as the surviving corporation in the Merger until thereafter amended, and

             (b) the By-laws of WPS, as in effect immediately prior to the Effective Time, shall be the By-laws of WPS as the surviving corporation in the Merger until thereafter amended.

   Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of the Wisconsin Business Corporation Law (the "WBCL") and the Michigan Business Corporation Act (the "MBCA").

             Section 1.3 Effective Time of the Merger. On the Closing Date (as hereinafter defined), articles of merger and a certificate of merger together with a Plan of Merger in substantially the form attached hereto as Exhibit 1.3, which Plan of Merger is incorporated by reference herein and deemed a part hereof (the "Plan of Merger"), complying with the requirements of the WBCL and the MBCA, shall be executed by WPS and UPEN and shall be filed by WPS and UPEN, as appropriate, with the Department of Financial Institutions of the State of Wisconsin pursuant to the WBCL and the Department of Consumer and Industry Services of the State of Michigan pursuant to the MBCA. The Merger shall become effective at the time (the "Effective Time") specified in the appropriate articles of merger and certificate of merger filed with respect to the Merger, or absent such specification upon such filing.


                                   ARTICLE II

                               TREATMENT OF SHARES

             Section 2.1    Effect of the Merger on Capital Stock.   At the
   Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of WPS or UPEN:

             (a)  Cancellation of Certain Common Stock.

                  Each share of Common Stock, without par value, of UPEN (the "UPEN Common Stock") that is owned by UPEN or WPS or any of their respective Subsidiaries (as hereinafter defined) shall be canceled and shall cease to exist.

             (b)  Conversion of Certain Common Stock.

                  (i) Each issued and outstanding share of UPEN Common Stock (but excluding shares canceled pursuant to Section 2.1(a)) shall be converted into the right to receive nine-tenths (.9) of a share of duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL) Common Stock, par value $1.00 per share, of WPS ("WPS Common Stock"), including if applicable, associated rights (the "WPS Rights") to purchase shares of WPS Common Stock pursuant to the terms of that certain Rights Agreement between WPS and Firstar Trust Company, as Rights Agent thereunder, dated as of December 12, 1996 (the "WPS Rights Agreement"). Until the Distribution Date (as defined in the WPS Rights Agreement) all references in this Agreement to WPS Common Stock shall be deemed to include the associated WPS Rights.

                  (ii) Upon such conversions and except as otherwise provided in Section 2.2, all such shares of UPEN Common Stock shall be canceled and cease to exist, and each holder of a certificate formerly representing any such shares of UPEN Common Stock shall cease to have rights with respect thereto, except the right to receive the shares of WPS Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with
        Section 2.3 and any cash in lieu of fractional shares of WPS Common
        Stock.

             Section 2.2    Issuance of New Certificates.

             (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, WPS shall deposit with Firstar Trust Company, Milwaukee, Wisconsin, or other appropriate entity mutually agreeable to WPS and UPEN (the "Exchange Agent"), certificates representing shares of WPS Common Stock required to effect the issuance referred to in
   Section 2.1, together with cash payable in respect of fractional shares pursuant to Section 2.2(d).

             (b)  Issuance Procedures.

                  (i) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of UPEN Common Stock (the "Converted Common Shares"), that were converted into the right to receive shares of WPS Common Stock pursuant to Section 2.1 and the Plan of Merger, (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent), and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing WPS Common Stock.

                 (ii) Upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by agreement of WPS and UPEN), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive a certificate representing that number of whole shares of WPS Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and the Plan of Merger. In the event of a transfer of ownership of Converted Common Shares which is not registered in the transfer records of UPEN, a certificate representing the proper number of shares of WPS Common Stock may be issued to a transferee if the Certificate representing such Converted Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of
        (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as WPS or the Exchange Agent may reasonably require, and (iii) any other documentation necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a certificate representing the number of shares of WPS Common Stock into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

                (iii) Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing WPS Common Stock and cash in lieu of any fractional shares of WPS Common Stock contemplated by this
        Section 2.2.

             (c)  Distributions with Respect to Unsurrendered Shares.

                  (i) No dividends or other distributions declared or made after the Effective Time with respect to shares of WPS Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of WPS Common Stock to be delivered upon surrender thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of record of such Certificate (or a transferee as described in Section 2.2(b)) shall surrender such Certificate.

                 (ii) Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder (or a transferee as described in Section 2.2(b)) thereof the certificates representing whole shares of WPS Common Stock issued in consideration therefor, without interest,

                       (A) at the time of such surrender, the amount of cash in lieu of a fractional share of WPS Common Stock to which such holder (or transferee) is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time which theretofore became payable but which were not paid by reason of Section 2.2(c)(i) with respect to such whole shares of WPS Common Stock, and

                       (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of WPS Common Stock.

             (d)  No Fractional Securities.

                  (i) Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of WPS Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional shares shall not entitle the owner thereof to vote as, or to any other rights of, a holder of WPS Common Stock.

                 (ii) A holder of UPEN Common Stock who would otherwise have been entitled to receive a fractional share of WPS Common Stock shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product (rounded to the nearest cent) of such fraction (rounded to the nearest thousandth) multiplied by the average of the last reported sales price, per share of WPS Common Stock as reported in the New York Stock Exchange ("NYSE") Composite Transactions as reported in The Wall Street Journal for the last ten trading days prior to and including the last trading day prior to the Effective Time on which WPS Common Stock was traded on the NYSE, without any interest thereon.

             (e) Closing of UPEN Common Stock Transfer Books. From and after the Effective Time, the stock transfer books of UPEN with respect to shares of UPEN Common Stock issued and outstanding prior to the Effective Time shall be closed and no transfer of any such shares shall thereafter be made. If, after the Effective Time, Certificates are presented to WPS, they shall be canceled and exchanged for certificates representing the appropriate number of shares of WPS Common Stock as provided in this
   Section 2.2.

             (f) Termination of Duties of Exchange Agent. Any certificates representing WPS Common Stock deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within one year after the Effective Time pursuant to this Section 2.2 shall be returned by the Exchange Agent to WPS, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to WPS, after which time any holder of unsurrendered Certificates shall look as a general unsecured creditor only to WPS for payment of such funds to which such holder may be due, subject to applicable law. WPS shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                   ARTICLE III

                                   THE CLOSING

             Section 3.1 The Closing. The closing of the Merger (the "Closing") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, at 10:00 a.m. (Milwaukee, Wisconsin local time) on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time and date and place as WPS and UPEN shall mutually agree (the "Closing Date").


                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF WPS

             WPS represents and warrants to UPEN as follows:

             Section 4.1    Organization and Qualification.

             (a) Except as set forth in Section 4.1 of the Disclosure Schedule to this Agreement prepared and delivered by WPS (the "WPS Disclosure Schedule"), each of WPS and the WPS Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing (to the extent applicable) under the laws of its respective jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing (to the extent applicable) to do business in each respective jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a WPS Material Adverse Effect.

             (b)  As used in this Agreement,

                  (i) "Subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which at least a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person or entity;

                  (ii)  "WPS Subsidiary" shall mean any Subsidiary of WPS.

                  (iii) "WPS Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), or the results of operations of WPS and the WPS Subsidiaries taken as a whole or on the consummation of the transactions contemplated hereby.

             Section 4.2    Capitalization.

             (a) The authorized capital stock of WPS consists of 100,000,000 shares of WPS Common Stock of which 23,896,962 shares were issued and outstanding as of June 30, 1997;

             (b) All of the issued and outstanding shares of WPS Common Stock are, and any shares of WPS Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid, nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL) and free of preemptive rights.

             (c) Except as set forth on Section 4.2(c) of the WPS Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating WPS to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of WPS Common Stock, or obligating WPS to grant, extend or enter any such agreement or commitment, other than the WPS Rights Agreement.

             Section 4.3 Authority; Non-contravention; Statutory Approvals; Compliance.

             (a) Authority. WPS has all requisite corporate power and authority to enter into this Agreement, and, subject to the applicable WPS Required Statutory Approvals (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by WPS of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of WPS. This Agreement has been duly and validly executed and delivered by WPS and, assuming the due authorization, execution and delivery hereof by UPEN, constitutes the valid and binding obligation of WPS enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

             (b)  Non-contravention.  Except as set forth in
   Section 4.3(b) of the WPS Disclosure Schedule, the execution and delivery of this Agreement by WPS do not, and the consummation of the transactions contemplated hereby will not violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of WPS or any of the WPS Subsidiaries or (any such violation, conflict, breach, default, termination, modification, cancellation, acceleration, loss or creation, a "Violation" with respect to WPS, such term when used in Article V having a correlative meaning with respect to UPEN) pursuant to any provisions of:

                  (i) the Articles of Incorporation, By-laws or similar governing documents of WPS or any of the WPS Subsidiaries;

                 (ii) subject to obtaining the WPS Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as hereinafter defined) applicable to WPS or any of the WPS Subsidiaries or any of their respective properties or assets; or

                (iii) subject to obtaining the third-party consents set forth in Section 4.3(b) of the WPS Disclosure Schedule (the "WPS Required Consents") any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which WPS or any of the WPS Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations which, in the aggregate do not, and insofar as reasonably can be foreseen, would not, have a WPS Material Adverse Effect.

             (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, Federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by WPS or the consummation by WPS of the transactions contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a WPS Material Adverse Effect, except as described in Section 4.3(c) of the WPS Disclosure Schedule (the "WPS Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such WPS Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

             (d)  Compliance.

                  (i) Except as set forth in Section 4.3(d) of the WPS Disclosure Schedule, or as disclosed in the WPS SEC Reports (as hereinafter defined) filed prior to the date hereof, neither WPS nor any of the WPS Subsidiaries is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which, in the aggregate do not, and insofar as reasonably can be foreseen, would not, have a WPS Material Adverse Effect.

                 (ii) Except as set forth in Section 4.3(d) of the WPS Disclosure Schedule, WPS and the WPS Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals (collectively, the "Permits") necessary to conduct their businesses as presently conducted, except those the failure of which to obtain, in the aggregate do not, and insofar as reasonably can be foreseen, would not, have a WPS Material Adverse Effect.

                (iii) Except as set forth in Section 4.3(d) of the WPS Disclosure Schedule, each of WPS and the WPS Subsidiaries is not in breach, Violation or default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under,

                       (A)  its Articles of Incorporation or By-laws, or

                       (B) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults which, in the aggregate do not, and insofar as reasonably can be foreseen, would not, have a WPS Material Adverse Effect.

             Section 4.4    Reports and Financial Statements.

             (a) The filings required to be made by WPS and the WPS Subsidiaries since January 1, 1994 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), the Federal Power Act (the "Power Act"), the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act") and applicable state laws and regulations have been filed with the SEC, the Federal Energy Regulatory Commission (the "FERC"), the Nuclear Regulatory Commission (the "NRC"), the Department of Energy (the "DOE") or any appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder.

             (b) WPS has made available to UPEN a true and complete copy of each form, report, schedule, registration statement and definitive proxy statement filed by each of WPS and its subsidiary, Wisconsin Public Service Corporation ("WPSC") with the SEC since January 1, 1994 (as such documents have since the time of their filing been amended or supplemented, the "WPS SEC Reports") and each other filing described in
   Section 4.4(a). As of their respective dates, the WPS SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (c) The audited consolidated financial statements and unaudited interim financial statements of WPS and WPSC, as the case may be, included in the WPS SEC Reports (collectively, the "WPS Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act) and fairly present in all material respects the financial position of WPS or WPSC, as the case may be, as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

             (d) True, accurate and complete copies of the Restated Articles of Incorporation and By-laws of WPS and the WPS Rights Agreement, as in effect on the date hereof, have been delivered to UPEN.

             Section 4.5 Absence of Certain Changes or Events. Except as disclosed in the WPS and WPSC SEC Reports filed prior to the date hereof or as set forth in Section 4.5 of the WPS Disclosure Schedule, since December 31, 1996, WPS and each of the WPS Subsidiaries have conducted their businesses only in the ordinary course of their respective businesses consistent with past practice and there has not been, and no facts or conditions exist (other than facts or conditions of general applicability to electric and gas utility companies in the region in which WPS operates) which, in the aggregate have, or insofar as reasonably can be foreseen, would have, a WPS Material Adverse Effect.

             Section 4.6 Litigation. Except as disclosed in the WPS SEC Reports filed prior to the date hereof or as set forth in Section 4.6 of the WPS Disclosure Schedule,

             (a) there are no claims, suits, actions or proceedings pending or, to the knowledge of WPS, threatened, nor are there, to the knowledge of WPS, any investigations or reviews pending or threatened against, relating to or affecting WPS or any of the WPS Subsidiaries;

             (b) there have not been any developments since December 31, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews; and

             (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to WPS or any of the WPS Subsidiaries, which, when taken together with any other nondisclosures of matters described in clauses (a), (b) and (c), have, or insofar as reasonably can be foreseen, would have, a WPS Material Adverse Effect.

             Section 4.7    Registration Statement and Proxy Statement.

             (a) None of the information supplied or to be supplied by or on behalf of WPS for inclusion or incorporation by reference in:

                  (i) the registration statement on Form S-4 to be filed with the SEC by WPS in connection with the issuance of shares of WPS Common Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

                 (ii) the proxy statement, in definitive form, relating to the meeting of UPEN shareholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to such shareholders and, as the same may be amended or supplemented, at the time of the meeting of UPEN shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

             (b) The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the applicable rules and regulations thereunder.

             Section 4.8    Regulation as a Utility.

             (a) WPSC is regulated as a public utility in the States of Wisconsin and Michigan. Except as set forth in Section 4.8 of the WPS Disclosure Schedule, neither WPS nor any "subsidiary company" or "affiliate" of WPS is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. WPS is an exempt holding company under
   Section 3(a)(1) of the 1935 Act.

             (b) As used in this Section 4.8 and in Section 5.12, the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in the 1935 Act.

             Section 4.9 Vote Not Required. The approval by the holders of WPS Common Stock is not required for any of the transactions contemplated by this Agreement.

             Section 4.10 Ownership of UPEN Common Stock. Except as set forth in Section 4.10 of the WPS Disclosure Schedule, WPS does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of UPEN Common Stock.

             Section 4.11 WPS Rights Agreement. Assuming the accuracy of the representations contained in Section 5.18, the consummation of the transactions contemplated by this Agreement will not result in the triggering of any right or entitlement of WPS shareholders under the WPS Rights Agreement.

             Section 4.12 Accounting Matters. Neither WPS, nor to WPS's knowledge, WPS's Affiliates has taken or agreed to take any action that would prevent WPS from accounting for the transactions contemplated by this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF UPEN

             UPEN represents and warrants to WPS as follows:

             Section 5.1    Organization and Qualification.

             (a) Except as set forth in Section 5.1 of the Disclosure Schedule to this Agreement prepared and delivered by UPEN (the "UPEN Disclosure Schedule"), each of UPEN and the UPEN Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing (to the extent applicable) under the laws of its respective jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing (to the extent applicable) to do business in each respective jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have an "UPEN Material Adverse Effect."

             (b) As used in this Agreement, "UPEN Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), or the results of operations of UPEN and the UPEN Subsidiaries taken as a whole or on the consummation of the transactions contemplated hereby.

             Section 5.2    Subsidiaries.

             (a) Section 5.2 of the UPEN Disclosure Schedule sets forth a description as of the date hereof, of all UPEN Subsidiaries and UPEN Joint Ventures, including (i) the name of each such entity and UPEN's interest therein, and (ii) a brief description of the principal line or lines of business conducted by each such entity.

             (b) Except as set forth in Section 5.2 of the UPEN Disclosure Schedule, none of the UPEN Subsidiaries is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively.

             (c) Except as set forth in Section 5.2 of the UPEN Disclosure Schedule, all of the issued and outstanding shares of capital stock of each UPEN Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and, except for the outstanding shares of Upper Peninsula Power Co., a Michigan corporation ("UPPCO") preferred stock, are owned, directly or indirectly, by UPEN free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such UPEN Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock, or granting to any person other than UPEN or an UPEN Subsidiary any right to participate in its dividends or earnings or obligating it to grant, extend or enter into any such agreement or commitment.

             (d)  As used in this Agreement,

                  (i)  "UPEN Subsidiary" shall mean any Subsidiary of UPEN;
        and

                  (ii) "Joint Venture" of a person or entity shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of such person or entity, in which such person or one or more of its Subsidiaries owns directly or indirectly an equity interest, other than equity interests held for passive investment purposes which are less than 5% of each class of the outstanding voting securities or equity interests of any such entity; and

                  (iii) "UPEN Joint Venture" shall mean any Joint Venture of UPEN or any UPEN Subsidiary.

             Section 5.3    Capitalization.

             (a)  The authorized capital stock of UPEN consists of

                  (i) 5,000,000 shares of UPEN Common Stock of which 2,950,001 shares were issued and outstanding as of the date hereof.

                  (ii) 500,000 shares of Preferred Stock, without par value, none of which are issued or outstanding.

             (b) The authorized capital stock of UPEN's Subsidiary, UPPCO, ("UPPCO") consists of

                  (i) 3,000,000 shares of common stock, par value $1.00 per share of which 1,473,936 shares are issued and outstanding as of the date hereof ("UPPCO Common Stock"), and

                  (ii) 300,000 shares of Preferred Stock, $100 par value of which 4,507 shares were issued and outstanding as of the date hereof.

                  (iii)1,000,000 shares of preference stock, par value $1.00 per share, none of which are issued or outstanding.

             (c) All of the issued and outstanding shares of UPEN Common Stock and UPPCO Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

             (d) Except as set forth in Section 5.3 of the UPEN Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating UPEN or any of the UPEN Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of UPEN, or obligating UPEN to grant, extend or enter into any such agreement or commitment.

             Section 5.4 Authority; Non-contravention; Statutory Approvals; Compliance.

             (a) Authority. UPEN has all requisite corporate power and authority to enter into this Agreement and, subject to the applicable UPEN Shareholders' Approval (as hereinafter defined) and the applicable UPEN Required Statutory Approvals (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by UPEN of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of UPEN, subject to obtaining the applicable UPEN Shareholders' Approval. This Agreement has been duly and validly executed and delivered by UPEN and, assuming the due authorization, execution and delivery hereof and thereof by WPS, constitutes the valid and binding obligation of UPEN enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

             (b)  Non-contravention.  Except as set forth in
   Section 5.4(b) of the UPEN Disclosure Schedule, the execution and delivery of this Agreement by UPEN do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of:

                  (i) the Articles of Incorporation, By-laws or similar governing documents of UPEN or any of the UPEN Subsidiaries or the UPEN Joint Ventures;

                  (ii) subject to obtaining the UPEN Required Statutory Approvals and the receipt of the UPEN Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to UPEN or any of UPEN Subsidiaries or UPEN Joint Ventures or any of their respective properties or assets, or

                  (iii) subject to obtaining the third-party consents set forth in Section 5.4(b) of the UPEN Disclosure Schedule (the "UPEN Required Consents"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which UPEN or any of the UPEN Subsidiaries or UPEN Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations which, in the aggregate do not, and insofar as reasonably can be foreseen, would not, have an UPEN Material Adverse Effect.

             (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement or the consummation by UPEN of the transactions contemplated hereby, except as described in this Agreement or
   Section 5.4(c) of the UPEN Disclosure Schedule (the "UPEN Required Statutory Approvals", the failure to obtain, make or give which would have, in the aggregate, a UPEN Material Adverse Effect, it being understood that references in this Agreement to "obtaining" such UPEN Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

             (d)  Compliance.

                  (i)  (A)  Except as set forth in Section 5.4(d),
        Section 5.10 or Section 5.11 of the UPEN Disclosure Schedule, or as disclosed in the UPEN SEC Reports (as hereinafter defined) filed prior to the date hereof, neither UPEN nor any of the UPEN Subsidiaries nor, to the knowledge of UPEN, any UPEN Joint Venture, is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which, in the aggregate do not, and insofar as reasonably can be foreseen, would not, have an UPEN Material Adverse Effect.

                       (B) For purposes of this Agreement "knowledge" shall mean, with respect to any party hereto, the actual knowledge after due inquiry of principal executive officers of such party.

                  (ii) Except as set forth in Section 5.4(d) or in
        Section 5.11 of the UPEN Disclosure Schedule, UPEN and the UPEN Subsidiaries and UPEN Joint Ventures have all Permits necessary to conduct their businesses as presently conducted, except those the failure of which to obtain, in the aggregate do not, and insofar as reasonably can be foreseen, would not, have an UPEN Material Adverse Effect.

                  (iii) Except as set forth in Section 5.4(d) of the UPEN Disclosure Schedule, each of UPEN and the UPEN Subsidiaries and UPEN Joint Ventures is not in breach, violation, or default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under,

                       (A) its Articles of Incorporation or By-laws, or

                       (B) any contract, commitment, agreement, indenture,
             mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults which, in the aggregate do not, and insofar as reasonably can be foreseen, would not, have an UPEN Material Adverse Effect.

             Section 5.5    Reports and Financial Statements.

             (a) The filings required to be made by UPEN and the UPEN Subsidiaries since January 1, 1994 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act, and applicable state laws and regulations have been filed with the SEC, the FERC, or any appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder.

             (b) UPEN has made available to WPS a true and complete copy of each form, report, schedule, registration statement and definitive proxy statement filed by each of UPEN and UPPCO with the SEC since January 1, 1994 (as such documents have since the time of their filing been amended or supplemented, the "UPEN SEC Reports") and each other filing described in Section 5.5(a). As of their respective dates, the UPEN SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (c) The audited consolidated financial statements and unaudited interim financial statements of UPEN, included in the UPEN SEC Reports (collectively, the "UPEN Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act) and fairly present in all material respects the financial position of UPEN, as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

             (d) True, accurate and complete copies of the Articles of Incorporation and By-laws of UPEN, as in effect on the date hereof, have been delivered to WPS.

             Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the UPEN SEC Reports filed prior to the date hereof or as set forth in Section 5.6 of the UPEN Disclosure Schedule, since December 31, 1996, UPEN and each of the UPEN Subsidiaries and UPEN Joint Ventures have conducted their businesses only in the ordinary course of their respective businesses consistent with past practice and there has not been, and no facts or conditions exist (other than facts or conditions of general applicability to electric utility companies in the Upper Peninsula of Michigan, including, but not limited to, "open access" or other general utility industry restructuring orders or legislation) which, in the aggregate have or, insofar as reasonably can be foreseen, would have, an UPEN Material Adverse Effect.

             Section 5.7 Litigation. Except as disclosed in the UPEN SEC Reports filed prior to the date hereof or as set forth in Section 5.7,
   Section 5.9 or Section 5.11 of the UPEN Disclosure Schedule,

             (a) there are no claims, suits, actions or proceedings pending or, to the knowledge of UPEN, threatened, nor are there, to the knowledge of UPEN, any investigations or reviews pending or threatened against, relating to or affecting UPEN or any of the UPEN Subsidiaries and, to the knowledge of UPEN, the UPEN Joint Ventures;

             (b) there have not been any developments since December 31, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews; and

             (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to UPEN or any of the UPEN Subsidiaries and, to the knowledge of UPEN, or the UPEN Joint Ventures, which, when taken together with any other nondisclosures of matters described in clauses (a), (b) and (c), have, or insofar as reasonably can be foreseen, would have, an UPEN Material Adverse Effect.

             Section 5.8    Registration Statement and Proxy Statement.

             (a) None of the information supplied or to be supplied by or on behalf of UPEN for inclusion or incorporation by reference in:

                  (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and

                  (ii) the Proxy Statement will, at the date mailed to shareholders and, as the same may be amended or supplemented, at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

             (b) The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, respectively, and the applicable rules and regulations thereunder.

             Section 5.9 Tax Matters. Except as set forth in Section 5.9 of the UPEN Disclosure Schedule:

             (a) Filing of Timely Tax Returns. UPEN and each of the UPEN Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

             (b) Payment of Taxes. UPEN and each of the UPEN Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been established on their books and records.

             (c) Tax Reserves. UPEN and the UPEN Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

             (d) Tax Liens. There are no Tax liens upon the assets of UPEN or any of the UPEN Subsidiaries except liens for Taxes not yet due.

             (e) Withholding Taxes. UPEN and each of the UPEN Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

             (f) Extensions of Time for Filing Tax Returns. Neither UPEN nor any of the UPEN Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been timely filed.

             (g) Waivers of Statute of Limitations. Neither UPEN nor any of the UPEN Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

             (h) No Assessments. No deficiency for any Taxes has been proposed, asserted or assessed against UPEN or any of the UPEN
   Subsidiaries that has not been resolved and paid in full.

             (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of UPEN or any of the UPEN Subsidiaries.

             (j) Powers of Attorney. No power of attorney currently in force has been granted by UPEN or any of the UPEN Subsidiaries concerning any Tax matter.

             (k) Tax Rulings. Neither UPEN nor any of the UPEN Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

             (l) Availability of Tax Returns. For the three years ended December 31, 1995 UPEN has made available to WPS complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by UPEN or any of the UPEN Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by UPEN or any of the UPEN Subsidiaries, and (iii) any Closing Agreements entered into by UPEN or any of the UPEN Subsidiaries with any taxing authority.

             (m) Tax Sharing Agreements. Except for agreements among members of the UPEN consolidated group, neither UPEN nor any UPEN Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

             (n) Code Section 280G. Except as set forth in Section 5.9(n) of the UPEN Disclosure Schedule, neither UPEN nor any of the UPEN Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

             (o) Liability for Others. None of UPEN or any of the UPEN Subsidiaries has any liability for Taxes of any person other than UPEN and the UPEN Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

             (p)  Certain Definitions.  As used in this Agreement:

                  (i) "Taxes" means any Federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes;

                  (ii) "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for a group of entities;

                  (iii) "Tax Ruling" means a written ruling of a taxing authority relating to Taxes; and

                  (iv) "Closing Agreement" means a written and legally binding agreement with a taxing authority relating to Taxes.

              Section 5.10  Employee Matters; ERISA.

             (a) Benefit Plans. Section 5.10(a) of the UPEN Disclosure Schedule contains a true and complete list of each employee benefit plan, fund program, contract, policy or arrangement covering employees, former employees or directors of UPEN and each of the UPEN Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, employee benefit plans within the meaning of Section 3(3) of ERISA and any severance or change in control agreement (collectively, the "UPEN Benefit Plans"). For the purposes of this Section 5.10 only, the term "UPEN" shall be deemed to include the predecessors of such company.

             (b) Contributions. Except as set forth in Section 5.10(b) of the UPEN Disclosure Schedule, all material contributions and other payments required to be made by UPEN or any of the UPEN Subsidiaries to any UPEN Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the UPEN Financial Statements.

             (c) Multiemployer Pension Plans. Neither UPEN nor any UPEN Subsidiary nor any member of a controlled group (as defined in Section 401(a)(14) of ERISA, disregarding the reference to single employer plans) that includes UPEN or any UPEN Subsidiary contributes to or is obligated to contribute to, or has during the past ten (10) years contributed to or been obligated to contribute to, a multiemployer pension plan (as defined in Section 4011(a)(3) of ERISA).

             (d) Title IV of ERISA. With respect to each UPEN Benefit Plan and any other plan, fund or program maintained or contributed to during the past ten (10) years by UPEN or any UPEN Subsidiary or any member of a controlled group (as defined in Section 401(a)(14) of ERISA) that includes UPEN or an UPEN Subsidiary and that is subject to Title IV of ERISA:

                  (i) no such plan has been terminated so as to subject, directly or indirectly, UPEN or any UPEN Subsidiary to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA on the assets of UPEN or any UPEN Subsidiary;

                  (ii) no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                  (iii) to the knowledge of UPEN, no condition or event exists or is expected to occur that could subject, directly or indirectly, UPEN or any UPEN Subsidiary to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA on the assets of UPEN or any UPEN Subsidiary, whether to the PBGC or to any other person or otherwise;

                  (iv) if any such plan were to be terminated, no assets of UPEN or any UPEN Subsidiary would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA other than for the payment of benefits in the ordinary course of business;

                  (v) no "reportable event" (as defined in Section 4043 of ERISA other than a reportable event with respect to which the 30-day notice to the PBGC has been waived) has occurred with respect to any such plan; and

                  (vi) no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not such deficiency has been waived.

             (e) Qualification; Compliance. Except as set forth in Section 5.10(e) of the UPEN Disclosure Schedule, each of the UPEN Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified as to form, and, to the knowledge of UPEN, no circumstances exist that are reasonably expected by UPEN to result in the revocation of any such determination. To the knowledge of UPEN, UPEN is in compliance in all respects with, and each of the UPEN Benefit Plans is and has been operated in accordance with the term of such plan and in all respects in compliance with, all applicable laws, rules and regulations governing each such plan, including, without limitation, ERISA and the Code, except for any violations that, in the aggregate do not, and insofar as reasonably can be foreseen, would not, give rise to an UPEN Material Adverse Effect. To the knowledge of UPEN, each UPEN Benefit Plan (and where applicable, its related trust) intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies in all material respects with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

             (f) Liabilities. With respect to the UPEN Benefit Plans, individually and in the aggregate, no event has occurred, and, to the knowledge of UPEN, there does not now exist any condition or set of circumstances that could subject UPEN or any of the UPEN Subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability of any kind whatsoever, whether direct or indirect, contingent, inchoate or otherwise, to any such plan or the PBGC), or under any indemnity agreement to which UPEN is subject, which liability, excluding liability for PBGC premiums, benefit claims and funding obligations payable in the ordinary course, has, or insofar as reasonably can be foreseen, would have, an UPEN Material Adverse Effect.

             (g) Welfare Plans. Except as set forth in Section 5.10(g) of the UPEN Disclosure Schedule, (i) none of the UPEN Benefit Plans that are "welfare plans" within the meaning of Section 3(1) of ERISA, provides for any benefits (and neither UPEN nor any UPEN Subsidiary has any obligation to provide benefits) payable to or on behalf of any employee or director after termination of employment or service, as the case may be, other than elective continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA or coverage which expires at the end of the calendar month following such event, and (ii) with respect to each UPEN Benefit Plan (or other plan, contract or arrangement under which UPEN or any UPEN Subsidiary has an obligation to provide benefits) identified in Section 5.10(g) of the UPEN Disclosure Schedule as providing welfare benefits payable to or on behalf of any employee or director after termination of employment or service, UPEN or the applicable UPEN Subsidiary may at any time amend, modify or terminate such benefits.

             (h) Documents made Available. UPEN has made available to WPS a true and correct copy of each collective bargaining agreement to which UPEN or any of the UPEN Subsidiaries is a party or under which UPEN or any of the UPEN Subsidiaries has obligations and, with respect to each UPEN Benefit Plan, where applicable,

                  (i)  such current plan and summary plan description,

                  (ii)  the most recent annual report filed with the IRS,

                  (iii) each current related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document),

                  (iv) the most recent determination of the IRS with respect to the qualified status of such UPEN Benefit Plan, and

                  (v)  the most recent actuarial report or valuation.

             (i)  Payments Resulting from Merger.  Except as set forth in
   Section 5.10(i) of the UPEN Disclosure Schedule:

                  (i) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any

                       (A) payment (whether of severance pay or otherwise) becoming due from UPEN or any of the UPEN Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement that would not have been paid without regard to such consummation or announcement or

                       (B) benefit under any UPEN Benefit Plan being established or becoming accelerated, vested or payable; and

                 (ii) neither UPEN nor any of the UPEN Subsidiaries is a party to

                       (A) any management, employment, deferred compensation,
             severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee,

                       (B) any consulting contract with any person who prior
             to entering into such contract was a director or officer of UPEN, or

                       (C) any material plan, agreement, arrangement or
             understanding similar to any of the foregoing.

             (j) Labor Agreements. Except as set forth in Section 5.10(j) of the UPEN Disclosure Schedule, as of the date hereof, neither UPEN nor any of the UPEN Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of UPEN, as of the date hereof, there is no current union representation question involving employees of UPEN or any of the UPEN Subsidiaries, nor does UPEN know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the UPEN SEC Reports filed prior to the date hereof or in Section 5.10(j) of the UPEN Disclosure Schedule,

                  (i) there is no material unfair labor practice, employment discrimination or other complaint against UPEN or any of the UPEN Subsidiaries pending, or to the knowledge of UPEN, threatened,

                  (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending, or to the knowledge of UPEN, threatened, against or involving UPEN or any of the UPEN
        Subsidiaries, and

                  (iii) there is no material proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of UPEN, threatened, in respect of which any director, officer, employee or agent of UPEN or any of the UPEN Subsidiaries is or may be entitled to claim indemnification from UPEN or such UPEN Subsidiary pursuant to their respective Articles of Incorporation or By-laws.

             Section 5.11   Environmental Protection.  Except as set forth in
   Section 5.11 of the UPEN Disclosure Schedule or in the UPEN SEC Reports filed prior to the date hereof:

             (a)  Compliance.

                  (i) Each of UPEN and the UPEN Subsidiaries and UPEN Joint Ventures is in compliance with all applicable Environmental Laws, except where the failure to be in compliance, in the aggregate does not, and insofar as reasonably can be foreseen, would not, have an UPEN Material Adverse Effect; and

                  (ii) neither UPEN nor any of the UPEN Subsidiaries and UPEN Joint Ventures has received any communication (written or oral) from any person or Governmental Authority that alleges that UPEN or any of the UPEN Subsidiaries and UPEN Joint Ventures is not in such compliance with applicable Environmental Laws.

             (b) Environmental Permits. Each of UPEN and the UPEN Subsidiaries has obtained all Environmental Permits necessary for the construction of their facilities and the conduct of their operations, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and UPEN and the UPEN Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure to be in such compliance, in the aggregate does not, and insofar as reasonably can be foreseen, would not, have an UPEN Material Adverse Effect.

             (c) Environmental Claims. There is no material Environmental Claim pending

                  (i) against UPEN or any of the UPEN Subsidiaries or UPEN Joint Ventures,

                  (ii) against any person or entity whose liability for any Environmental Claim UPEN or any of the UPEN Subsidiaries has or may have retained or assumed either contractually or by operation of law, or

                  (iii) against any real or personal property or operations which UPEN or any of the UPEN Subsidiaries owns, leases or manages, in whole or in part.

             (d) Releases. To the knowledge of UPEN, there have not been any material Releases of any Hazardous Material that would be reasonably likely to form the basis of any material Environmental Claim against UPEN or any of the UPEN Subsidiaries, or against any person or entity whose liability for any material Environmental Claim UPEN or any of the UPEN Subsidiaries has or may have retained or assumed either contractually or by operation of law.

             (e) Predecessors. To the knowledge of UPEN, with respect to any predecessor of UPEN or any of the UPEN Subsidiaries, there is no material Environmental Claim pending or threatened, and there has been no Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim.

             (f) Disclosure. UPEN has disclosed to WPS all material facts which UPEN reasonably believes form the basis of a material Environmental Claim arising from

                  (i) the cost of UPEN pollution control equipment currently required or known to be required in the future;

                  (ii) current UPEN remediation costs or UPEN remediation costs known to be required in the future; or

                  (iii) any other environmental matter affecting UPEN or the UPEN Subsidiaries or UPEN Joint Ventures.

             (g)  Certain Definitions.  As used in this Agreement:

                  (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, liability or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from

                       (A) the presence, or Release or threatened Release
             into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by UPEN or any of the UPEN Subsidiaries or UPEN Joint Ventures (as hereinafter defined); or

                       (B) circumstances forming the basis of any violation,
             or alleged violation, of any Environmental Law; or

                       (C) any and all claims by any third party seeking
             damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

                  (ii) "Environmental Laws" means all Federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

                  (iii) "Hazardous Materials" means (a) any petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Enviromental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which UPEN or any of the UPEN Subsidiaries or UPEN Joint Ventures operates; and

                  (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

             Section 5.12 Regulation as a Utility. UPPCO is regulated as a public utility in the State of Michigan and in no other state. Except as set forth in Section 5.12 of the UPEN Disclosure Schedule, neither UPEN nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of UPEN is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. UPEN is an exempt holding company under Section 3(a)(1) of the 1935 Act.

             Section 5.13 Vote Required. The approval by the holders of a majority of the votes entitled to be cast by all holders of UPEN Common Stock (the "UPEN Shareholders' Approval") to approve the UPEN Merger, is the only vote of the holders of any class or series of capital stock of UPEN required for any of the transactions required by this Agreement.

             Section 5.14   Accounting Matters.

             (a) Neither UPEN nor, to UPEN's knowledge, any of its Affiliates has taken or agreed to take any action that would prevent WPS from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations.

             (b) As used in this Agreement (except as specifically otherwise defined):

                  (i) "Affiliate" means, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person; and

                 (ii) "control" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

             Section 5.15 Applicability of Certain Michigan Law, Etc. Assuming the representations and warranties of WPS made in Sections 4.10 are correct, none of the "control share" or "business combination" provisions of the MBCA, or any other takeover related provisions of the MBCA (or, to the knowledge of UPEN, similar Michigan state statute) the Articles of Incorporation or By-laws of UPEN is applicable to the transaction contemplated by this Agreement.

             Section 5.16 Opinion of Financial Advisor. UPEN has received the written opinion of Wasserstein Perella & Co., Inc. to the effect that, as of the date hereof, the consideration to be received by the holders of shares of UPEN Common Stock in the Merger is fair from a financial point of view to such holders.

             Section 5.17 Insurance. Except as set forth in Section 5.17 of the UPEN Disclosure Schedule, each of UPEN and the UPEN Subsidiaries is, and has been continuously since January 1, 1990, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business conducted by UPEN and the UPEN Subsidiaries during such time period. Except as set forth in Section 5.17 of the UPEN Disclosure Schedule, neither UPEN nor any of the UPEN Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of UPEN or any of the UPEN Subsidiaries. The insurance policies of UPEN and each of the UPEN Subsidiaries are valid and enforceable policies in all material respects.

             Section 5.18 Ownership of WPS Common Stock. Except as set forth in Section 5.18 of the UPEN Disclosure Schedule, UPEN does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of WPS Common Stock.

             Section 5.19   Title to Assets.  Except as set forth in Section
   5.19 of the UPEN Disclosure Schedule, UPEN or an UPEN Subsidiary owns good and valid title to the assets and properties which UPEN or such UPEN Subsidiary owns or purports to own, free and clear of any and all liens and encumbrances.

             Section 5.20   No Violation of Law; Buildings and Equipment.

             (a) Except as set forth in Section 5.20 of the UPEN Disclosure Schedule, neither UPEN nor any UPEN Subsidiary nor any of the assets of UPEN or any UPEN Subsidiary violates or conflicts with any law, governance, regulation, judgment or order or any zoning, building line restrictions, planning, use or other similar restriction.

             (b) Except as set forth in Section 5.20 of the UPEN Disclosure Schedule, (i) the buildings and equipment owned by UPEN or any UPEN Subsidiary are in good operating condition and repair, reasonable wear and tear excepted; (ii) such assets and their use conform in all respects to applicable laws, ordinances and governmental regulations and (iii) no written notice of any violation of any building, zoning or other law or governmental regulation relating to such assets or their use has been received by UPEN or any UPEN Subsidiary.

             Section 5.21 Existing Contracts. Set forth in Section 5.21 of the UPEN Disclosure Schedule are all contracts to which UPEN or any UPEN Subsidiary is a party which constitute:

             (a) a lease of, or agreement to purchase or sell, any capital assets in excess of $250,000;

             (b)  any union labor contracts;

             (c) any management, consulting, employment, personal service, agency or other contracts providing for employment or rendition of services and which: (i) are in writing; or (ii) create other than an at will employment relationship; or (iii) provide for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation;

             (d)  any agreements or notes evidencing any indebtedness;

             (e) an agreement for the storage, transportation, treatment or disposal of any hazardous waste or hazardous byproduct;

             (f) a power of attorney (whether revocable or irrevocable) given to any Person by UPEN or any UPEN Subsidiary that is in force;

             (g) an agreement by UPEN or an UPEN Subsidiary not to compete in any business or in any geographical area;

             (h) an agreement restricting the right of UPEN or any UPEN Subsidiary to use or disclose any information in its possession;

             (i)  a partnership, joint venture or similar arrangement;

             (j)  a license;

             (k)  an agreement or arrangement with any Affiliate; or

             (l) any other agreement which: (i) involves an amount in excess of $50,000.00; or (ii) is not in the ordinary course of business of UPEN or an UPEN Subsidiary.

             Section 5.22 Performance of Contracts. UPEN and the UPEN Subsidiary have complied in all material respects with each contract which is to be performed by it at or before the date hereof. Each of the contracts is in full force and effect and constitutes the legal and binding obligation of UPEN or an UPEN Subsidiary and to the knowledge of UPEN, constitutes the legal and binding obligation of the other parties thereto.

             Section 5.23 Contingent and Undisclosed Liabilities. Except pursuant to the deposit and collection of checks in the ordinary course of business, neither UPEN nor any UPEN Subsidiary has guaranteed or become a surety or is otherwise contingently liable for the obligation of any other Person. Neither UPEN nor any UPEN Subsidiary has any liabilities of any nature except for those which: (a) are disclosed in the UPEN SEC Reports or in the UPEN Disclosure Schedule or in this Agreement; or (b) arose in the ordinary course of business since December 31, 1996 and are not required to be disclosed pursuant to this Agreement or the UPEN Disclosure Schedule.


                                   ARTICLE VI

                 CONDUCT OF BUSINESS BY UPEN PENDING THE MERGER

             Section 6.1 Covenants of the Parties. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, UPEN agrees as set forth in this Article VI, as to itself and to each of the UPEN Subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent WPS shall otherwise consent in writing.

             Section 6.2 Ordinary Course of Business. UPEN shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees. Except as set forth in Section 6.2 of the UPEN Disclosure Schedule, UPEN shall not, nor shall UPEN permit any of its Subsidiaries to, enter into a new line of business, or make any change in the line of business it engages in as of the date hereof involving any material investment of assets or resources or any material exposure to liability or loss to UPEN and its Subsidiaries taken as a whole or take any action that would make it materially less likely that WPS can obtain the WPS Required Statutory Approvals or that UPEN can obtain the UPEN Required Statutory Approvals.

             Section 6.3 Dividends. UPEN shall not, nor shall UPEN permit any of its Subsidiaries to,

                  (a)(i) declare or pay any dividends (including dividends payable in capital stock) on or make other distributions in respect of any of their capital stock other than

                       (A)  to UPEN or its wholly-owned Subsidiaries,

                       (B) regular quarterly cash dividends on UPEN Common Stock, with usual record and payment dates, during any fiscal year, which quarterly dividends shall not exceed the dividend per share paid in the last quarter preceding the execution of this Agreement,

                       (C) dividends required to be paid on UPPCO Preferred Stock in accordance with the terms thereof; or

                 (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or

                  (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than

                       (A) redemptions or repurchases in accordance with the
             terms of such capital stock,

                       (B) in connection with intercompany purchases of
             capital stock,

                       (C) for the purpose of funding dividend reinvestment
             and employee stock purchase plans in accordance with past practice, or

                       (D) as set forth on Section 6.3(a)(iii) of the UPEN
             Disclosure Schedule.

             Section 6.4 Issuance of Securities. (a) UPEN shall not, nor shall UPEN permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options (including but not limited to, options granted under the UPPCO Long Term Stock Incentive Plan) to acquire, any such shares or convertible or exchangeable securities, other than issuances by an UPEN Subsidiary to UPEN or to a wholly-owned Subsidiary of UPEN.

                  (b) UPEN shall promptly furnish to WPS such information as may be reasonably requested including financial information and take such action as may be reasonably necessary and otherwise fully cooperate with in the preparation of any registration statement under the Securities Act and other documents necessary in connection with issuance of securities as contemplated by this Section 6.4, subject to obtaining customary indemnities.

             Section 6.5    Charter Documents.  Except as set forth in
   Section 6.5 of the UPEN Disclosure Schedule and except as contemplated herein, UPEN shall not amend or propose to amend its articles of incorporation, by-laws or regulations, or similar organic documents.

             Section 6.6    No Acquisitions.  Except as set forth in Section
   6.6 of the UPEN Disclosure Schedule UPEN shall not, nor shall UPEN permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall UPEN acquire or agree to acquire a material amount of assets other than in the ordinary course of business consistent with past practice.

             Section 6.7 Capital Expenditures and Emission Allowances. Except as set forth in Section 6.7 of the UPEN Disclosure Schedule, or as required by law, UPEN shall not, nor shall UPEN permit any of its Subsidiaries to, (i) make capital expenditures in excess of $250,000 over the amount budgeted by UPEN for capital expenditures as set forth in
   Section 6.7 of the UPEN Disclosure Schedule, or (ii) enter into written commitments for the purchase or sale of sulfur dioxide emission allowances as provided for by the Clean Air Act Amendments of 1990, in excess (singularly or in the aggregate) of $250,000.

             Section 6.8    No Dispositions.  Except as set forth in Section
   6.8 of the UPEN Disclosure Schedule, other than dispositions by UPEN and its Subsidiaries of assets having a fair market value (singularly or in the aggregate) of less than $250,000 UPEN shall not, nor shall UPEN permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, other than encumbrances or dispositions in the ordinary course of its business consistent with past practice.

             Section 6.9 Indebtedness. Except as contemplated by this Agreement, UPEN shall not, nor shall UPEN permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice (such as the issuance of commercial paper or the use of existing credit facilities); (ii) long-term indebtedness not aggregating more than $250,000; (iii) arrangements between UPEN and its Subsidiaries or among its Subsidiaries; (iv) as set forth in Section 6.9 of the UPEN Disclosure Schedule; or (v) in connection with the refunding of existing indebtedness at a lower cost of funds.

             Section 6.10   Compensation, Benefits.  Except as set forth in
   Section 6.10 of the UPEN Disclosure Schedule, or as may be required by applicable law or as contemplated by this Agreement, UPEN shall not, and UPEN shall use its best efforts to prevent any of its Subsidiaries from taking any action to,

             (a) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by UPEN or any of its Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, would not result in a material increase in benefits or compensation expense to UPEN or any of its Subsidiaries, or

             (b) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee, except as set forth in Section 6.10 of the UPEN Disclosure Schedule or otherwise in the ordinary course of business consistent with past practice that would not result in a material increase in benefits or compensation expense to UPEN or its subsidiaries.

             (c) Notwithstanding the foregoing, UPPCO shall be permitted to enter into negotiations with respect to, and to execute and deliver, new collective bargaining agreements in the ordinary course of business after consultation with WPS.

             Section 6.11 1935 Act. Except as set forth in Section 6.11 of the UPEN Disclosure Schedule, UPEN shall not, nor shall UPEN permit any of its Subsidiaries to, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act, or that would impair the ability of WPS to claim an exemption pursuant to its order under Section 3(a)(1) of the 1935 Act or that would impair the ability of UPEN to claim an exemption under Section 3(a)(1) of the 1935 Act prior to the Effective Time, other than (i) the application to the SEC under the 1935 Act contemplated by this Agreement for approval to the extent required of the transactions contemplated hereby and (ii) the registration of WPS pursuant to the 1935 Act if required by the provisions thereof.

             Section 6.12 Transmission, Generation, Power Purchases. (a) Except as required pursuant to tariffs on file with the FERC as of the date hereof, in the ordinary course of business consistent with past practice, or as set forth in Section 6.12 of the UPEN Disclosure Schedule, UPEN shall not, nor shall UPEN permit any of its Subsidiaries to,

                  (i) commence construction of any additional generating, transmission or delivery capacity, or

                  (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional generating, transmission or delivery capacity,

   in an amount in excess of $250,000 except as set forth in the budgets or forecasts of UPEN prepared in October 1996 which budgets or forecasts have been made available to WPS.

             (b) UPEN will not permit UPPCO to enter into any power purchase agreements for a term of more than one year unless previously approved in writing by WPS.

             Section 6.13 Accounting. Except as set forth in Section 6.13 of the UPEN Disclosure Schedule, UPEN shall not, nor shall UPEN permit any of its Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

             Section 6.14   Affiliate Transactions.  Except as set forth in
   Section 6.14 of the UPEN Disclosure Schedule, UPEN shall not, nor shall UPEN permit any of its Subsidiaries or, within the exercise of its best efforts, its Joint Ventures to, enter into any material agreement or arrangement with any of their respective Affiliates (other than wholly-owned Subsidiaries) on terms materially less favorable to UPEN than could reasonably be expected to have been obtained with an unaffiliated third party on an arm's-length basis.

             Section 6.15 Tax-exempt Status. UPEN shall not, nor shall UPEN permit any Subsidiary to take any action that would be reasonably likely to jeopardize the qualification of UPPCO's outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the enactment of the Tax Reform Act of 1986.

             Section 6.16 Tax Matters. Except as set forth in Section 6.17 of the UPEN Disclosure Schedule, UPEN shall not make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for Federal income Tax purposes from those historically employed.

             Section 6.17 Discharge of Liabilities. UPEN shall not, nor shall UPEN permit its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of UPEN included in UPEN's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.

             Section 6.18 Contracts. UPEN shall not, nor shall UPEN permit its Subsidiaries or, within the exercise of its best efforts, its Joint Ventures to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which UPEN or any Subsidiary of UPEN is a party or waive, release or assign any material rights or claims.

             Section 6.19 Insurance. UPEN shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance coverage in such amounts and against such risks and losses as are customary for companies engaged in the electric utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by UPEN or its Subsidiaries.

             Section 6.20 Permits. UPEN shall, and shall cause its Subsidiaries to, use reasonable efforts to maintain in effect all existing Permits pursuant to which UPEN or its Subsidiaries operate.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

             Section 7.1    Access to Information.

             (a) Upon reasonable notice, each party shall, and shall cause its Subsidiaries and, shall use its best efforts to cause, its Joint Ventures to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other party (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its Subsidiaries to, furnish promptly to the other party

                  (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries and, within the exercise of its best efforts, its Joint Ventures pursuant to the requirements of Federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the DOE, the Department of Justice, the Federal Trade Commission, the Public Service Commission of Wisconsin, the Michigan Public Service Commission or any other Federal or state regulatory agency or commission, and

                  (ii) access to all information concerning itself, its Subsidiaries and, within the exercise of its best efforts, its Joint Ventures, directors, officers and shareholders and such other matters as may be reasonably requested by any other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement.

             (b) Each party shall, and shall cause its Subsidiaries and Representatives, and shall use its best efforts to cause its Joint Ventures to, continue to hold in confidence all documents and information concerning the others furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated March 22, 1996, between WPS and UPEN, as it may be amended from time to time (the "Confidentiality Agreement").

             Section 7.2 Proxy Statement and Registration Statement. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Proxy Statement (together, the "Proxy/Registration Statement"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may reasonably be required to cause the shares of WPS Common Stock issuable in connection with the Merger to be registered (or to obtain an exemption from registration) under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of WPS Common Stock issuable in the Merger to be approved for listing on the NYSE subject only to official notice of issuance. The information provided by any party hereto for use in the Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Proxy/Registration Statement.

             Section 7.3    Regulatory Matters.

             (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by itself or its respective "ultimate parent" company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings as promptly as reasonably practicable after the date hereof, and to respond promptly to any requests for additional information made by either of such agencies.

             (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to prepare and file promptly all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the Merger, including, without limitation, the WPS Required Statutory Approvals and the UPEN Required Statutory Approvals. Each party shall have the right to review and approve in advance all of the information concerning such party which appears in any filing made in connection with the transactions contemplated by this Agreement and the Merger. WPS shall allow UPEN and its counsel a meaningful opportunity to consult with WPS with respect to, and to participate with WPS in, the efforts to obtain all necessary approvals from Governmental Authorities in connection with the transactions contemplated by this Agreement and the Merger (including, but not limited to, the FERC), it being understood that all positions taken in the filings with such Governmental Authorities shall be consistent with one another and consistent with this Agreement.

             Section 7.4    Shareholder Approval.

             (a) Approval of UPEN Shareholders. Subject to the provisions of Section 7.4(b), UPEN shall, as soon as reasonably practicable after the date hereof

                  (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "UPEN Special Meeting") for the purpose of securing the UPEN Shareholders' Approval,

                  (ii)  distribute to its shareholders the Proxy
        Statement/Prospectus in accordance with applicable Federal and state law and with its Articles of Incorporation and By-laws,

                  (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby, and

                  (iv) cooperate and consult with WPS, including obtaining the prior approval of WPS for proxy references discussing WPS and/or its advisors with respect to each of the foregoing matters.

             (b) Meeting Date. The UPEN Special Meeting shall be held on such date as UPEN shall determine after consultation with WPS.

             Section 7.5    Director and Officer Indemnification.

             (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, WPS shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of UPEN or of any UPEN Subsidiary (each an "Indemnified Party" and collectively, the "Indemnified Parties") against

                  (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of UPEN or of any UPEN Subsidiary (the "Indemnified Liabilities"), and

                  (ii) all Indemnified Liabilities to the extent that they are based on or arise out of or pertain to the transactions contemplated by this Agreement.

   In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time),

                       (A) WPS shall pay the reasonable fees and expenses of
             counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to WPS, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred,

                       (B) WPS will cooperate in the defense of any such matter, and

                       (C) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Sections 180.0850 through 180.0859 of the WBCL and the Restated Articles of Incorporation or By-laws of WPS (as the same shall be amended from time to time) shall be made by independent counsel mutually acceptable to WPS and the Indemnified Party; provided, however, that WPS shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

             The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent that there is, in the sole opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

             (b) Insurance. For a period of six years after the Effective Time, WPS shall (i) cause to be maintained in effect policies of directors' and officers' liability insurance maintained by UPEN for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage or (ii) obtain new policies of such insurance with respect to such obligations at least as favorable as the most favorable coverage offered by policies currently maintained by UPEN and WPS; provided, however, that WPS shall not be required to expend in any year an amount in excess of 250% of the annual aggregate premiums currently paid by UPEN for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, WPS shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of WPS, for a cost not exceeding such amount.

             (c) Successors. In the event WPS or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors and assigns of WPS shall assume the obligations set forth in this Section 7.5.

             (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of UPEN and the UPEN Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

             (e) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

             Section 7.6    Disclosure Schedules.  On the date hereof,

             (a) UPEN has delivered to WPS a UPEN Disclosure Schedule, accompanied by a certificate signed by the chief financial officer of UPEN stating the UPEN Disclosure Schedule is being delivered pursuant to this
   Section 7.6(a).

             (b) WPS has delivered to UPEN a WPS Disclosure Schedule, accompanied by a certificate signed by the chief financial officer of WPS stating the WPS Disclosure Schedule is being delivered pursuant to this
   Section 7.6(b).

             (c) The WPS Disclosure Schedule and the UPEN Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules."

             (d) The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

             Section 7.7 Public Announcements. Subject to each party's disclosure obligations imposed by law, WPS and UPEN will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

             Section 7.8 Rule 145 Affiliates. Within 30 days before the Closing Date, UPEN shall identify in a letter to WPS all persons who are, and to such person's knowledge who will be at the Closing Date, "affiliates" of UPEN, as such term is used in Rule 145 under the Securities Act (or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment). UPEN shall use all reasonable efforts to cause its affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the prior sentence) to deliver to WPS on or prior to the Closing Date a written agreement substantially in the form attached as
   Exhibit 7.8 (an "Affiliate Agreement"). If any affiliate refuses to provide such a written agreement, WPS shall, in lieu of receipt of such written agreement, be entitled to place restrictive legends on the certificates evidencing that WPS Common Stock to be received by such affiliate pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for WPS Common Stock, to the effect that the shares of WPS Common Stock received or to be received by such affiliate pursuant to the terms of this Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce such holder's interest in or risk relating to such shares of WPS Common Stock, pursuant to an effective registration statement under the Securities Act, in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to WPS, is exempt from the registration requirements of the Securities Act. The restrictive legends provided for herein shall to the extent necessary also provide that the shares of WPS Common Stock received or to be received by the affiliate be held for the requisite period to insure that the Merger will be accounted for as a pooling under generally accepted accounting principles. The foregoing restrictions on the transferability of WPS Common Stock shall apply to all purported sales, transfers and other conveyances of the shares of WPS Common Stock received or to be received by such affiliate pursuant to this Agreement and to all purported reductions in the interest in or risks relating to such shares of WPS Common Stock, whether or not such affiliate has exchanged the certificates previously evidencing such affiliates' shares of UPEN Common Stock for certificates evidencing shares of WPS Common Stock into which such shares were converted. The Proxy Statement and the Registration Statement shall disclose the foregoing in a reasonably prominent manner.

             Section 7.9 Employee Agreements. Subject to Section 7.10, WPS and its Subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of UPEN and the UPEN Subsidiaries prior to the date hereof which apply to any current or former employee or current or former director of UPEN and the UPEN Subsidiaries; provided, however, that this undertaking is not intended to prevent WPS from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

             Section 7.10 Employee Benefit Plans. Subject to Section 6.10, each of the UPEN Benefit Plans in effect at the date hereof shall be maintained in effect with respect to the employees or former employees of UPEN and any of its Subsidiaries who are covered by any such Benefit Plan immediately prior to the Closing Date (the "Affiliated Employees") until WPS otherwise determines after the Effective Time; provided, however, that nothing herein contained shall limit any reserved right contained in any such UPEN Benefit Plan, to amend, modify, suspend, revoke or terminate any such plan. Without limitation of the foregoing, each participant of any such UPEN Benefit Plan shall receive credit for purposes of eligibility to participate and vesting, under a benefit plan of WPS or any of its Subsidiaries or Affiliates for service credited for the corresponding purpose under such benefit plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit. Any person hired by WPS or any of its Subsidiaries after the Closing Date who was not employed by any party hereto or its Subsidiaries immediately prior to the Closing Date shall be eligible to participate in such benefit plans maintained, or contributed to, by WPS or the Subsidiary, for employees of the division or operation in which such person is employed, provided that such person meets the eligibility requirements of the applicable plan.

             Section 7.11   No Solicitations.

             (a) UPEN shall not, and shall use its best efforts to cause its Subsidiaries not to, permit any of its Representatives, directly or indirectly initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to, any Business Combination Proposal (as hereinafter defined), or, in the event of an unsolicited Business Combination Proposal, except to the extent required by their fiduciary duties under applicable law if so advised in a written opinion of outside counsel, engage in negotiations or provide any information or data to any person relating to any Business Combination Proposal.

             (b) UPEN shall notify WPS orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making
   it), within 24 hours of the receipt thereof, shall take reasonable steps to keep WPS informed of the status and details of any such inquiry, offer or proposal, and shall give WPS five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. UPEN shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Business Combination Proposal.

             (c) As used in this Section 7.11, "Business Combination Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving UPEN or any of its material Subsidiaries, or any proposal or offer (in each case, whether or not in writing and whether or not delivered to the shareholders of UPEN generally) to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of UPEN or any of its material Subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

             (d) Nothing contained herein shall prohibit UPEN from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a Business Combination Proposal made by means of a tender offer.

             Section 7.12   WPS Board of Directors; UPPCO Advisory Board.

             (a) WPS Board of Directors. WPS's Board of Directors will take such action as may be necessary to cause the number of directors comprising the full Board of Directors of WPS at the Effective Time to be increased by one member, the class thereof the then current term of which extends for the longest time beyond the Effective Time to be increased by one member and to fill the vacancy thereby created by electing to the WPS Board of Directors a person previously designated by the UPEN Board of Directors and acceptable to the WPS Board of Directors. The directors shall continue to be divided into three classes of approximately equal size. All of the directors of WPS in office immediately preceding the Effective Time shall continue to be directors of WPS thereafter until their respective successors have been duly elected and qualified. Notwithstanding the foregoing, if, prior to the Effective Time, such designee shall decline or be unable to serve, the Board of Directors of UPEN shall designate another person to serve in such person's stead.

             (b) UPPCO Advisory Board. Promptly following the Effective Time, WPS shall cause an advisory board to be appointed to assist the Board of Directors of UPPCO or of any successor thereto to accomplish the transition in the management of UPPCO's operations contemplated by this Agreement. Such advisory shall be appointed for a term of two years, and five persons serving as outside directors of UPEN immediately prior to the effective time will be offered the opportunity to serve on such advisory board. Each member of the advisory board will receive a fee of $10,000 per annum for serving on such board.

             Section 7.13 Employment Contract. At the Effective Time, WPS shall cause UPPCO to enter into an employment agreement with Clarence R. Fisher in the form of Exhibit 7.13 hereto.

             Section 7.14   Operations Following the Effective Time.

             (a) Relationships with Local Suppliers. During the period ending three years after the Effective Time, to extent reasonably practicable and consistent with the past practices of WPS, WPS shall cause supplies and services for UPPCO to be purchased from vendors located in the service area of UPPCO, so long as goods and services available and prices and fees charged by such vendors are reasonably competitive with alternative vendors outside such service area and the quality of such supplies and services is reasonably comparable to that of such alternative vendors.

             (b) Charitable and Community Support Activities. During the period ending five years after the Effective Time, WPS shall provide, or shall cause its Subsidiaries (including, but not limited to, UPPCO) to provide, charitable contributions and community support within the service area of UPPCO at aggregate levels not less than the average annual level of total charitable contributions and community support provided by UPEN and its Subsidiaries during the three calendar years immediately prior to the date of this Agreement.

             Section 7.15 Workforce Matters. Subject to applicable collective bargaining agreements, WPS will offer employment opportunities to employees of UPPCO on terms and conditions consistent with the employment opportunities offered to employees of WPS or its subsidiaries. To the extent that any of such employees are transferred from UPPCO to any affiliate or subsidiary of WPS, WPS will provide relocation assistance and benefits to such employees on terms comparable to those offered by WPS to its own employees. To the extent that any reductions in workforce are deemed to be required, such reductions shall be made on a fair and equitable basis, in light of the circumstances and the objective to be achieved giving appropriate consideration to previous work history, job experience, and qualifications, and treating all employees equally, without regard to whether prior employment was with WPS or any of its Subsidiaries. WPS and UPEN will consult with each other with respect to the retention of personnel pending the Effective Time.

             Section 7.16 Expenses. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

             Section 7.17 Further Assurances. Each party will, and will cause its Subsidiaries and, will use its best efforts to cause its Joint Ventures to, execute such further documents and instruments and take such further actions as may reasonably be requested by the terms hereof. The parties expressly acknowledge and agree that, although it is their current intention to effect a business combination between themselves in the form contemplated by this Agreement, it may be preferable to effectuate such a business combination by means of an alternative structure in light of the conditions set forth in Section 8.1(e), Section 8.2(e), Section 8.2(f),
   Section 8.3(e) and Section 8.3(f). Accordingly, if the only conditions to the parties' obligations to consummate the Merger which are not satisfied or waived are receipt of any one or more of the WPS Required Consents, WPS Required Statutory Approvals, UPEN Required Consents, UPEN Required Statutory Approvals or the opinions referred to in Sections 8.2(e) and 8.3(e), and the adoption of an alternative structure (that otherwise substantially preserves for WPS and UPEN the economic and other material benefits of the Merger) would result in such conditions being satisfied or waived, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided that, prior to closing any such restructured transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary to effect such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger, as applied to such alternative business combination, shall have been satisfied or waived.

             Section 7.18 Charter and By-law Amendments. Prior to the Closing, WPS shall cause its By-laws to be amended as contemplated in
   Section 7.12.

             Section 7.19 Pooling; Long Term Stock Incentive Plan. UPEN shall not, nor shall UPEN permit any of its Subsidiaries or, within the exercise of its best efforts, its Joint Ventures to, take any action which would, or would be reasonably likely to, prevent WPS from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations, and UPEN shall use all reasonable efforts to achieve such result (including taking such actions as may be necessary to cure any facts or circumstances that could prevent such transactions from qualifying for pooling-of-interests accounting treatment).


             Section 7.20 Tax-free Status. Neither party shall, nor shall either party permit any of its Subsidiaries or, within the exercise of its best efforts, its Joint Ventures to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization under Section 368(a) of the Code, and each party hereto shall use all reasonable efforts to achieve such result.

             Section 7.21 Cooperation, Notification. Each party shall, and shall cause its Subsidiaries and shall use its best efforts to cause, its Joint Ventures to

             (a) cause its appropriate representatives to confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations;

             (b) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects;

             (c) advise the other party of any change or event which has, had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of WPS, a WPS Material Adverse Effect or in the case of UPEN, an UPEN Material Adverse Effect; and

             (d) promptly provide the other party with copies of all filings made by such party or any of its Subsidiaries with any state or Federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

             Section 7.22   Third-party Consents.

             (a) WPS shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all WPS Required Consents. WPS shall promptly notify UPEN of any failure or prospective failure to obtain any such consents and, if requested by UPEN, shall provide copies of all WPS Required Consents obtained by WPS to UPEN.

             (b) UPEN shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all UPEN Required Consents.
   UPEN shall promptly notify WPS of any failure or prospective failure to obtain any such consents and, if requested by WPS, shall provide copies of all UPEN Required Consents obtained by UPEN to WPS.


                                  ARTICLE VIII

                                   CONDITIONS

             Section 8.1 Conditions to each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

             (a) Shareholder Approval. The UPEN Shareholders' Approval shall have been obtained.

             (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any Federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable Federal or state law or regulation.

             (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

             (d) Listing of Shares. The shares of WPS Common Stock issuable in the Merger pursuant to Article II shall have been approved for listing on the NYSE and the Chicago Stock Exchange subject only to official notice of issuance.

             (e)  Statutory Approvals.

                  (i) The WPS Required Statutory Approvals and the UPEN Required Statutory Approvals, including the expiration or termination of any applicable waiting periods under the HSR Act and the continued effectiveness of clearance of the Merger under the HSR Act shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as hereinafter defined) and such Final Orders shall not impose terms or conditions which, in the aggregate have, or insofar as reasonably can be foreseen, would have, a material adverse effect on the business, assets, financial condition or results of operations of WPS or UPEN, as the case may be, or which would be materially inconsistent with the agreements of the parties contained herein.

                 (ii) As used in this Agreement, "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

             Section 8.2 Further Conditions to Obligation of UPEN to Effect the Merger. The obligation of UPEN to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by UPEN in writing pursuant to Section 9.5:

             (a) Performance of Obligations of WPS. WPS (and/or its appropriate Subsidiaries) will have performed in all material respects their agreements and covenants contained in or contemplated by this Agreement.

             (b) Representations and Warranties. The representations and warranties of WPS set forth in this Agreement shall be true and correct
   (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate do not, and insofar as reasonably can be foreseen, would not, result in a WPS Material Adverse Effect.

             (c) Closing Certificates. UPEN shall have received a certificate signed by the chief financial officer of WPS, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) with respect to WPS have been satisfied.

             (d) Material Adverse Effect. No WPS Material Adverse Effect shall have occurred, and there shall exist no facts or conditions (other than facts or conditions of general applicability to electric or gas utility companies in the region in which WPS conducts its utility operations) which have, or insofar as reasonably can be foreseen, would have a WPS Material Adverse Effect.

             (e)  Tax Opinions.

                  (i) UPEN shall have received an opinion of Reid & Priest LLP dated as of the Closing Date, to the effect that the Merger will be treated as a tax-free reorganization under Section 368(a) of the Code, and

                  (ii) UPEN and Reid & Priest LLP shall have had the opportunity to review the tax opinions of WPS's counsel received pursuant to Sections 8.3(e)(i), including the representations, covenants or other matters in reliance on which the opinions are being rendered, and shall be reasonably satisfied with the completeness and accuracy of said opinions.

             (f) Required Consents. The WPS Required Consents, the failure of which to obtain would have a WPS Material Adverse Effect shall have been obtained.

             (g) Legal Opinion. UPEN shall have received an opinion of Foley & Lardner substantially in the form of Exhibit 8.2(g).

             (h) Trigger of WPS Rights. No event has occurred that would result in the triggering of any right or entitlement or WPS shareholders under the WPS Rights Agreement, including a "flip in" or "flip over" or similar event commonly described in such rights plans has occurred, which, in the reasonable judgment of UPEN, would have or be reasonably likely to result in a WPS Material Adverse Effect or materially change the number of outstanding equity securities of WPS, and the WPS Rights shall not have become nonredeemable by any action of the WPS Board of Directors.

             Section 8.3 Further Conditions to Obligation of WPS to Effect the Merger. The obligation of WPS to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by WPS in writing pursuant to Section 9.5:

             (a) Performance of Obligations of UPEN. UPEN (and/or its appropriate Subsidiaries) will have performed their agreements and covenants contained in Sections 6.3 and 6.4 and will have performed in all material respects their other agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

             (b) Representations and Warranties. The representations and warranties of UPEN set forth in this Agreement shall be true and correct
   (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate do not, and insofar as reasonably can be foreseen, would not, result in an UPEN Material Adverse Effect.

             (c) Closing Certificates. WPS shall have received a certificate signed by the chief executive officer or chief financial officer of UPEN, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Section 8.3(a) and
   Section 8.3(b) with respect to UPEN have been satisfied.

             (d) Material Adverse Effect. No UPEN Material Adverse Effect shall have occurred, and there shall exist no facts or conditions (other than facts or conditions of general applicability to electric utility companies in the Upper Peninsula of Michigan including, but not limited to, "open access" or other general restructuring orders or legislation which have, or insofar as reasonably can be foreseen, would have an UPEN Material Adverse Effect.

             (e)  Tax Opinions.

                  (i) WPS shall have received an opinion of Foley & Lardner dated as of the Closing Date, to the effect that the Merger will be treated as a tax-free reorganization under Section 368(a) of the Code; and

                  (ii) WPS and Foley & Lardner shall have had the opportunity to review the tax opinions of tax counsel, as set forth in Section 8.2(e)(i), including the representations, covenants or other matters in reliance on which the opinions are being rendered, and shall be reasonably satisfied with the completeness and accuracy of said opinions.

             (f) Required Consents. The UPEN Required Consents, the failure of which to obtain would have an UPEN Material Adverse Effect, shall have been obtained.

             (g) Affiliate Agreements. WPS shall have received Affiliate Agreements, duly executed by each Affiliate of UPEN, substantially in the form of Exhibit 7.8, as provided in Section 7.8, or shall be satisfied by the alternative stock legend process described at Section 7.8 hereof.

             (h) Pooling. WPS shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory to WPS, stating that the transactions effected pursuant to this Agreement will qualify as a pooling of interests transaction pursuant to GAAP and applicable SEC regulations.

             (i) Legal Opinion. WPS shall have received an opinion of Reid & Priest LLP substantially in the form of Exhibit 8.3(i) hereto.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

             Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of UPEN contemplated by this Agreement:

             (a)  by mutual written consent of WPS and UPEN;

             (b) by either party hereto, by written notice to the other party, if the Effective Time shall not have occurred on or before December 31, 1998 (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Initial Termination Date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 8.1(e), 8.2(f) and/or 8.3(f) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to June 30, 1999;

             (c) by either party hereto, by written notice to the other parties, if the UPEN Shareholders' Approval shall not have been obtained at a duly held UPEN meeting thereof, including any adjournments thereof;

             (d) by either party hereto, if any state or Federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger or by either party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

             (e) by UPEN, upon two days' prior notice to WPS, if, as a result of a tender offer by a party other than WPS or any WPS Affiliate or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "Business Combination") by a party other than WPS or any WPS Affiliates, the Board of Directors of UPEN determines in good faith that its fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that

                  (i) the Board of Directors of UPEN shall have been advised in a written opinion of outside counsel that after giving due consideration to a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and after giving due consideration to all concessions which may be offered by WPS in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and

                  (ii) prior to any such termination, UPEN shall, and shall cause its respective financial and legal advisors to, negotiate with WPS to make such adjustments in the terms and conditions of this Agreement as would enable UPEN to proceed with the transactions contemplated herein on such adjusted terms;

             (f)  by UPEN, by written notice to WPS, if

                  (i) there exists any breach or breaches of the representations and warranties of WPS made herein as of the date hereof which breaches, individually or in the aggregate have or, insofar as reasonably can be foreseen, would have, a WPS Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by WPS, of notice in writing from UPEN, specifying the nature of such breaches and requesting that they be remedied;

                  (ii) WPS (and/or its appropriate Subsidiaries) shall have failed to perform and comply with, in all material respects, their other agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 20 days after receipt by WPS, of notice in writing from UPEN, specifying the nature of such failure and requesting that it be remedied; or

                  (iii) the Board of Directors of WPS or any committee thereof:

                       (A) shall withdraw or modify in any manner materially adverse to UPEN its approval or recommendation of this Agreement, or the Merger, or

                       (B)  shall fail to reaffirm such approval or
             recommendation upon UPEN's request, or

                       (C) shall resolve to take any of the actions specified in clause (A) or (B);

             (g)  by WPS, by written notice to UPEN, if

                  (i) there exists any breach or breaches of the representations and warranties of UPEN made herein as of the date hereof which breaches, individually or in the aggregate have or, insofar as reasonably can be foreseen, would have, an UPEN Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by UPEN, of notice in writing from WPS, specifying the nature of such breaches and requesting that they be remedied;

                  (ii) UPEN (and/or its appropriate Subsidiaries shall not have performed and complied with its agreements and covenants contained in Sections 6.3 and 6.4 or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by UPEN, of notice in writing from WPS, specifying the nature of such failure and requesting that it be remedied; or

                  (iii) the Board of Directors of UPEN or any committee thereof:

                       (A) shall withdraw or modify in any manner materially adverse to WPS its approval or recommendation of this Agreement, or the Merger,

                       (B)  shall fail to reaffirm such approval or
             recommendation upon WPS's request,

                       (C)  shall approve or recommend any Business
             Combination involving UPEN other than the Merger or any tender offer for the shares of capital stock of UPEN, in each case by or involving a party other than WPS or any of its Affiliates or

                       (D) shall resolve to take any of the actions specified in clause (A), (B) or (C).

             Section 9.2 Effect of Termination. Subject to Section 10.1(b), in the event of termination of this Agreement by WPS or UPEN pursuant to Section 9.1 there shall be no liability on the part of either WPS or UPEN or their respective officers or directors hereunder, except that Section 7.1(b), Section 7.16, Section 9.3, Section 10.2 and Section
   10.8 shall survive the termination.

             Section 9.3    Termination Fee.

             (a) Termination Fee Upon Breach. If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (x) Section 9.1(f)(i) or (ii) or (y) Section 9.1(g)(i) or (ii), then the breaching party shall promptly (but no later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash $3,000,000 if the termination occurs on or before January 10, 1998; $4,500,000 if the termination occurs after January 10, 1998 but on or before July 10, 1998; and $6,000,000 if the termination occurs at any time after July 10, 1998; provided, however, that, if this Agreement is terminated by a party as a result of a willful breach of this Agreement by the other party, the non-breaching party may pursue any other remedies available to it at law or in equity, and its recovery shall not be limited to the applicable amount previously specified and the non-breaching party shall be entitled to such additional amounts as it may be entitled to receive at law or in equity, provided, however, that such termination damages shall be reduced by any amount paid pursuant to the liquidated damage amounts defined herein.

             (b)  Additional Termination Fee.  If

                  (i)  this Agreement

                       (A) is terminated by UPEN pursuant to Section 9.1(e),

                       (B) is terminated following a failure of the shareholders of UPEN to grant the necessary approvals described in Section 5.13 or

                       (C) is terminated as a result of UPEN's material breach of Section 7.4, and

                  (ii) at the time of such termination or prior to the meeting of UPEN's shareholders there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving, UPEN or any of its Affiliates which, at the time of such termination or of the meeting of UPEN's shareholders, shall not have been (A) rejected by UPEN and its board of directors or (B) withdrawn by the third party, and

                  (iii) within two and one-half years of any such termination described in clause (i) above, UPEN becomes a Subsidiary of such offeror or a Subsidiary of an Affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or an Affiliate thereof, then UPEN (jointly and severally with its Affiliates), at the closing (and as a condition to the closing) of UPEN becoming such a Subsidiary or of such Business Combination, will pay to WPS in cash an aggregate termination fee of $3,000,000 if the termination shall have occurred on or before January 10, 1998; $4,500,000 if the termination shall have occurred after January 10, 1998, and on or before July 10, 1998; and $6,000,000 if the termination shall have occurred at any time after July 10, 1998.

             (c) Expenses. The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by the Agreement and the termination fees constitute liquidated damages (subject to the proviso to Section 9.3(a)) and are not penalties. If one party fails to promptly pay to the other party any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Firstar Bank Milwaukee N.A. from the date such fee was required to be paid.


             Section 9.4    Amendment.

             (a) This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of UPEN and prior to the Effective Time, but after such approval, no such amendment shall

                  (i) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under Article II, or

                  (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of WPS and UPEN Common Stock.

             (b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

             Section 9.5    Waiver.

             (a) At any time prior to the Effective Time, the parties hereto may

                  (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

                  (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and

                  (iii) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law.

             (b) Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X

                               GENERAL PROVISIONS

             Section 10.1   Non-survival; Effect of Representations and
   Warranties.

             (a) All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section
   10.1 and in Article II, Section 7.5 (Director and Officer Indemnification), Section 7.9 (Employee Agreements), Section 7.10 (Employee Benefit Plans), Section 7.12 (a) (WPS Board of Directors),
   Section 7.12(b) (UPPCO Advisory Board), Section 7.13 (Employment Contract), Section 7.16 (Expenses), Section 10.2 (Brokers) and Section
   10.7 (Parties in Interest).

             (b) No party may assert a claim for breach of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connection with the termination of this Agreement pursuant to Section 9.1(f)(i) or Section 9.1(g)(i) (or pursuant to any other subsection of Section 9.1 if the terminating party would have been entitled to terminate this Agreement pursuant to Section 9.1(f)(i) or
   Section 9.1(g)(i)).

             Section 10.2   Brokers.

             (a) WPS represents and warrants that, except for Robert W. Baird & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger, or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of WPS.

             (b) UPEN represents and warrants that, except for Wasserstein Perella & Co., Inc., whose fees have been disclosed to WPS prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of UPEN.

             Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by reputable overnight courier service,
   (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a)  If to WPS, to:        WPS Resources Corporation
                                        700 North Adams Street
                                        P.O. Box 19001
                                        Green Bay, WI  54307-9001

                  Attention:            Larry L. Weyers
                                        President and Chief
                                        Executive Officer

                  Telephone:            (414) 433-1334
                  Telecopy:             (414) 433-1693

                  with a copy to:       Foley & Lardner
                                        777 East Wisconsin Avenue
                                        Milwaukee, WI 53202-5367

                  Attention:            Allen W. Williams, Jr., Esq.

                  Telephone:            (414) 297-5829
                  Telecopy:             (414) 297-4900


             (b) If to UPEN, to:        Upper Peninsula Energy Corporation
                                        600 Lake Shore Drive
                                        Houghton, MI  49931

                  Attention:            Clarence R. Fisher, Chairman of the
                                        Board, President and Chief
                                        Executive Officer

                  Telephone:            (906) 487-5000
                  Telecopy:             (906) 487-5056

                  with a copy to:       Reid & Priest LLP
                                        40 West 57th Street
                                        New York, NY  10019-4097

                  Attention:            Richard S. Green, Esq.

                  Telephone:            (212) 603-2000
                  Telecopy:             (212) 603-2001


             Section 10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein)

             (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement;

             (b)  shall not be assigned by operation of law or otherwise; and

             (c) shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the MBCA.

             Section 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

             Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

             Section 10.7 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; except as provided in Section 7.5(e) nothing in this Agreement, express or implied, shall confer upon any person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

             Section 10.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

             IN WITNESS WHEREOF, WPS and UPEN have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                        WPS RESOURCES CORPORATION

   Attest:


   By: /s/ R. G. Baeten, Treasurer      By:    /s/ Larry L. Weyers
                                        Name:  Larry L. Weyers
                                        Title: President & CEO


                                        UPPER PENINSULA ENERGY CORPORATION

   Attest:


   By: /s/ B. C. Arola, Sec.            By:    /s/ Clarence R. Fisher
                                        Name:  Clarence R. Fisher
                                        Title: President & CEO

                                              Exhibit 1.3 to Merger Agreement


                                 PLAN OF MERGER


             THIS PLAN OF MERGER, dated as of July 10, 1997 (the "Plan of Merger"), is entered into by and between WPS Resources Corporation, a Wisconsin corporation ("WPS Resources"), and Upper Peninsula Energy Corporation, a Michigan corporation ("UPEN"). This Plan of Merger is being entered into pursuant to an Agreement and Plan of Merger, dated as of July 10, 1997, (the "Merger Agreement"), between WPS Resources and UPEN. The Merger Agreement, provides for the merger of UPEN with and into WPS Resources (the "Merger").

             NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties hereto, intending to be legally bound hereby, agree to as follows:

                                    ARTICLE I

                                   THE MERGER

             1.01. The Merger. Subject to the terms and conditions of the Merger Agreement and this Plan of Merger, UPEN shall be merged with and into WPS Resources in accordance with and with the effect as provided in the Wisconsin Business Corporation Law (the "WBCL") and the Michigan Business Corporation Act (the "MBCA"). WPS Resources shall be the surviving corporation in the Merger (sometimes hereafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Wisconsin. The separate corporate existence of UPEN shall cease.

             1.02. Effective Time of the Merger. Subject to the provisions of the Merger Agreement and this Plan of Merger, articles of merger (the "Articles of Merger") and a certificate of merger shall be duly prepared and executed by or on behalf of UPEN and WPS Resources and thereafter delivered to Department of Financial Institutions of the State of Wisconsin and the Department of Commerce of the State of Michigan as appropriate for filing, as provided in the WBCL and the MBCA, on the Closing Date (as defined in the Merger Agreement). The Merger shall become effective at the time specified in the Articles of Merger filed with the Department of Financial Institutions of the State of Wisconsin and the Department of Consumer and Industry Services of the State of Michigan (the "Effective Time"), or absent such specification upon such filing.

             1.03. Restated Articles of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the Restated Articles of Incorporation of WPS Resources and the By-laws of WPS Resources in effect immediately prior to the Effective Time shall be the Restated Articles of Incorporation and the By-laws, respectively, of the Surviving Corporation.

             1.04. Directors and Officers of the Surviving Corporation. Except as otherwise provided the Merger Agreement, the directors and officers of WPS Resources at the Effective Time shall, from and after the Effective Time, continue as the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

             1.05. Outstanding Shares. The designation and number of outstanding shares of WPS Resources is as set forth in Section 4.2 of the Merger Agreement. The designation and number of outstanding shares of UPEN is as set forth in Section 5.3 of the Merger Agreement, and the vote required on the part of the shareholders of UPEN with respect to the Merger is as set forth in Section 5.13 of the Merger Agreement. The number of outstanding shares of WPS Resources and of UPEN is subject to change before the Effective Time, as provided in the Merger Agreement, but, in the case of UPEN, subject to the limitations contained therein (including, but not limited to, Sections 6.3 and 6.4 thereof), and additionally shares of WPS Resources may be issud or retired as may be approved by its Board of Directors.

                                   ARTICLE II

                              CONVERSION OF SHARES

             2.01. Cancellation and Conversion of UPEN Common Stock. At the Effective Time, in accordance with the terms and conditions set forth in the Merger Agreement, and by virtue of the Merger and without any action on the part of any holder of shares of Common Stock, without par value of UPEN ("UPEN Common Stock"):

             (a) Cancellation of Certain UPEN Common Stock. Each share of UPEN Common Stock that is owned by UPEN or WPS Resources or any of their respective subsidiaries shall be canceled and cease to exist, and no consideration shall be delivered in exchange therefor.

             (b) Conversion of Certain UPEN Common Stock. Each share of UPEN Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.01(a) shall be converted into the right to receive nine tenths (0.9) of a share of Common Stock, $1.00 par value, of WPS Resources ("WPS Resources Common Stock"), including, if applicable, the associated rights to purchase shares of WPS Resources Common Stock (the "Rights") pursuant that certain Rights Agreement between WPS Resources and Firstar Trust Company, as Rights Agent thereunder, dated December 12, 1996 (the "Rights Agreement"). Until the Distribution Date (as defined in the Rights Agreement), all references in this Plan of Merger to the WPS Resources Common Stock shall be deemed to include the associated Rights.

             (c) No Fractional Shares. Notwithstanding any other provision of this Plan of Merger to the contrary, no certificates or scrip representing fractional shares of WPS Resources Common Stock shall be issued in the Merger, and such fractional shares shall not entitle the owner thereof to vote as, or to any rights of, a holder of, WPS Resources Common Stock. In lieu of any such fractional shares, a holder of UPEN Common Stock who would otherwise have been entitled to a fractional share of WPS Resources Common Stock shall receive a cash payment in an amount equal to the product (rounded to the nearest cent) of such fraction (rounded to the nearest thousandth) multiplied by the average of the last reported sales price, per share of WPS Resources Common Stock as reported in the New York Stock Exchange ("NYSE") Composite Tape transactions as reported in The Wall Street Journal for the last ten trading days prior to and including the last trading day prior to the Effective Time on which WPS Resources Common Stock was traded on the NYSE, without any interest thereon.

             2.02. WPS Resources Common Stock. The shares of WPS Resources Common Stock issued and outstanding immediately prior to the Effective Time shall not be affected in any manner by virtue of the Merger.

                                   ARTICLE III

                             CONDITIONS; TERMINATION

             3.01. Conditions to the Merger. Consummation of the Merger is conditioned upon the satisfaction or waiver of the conditions precedent set forth in Article VIII of the Merger Agreement.

             3.02. Termination. This Plan of Merger shall terminate forthwith in the event that the Merger Agreement shall be terminated as therein provided. In the event of the termination of this Plan of Merger as provided above, this Plan of Merger shall forthwith become void and there shall be no liability on the part of any of the parties hereto, except as otherwise provided in the Merger Agreement.

                                   ARTICLE IV

                               GENERAL PROVISIONS

             4.01. Counterparts. This Plan of Merger may be executed in counterparts, each of which shall constitute one and the same instrument.

             4.02. Headings. The headings in this Plan of Merger are inserted for convenience only and shall not constitute a part hereof.

             IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be duly executed as of the date first above written.


                                 WPS RESOURCES CORPORATION
                                 ("WPS Resources")


                                 By: /s/ P.D. Schrickel, EVP


                                 Attest: /s/ R.G. Baeten, Treasurer



                                 UPPER PENINSULA ENERGY CORPORATION
                                 ("UPEN")


                                 By: /s/ Clarence R. Fisher, Pres. & CEO


                                 Attest:  /s/ B.C. Arola, Sec.

              APPENDIX B - WASSERSTEIN PERELLA & CO., INC. OPINION

                 [Letterhead of Wasserstein Perella & Co., Inc.]



                                                                July 10, 1997



   Board of Directors
   Upper Peninsula Energy Corporation
   600 Lakeshore Drive
   Houghton, MI  49931-0130

   Members of the Board:

             You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock without par value (the "Shares") of Upper Peninsula Energy Corporation (the "Company") of the Exchange Ratio (as defined below) provided for pursuant to the terms of the Agreement and Plan of Merger, dated as of July 10, 1997 (the "Merger Agreement"), by and between the Company and WPS Resources Corporation ("Acquiror"). The Merger Agreement provides for, among other things, a merger of the Company with and into the Acquiror (the "Transaction") pursuant to which each outstanding Share will be converted into the right to receive 0.900 shares of common stock, par value $1.00 per share, of the Acquiror (the "Exchange Ratio").

             In connection with rendering our opinion, we have reviewed the Merger Agreement. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company and the Acquiror for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by the Company and the Acquiror and provided to us for purposes of our analysis, and we have met with management of the Company and the Acquiror to review and discuss such information and, among other matters, the Company's and the Acquiror's respective businesses, operations, assets, financial condition and future prospects.

             We have reviewed and considered certain financial and stock market data relating to the Company and the Acquiror, and we have compared that data with similar date for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company and the Acquiror or one or more of their respective businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the US electric utility industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Transaction or otherwise relevant to our inquiry. We have also performed such other studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

             In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us and we have assumed, without your consent, that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's and the Acquiror's managements, and we express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. We have not reviewed any of the books and records of the Company or the Acquiror, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or the Acquiror, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or the Acquiror. We note that the Transaction is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and we have assumed that the Transaction will so qualify. You have informed us, and we have assumed, that the Transaction will be recorded as a pooling-of-interests under generally accepted accounting principles. We have assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without material waiver or modification. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We are not expressing any opinion as to the prices or trading ranges in which the securities of the Company or the Acquiror will actually trade at any time.

             We are acting as financial advisor to the Company in connection with the proposed Transaction and will receive a fee for our services, a major portion of which is contingent upon the consummation of the Transaction, as well as a fee for rendering this opinion. In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

             Our opinion addresses only the fairness from a financial point of view to the holders of Shares of the Company of the Exchange Ratio, and we do not express any views on any other terms of the Transaction. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement.

             It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and except for inclusion in its entirety in a registration statement or proxy statement or both relating to the Transaction, may not be quoted, used or reproduced for any other purpose without or prior written consent. This opinion does not constitute a recommendation to any shareholder with respect to how such holder should vote with respect to the Transaction, and should not be relied upon by any shareholder as such.

             Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair to holders of Shares of the Company from a financial point of view.

                                      Very truly yours,

                                      WASSERSTEIN PERELLA & CO., INC.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


   ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             The Wisconsin Business Corporation Law and the By-Laws of WPS permit indemnification of WPS's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. In addition, WPS has purchased insurance permitted by the law of Wisconsin on behalf of directors, officers, employees or agents which may cover liabilities under the Securities Act.

             The Merger Agreement provides that, to the extent not prohibited by law, all rights of indemnification in favor of current or former directors or officers of UPEN as provided in the Articles of Incorporation or By-laws of UPEN for acts or omissions occurring prior to the Effective Time, will continue in full force and effect for a period of not less than six years from the Effective Time. The Merger Agreement also provides that, to the extent permitted by law and not provided by an existing right of indemnification or other agreement or policy, WPS shall indemnify, defend and hold harmless all current or former directors or officers of UPEN for acts or omissions occurring prior to the Effective Time that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of UPEN or of any UPEN subsidiary or that are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement, and that for a period of six years from the Effective Time, WPS will cause to be maintained, UPEN's directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time for directors and officers of UPEN who were covered under such policy as in effect on July 10, 1997, or obtain new policies of such insurance at least as favorable as the most favorable coverage offered by policies currently maintained by UPEN and WPS, so long as the annual premium would not be in excess of 250% of the aggregate premiums paid by UPEN for such insurance as of July 10, 1997, and provided that if the annual premiums of such insurance coverage exceed such amount, WPS shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of WPS, for a cost not exceeding such amount.

   ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   EXHIBIT NO.                      DESCRIPTION

   2.1 Agreement and Plan of Merger, dated as of July 10, 1997, by and among WPS and UPEN (included as Appendix A to the Proxy Statement/Prospectus forming part of this Registration Statement).

   3(a) Restated Articles of Incorporation of WPS. (Incorporated by reference from Appendix B to Amendment No. 1 to WPS'S Registration Statement on Form S-4, filed February 28, 1994 [Reg. No. 33-52199])

   3(b) By-Laws of WPS as in effect July 11, 1996. (Incorporated by reference to Exhibit 3(ii) to Form 10-Q for the quarter ended September 30, 1996 [File No. 1-11337]).

   4 Copy of Rights Agreement, dated December 12, 1996 between WPS and Firstar Trust Company (Incorporated by reference to Exhibit 4.1 to Form 8-A filed December 13, 1996 [File No. 1-11337]).

   5 Opinion of Foley & Lardner, counsel for WPS, regarding validity of Securities being registered.

   8(a) Opinion of Foley & Lardner, regarding certain federal income tax matters.

   8(b) Opinion of Reid & Priest LLP, regarding certain federal income tax matters.

   10(a)(1) Form of Employment Contract by and between Clarence R. Fisher and Upper Peninsula Power Company.

   10(a)(2) Copy of Joint Power Supply Agreement among Wisconsin Public Service Corporation, Wisconsin Power and Light Company, and Madison Gas and Electric Company, dated February 2, 1967 (Incorporated by reference to Exhibit 4.09 [File
               No. 2-27308]).

   10(b) Copy of Joint Power Supply Agreement (Exclusive of Exhibits) among Wisconsin Public Service Corporation, Wisconsin Power and Light Company, and Madison Gas and Electric Company dated July 26, 1973 (Incorporated by reference to Exhibit 5.04A in File No. 2-48781).

   10(c) Copy of Basic Generating Agreement, Unit 4, Edgewater Generating Station, dated June 5, 1967, between Wisconsin Power and Light Company and Wisconsin Public Service Corporation (Incorporated by reference to Exhibit 4.10 in File No. 2-27308).

   10(c)(1) Copy of Agreement for Construction and Operation of Edgewater 5 Generating Unit, dated February 24, 1983, between Wisconsin Power and Light Company, Wisconsin Electric Power Company, and Wisconsin Public Service Corporation (Incorporated by reference to Exhibit 10C-1 to Form 10-K of Wisconsin Public Service Corporation for the year ended December 31, 1983 [File No. 1-3016]).

   10(c)(2) Amendment No. 1 to Agreement for Construction and Operation of Edgewater 5 Generating Unit, dated December 1, 1988 (Incorporated by reference to Exhibit 10C-2 to Form 10-K of Wisconsin Public Service Corporation for the year ended December 31, 1988 [File No. 1-3016]).

   10(d) Copy of revised Agreement for Construction and Operation of Columbia Generating Plant among Wisconsin Public Service Corporation, Wisconsin Power and Light Company, and Madison Gas and Electric Company, dated July 26, 1973 (Incorporated by reference to Exhibit 5.07 in File No. 2-48781).

   10(e) Copy of Guaranty and Agreements and Note Agreements for Wisconsin Public Service Corporation Employee Stock Ownership Plan and Trust (ESOP) dated November 1, 1990 (Incorporated by reference to Exhibits 10.1 and 10.2 to Form 8-K of Wisconsin Public Service Corporation filed November 2, 1990 [File No. 1-3016]).

   10(f)(1) Copy of WPS Resources Corporation Deferred Compensation Plan. (Incorporated by reference to Exhibit 10.5 to Form 10-Q for the quarter ended June 30, 1997 [File No. 1-1137]).

   10(f)(2) Copy of Form of Executive Employment and Severance Agreement entered into between WPS Resources Corporation and each of Ralph G. Baeten, Daniel P. Bittner, Diane L. Ford, Richard E. James, Thomas P. Meinz, Phillip M. Mikulsky, Wayne J. Peterson, Patrick D. Schrickel, Charlie A. Schrock, Clark R. Steinhardt, Bernard J. Treml and Larry L. Weyers. (Incorporated by reference to Exhibit 10.6 to Form 10-Q for the quarter ended June 30, 1997 [File No. 1-1137]).

   21 Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 21 of WPS Resources Corporation--Wisconsin Public Service Corporation Form 10-K filed March 7, 1997 [File No. 1-11337]).

   23(a)       Consent of Arthur Andersen LLP with respect to WPS.

   23(b)       Consent of Deloitte & Touche LLP with respect to UPEN.

   23(c)       Consent of Wasserstein Perella & Co., Inc.

   24          Powers of Attorney.

   99.1 Form of Proxy to be used in connection with the Special Meeting of Shareholders of UPEN.

   ITEM 22.  UNDERTAKINGS

             The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.
        Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
   Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

             (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (7) To respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

             (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF GREEN BAY, STATE OF WISCONSIN, ON AUGUST 26, 1997.

                                        WPS RESOURCES CORPORATION


                                        By:     /s/ Larry L. Weyers
                                                Larry L. Weyers
                                                President and Chief Executive
                                                Officer


                       __________________________________

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.*


   /s/ Larry L. Weyers
   Larry L. Weyers
   President and Chief Executive Officer
   (Principal Executive Officer and Director)


   /s/ Daniel P. Bittner
   Daniel P. Bittner
   Vice President and Chief Financial Officer
   (Principal Financial Officer)


   /s/ Diane L. Ford
   Diane L. Ford
   Controller
   (Principal Accounting Officer)


   A. Dean Arganbright
   Michael S. Ariens
   Richard A. Bemis
   Sister M. Lois Bush                  By      /s/ Larry L. Weyers
   Robert S. Gallagher                          Larry L. Weyers
   Kathryn M. Hasselblad-Pascale                  Attorney-in-Fact
   James L. Kemerling
   Daniel A. Bollom


      * Each of the above signatures is affixed as of August 26, 1997

                                  EXHIBIT INDEX

   EXHIBIT NO.                   DESCRIPTION                         PAGE NO.

   2.1 Agreement and Plan of Merger, dated as of July 10, 1997, by and among WPS and UPEN (included as Appendix A to the Proxy Statement/Prospectus forming part of this Registration Statement).

   3(a)           Restated Articles of Incorporation of WPS.
                  (Incorporated by reference from Appendix B to Amendment No. 1 to WPS'S Registration Statement on Form S-4, filed February 28, 1994 [Reg. No. 33-52199])

   3(b)           By-Laws of WPS as in effect July 11, 1996.
                  (Incorporated by reference to Exhibit 3(ii) to Form 10-Q for the quarter ended September 30, 1996 [File No. 1-11337]).

   4 Copy of Rights Agreement, dated December 12, 1996 between WPS and Firstar Trust Company (Incorporated by reference to Exhibit 4.1 to Form 8-A filed December 13, 1996 [File No. 1-11337]).

   5 Opinion of Foley & Lardner, counsel for WPS, regarding validity of Securities being registered.

   8(a) Opinion of Foley & Lardner, regarding certain federal income tax matters.

   8(b) Opinion of Reid & Priest LLP, regarding certain federal income tax matters.

   10(a)(1) Form of Employment Contract by and between Clarence R. Fisher and Upper Peninsula Power Company.

   10(a)(2) Copy of Joint Power Supply Agreement among Wisconsin Public Service Corporation, Wisconsin Power and Light Company, and Madison Gas and Electric Company, dated February 2, 1967 (Incorporated by reference to Exhibit 4.09 [File No. 2-27308]).

   10(b) Copy of Joint Power Supply Agreement (Exclusive of Exhibits) among Wisconsin Public Service Corporation, Wisconsin Power and Light Company, and Madison Gas and Electric Company dated July 26, 1973 (Incorporated by reference to Exhibit 5.04A in File No. 2-48781).

   10(c) Copy of Basic Generating Agreement, Unit 4, Edgewater Generating Station, dated June 5, 1967, between Wisconsin Power and Light Company and Wisconsin Public Service Corporation (Incorporated by reference to Exhibit 4.10 in File No. 2-27308).

   10(c)(1) Copy of Agreement for Construction and Operation of Edgewater 5 Generating Unit, dated February 24, 1983, between Wisconsin Power and Light Company, Wisconsin Electric Power Company, and Wisconsin Public Service Corporation (Incorporated by reference to Exhibit 10C-1 to Form 10-K of Wisconsin Public Service Corporation for the year ended December 31, 1983 [File No. 1-3016]).

   10(c)(2) Amendment No. 1 to Agreement for Construction and Operation of Edgewater 5 Generating Unit, dated December 1, 1988 (Incorporated by reference to Exhibit 10C-2 to Form 10-K of Wisconsin Public Service Corporation for the year ended December 31, 1988 [File No. 1-3016]).

   10(d) Copy of revised Agreement for Construction and Operation of Columbia Generating Plant among Wisconsin Public Service Corporation, Wisconsin Power and Light Company, and Madison Gas and Electric Company, dated July 26, 1973 (Incorporated by reference to Exhibit 5.07 in File No. 2-48781).

   10(e) Copy of Guaranty and Agreements and Note Agreements for Wisconsin Public Service Corporation Employee Stock Ownership Plan and Trust (ESOP) dated November 1, 1990 (Incorporated by reference to Exhibits 10.1 and 10.2 to Form 8-K of Wisconsin Public Service Corporation filed November 2, 1990 [File No. 1-3016]).

   10(f)(1) Copy of WPS Resources Corporation Deferred Compensation Plan. (Incorporated by reference to Exhibit 10.5 to Form 10-Q for the quarter ended June 30, 1997 [File No. 1-1137]).

   10(f)(2) Copy of Form of Executive Employment and Severance Agreement entered into between WPS Resources Corporation and each of Ralph G. Baeten, Daniel P. Bittner, Diane L. Ford, Richard E. James, Thomas P. Meinz, Phillip M. Mikulsky, Wayne J. Peterson, Patrick D. Schrickel, Charlie
                  A. Schrock, Clark R. Steinhardt, Bernard J. Treml and Larry
                  L. Weyers. (Incorporated by reference to Exhibit 10.6 to Form 10-Q for the quarter ended June 30, 1997 [File No. 1-1137]).

   21 Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 21 of WPS Resources Corporation-- Wisconsin Public Service Corporation Form 10-K filed March 7, 1997 [File No. 1-11337]).

   23(a) Consent of Arthur Andersen LLP with respect to WPS.

   23(b)          Consent of Deloitte & Touche LLP with
                  respect to UPEN.

   23(c)          Consent of Wasserstein Perella & Co., Inc.

   24             Powers of Attorney.

   99.1 Form of Proxy to be used in connection with the Special Meeting of Shareholders of UPEN.